Exhibit 4.8

EXECUTION VERSION

November 9, 2011

Adeco Agropecuaria S.A.

Fondo de la Legua 936

B1640EDO | Martínez

Buenos Aires, Argentina

Pilagá S.A.

Fondo de la Legua 936

B1640EDO | Martínez

Buenos Aires, Argentina

Re: Loan No. 2028A/OC-AR—Offer No. 2/2011

Ladies and Gentlemen:

1.	We make reference to the Loan Agreement, dated as of December 19, 2008 (as amended from time to time, the “Loan Agreement”), among Adeco Agropecuaria S.A., (“Adeco”), Pilagá S.A. (formerly, Pilagá S.R.L.) (“Pilagá”, and jointly with Adeco, the “Borrowers”) and the Inter-American Development Bank (“IDB”). Capitalized terms used but not defined in this offer letter have the meanings assigned to them in the Loan Agreement. The rules of interpretation set forth in Section 1.2 (Interpretation) of the Loan Agreement shall apply to this offer letter.

2.	We hereby offer to you the option to accept certain new terms to the Loan Agreement pursuant to the terms set forth in Schedule 1 hereto (the “Offer No. 2/2011”). The Offer No. 2/2011 can only be accepted by delivery of a written copy of your acceptance to IDB not later than close of business in Washington, DC on November 9th, 2011.

3.	If you accept this Offer No. 2/2011 as stated in paragraph 2 above any such acceptance delivered pursuant to paragraph 2 above shall be irrevocable and such acceptance and the terms set forth in this Offer No. 2/2011 shall remain in force until the Loan has been repaid in full.

4.	The terms and conditions of the Loan Agreement in effect as of the date of this Offer No. 2/2011 shall continue in full force and effect unchanged, except as amended by this Offer No. 2/2011 upon its acceptance by each of the Borrowers.

5.	THIS OFFER NO. 2/2011 IS GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA.

6.	The provisions of Section 8.1 (Notices), Section 8.5 (Counterparts), Section 8.7 (Amendment), Section 8.10 (Applicable Law and Jurisdiction), Section 8.11 (Term of Agreement), Section 8.13 (Entire Agreement), Section 8.14 (No Third Party Beneficiaries) and Section 8.15 (Waiver and Estoppel) of the Loan Agreement are incorporated herein and shall apply to this Offer No. 2/2011, mutatis mutandis.

This is an offer and, if not accepted in writing as provided in Section 2 herein by November 9, 2011, shall expire.

Yours truly,

INTER-AMERICAN DEVELOPMENT BANK

Name: Title:

November 9th, 2011

Inter-American Development Bank

1300 New York Avenue, N.W.

Washington, D.C. 20577

United States of America

Attention: Structured and Corporate Finance Department, Portfolio Management Unit

Ladies and Gentlemen:

We hereby accept the Offer No. 2/2011, dated as of November 9th, 2011.

Yours truly,

ADECO AGROPECUARIA S.A.		PILAGÁ S.A.

By:		By:
Name:		Name:
Title:	Authorized Representative	Title:	Authorized Representative

EXECUTION VERSION

Schedule 1:

Terms of the Offer No. 2/2011

RECITALS

WHEREAS, pursuant to a loan agreement dated as of December 19, 2008, between Adeco Agropecuaria S.A. and Pilagá S.A. (each a “Borrower” and collectively the “Borrowers”) on the one hand, and the Inter-American Development Bank (“IDB”) on the other hand, as amended by: the Offer 01/2009, dated February 20, 2009, the Waiver Request No. 2, dated December 24, 2009, the Amendment Offer No. 2/2009, dated December 29, 2009, the Waiver Request No. 3/2010, dated March 30, 2010, the Offer No. 4/2010, dated May 14, 2010, the Amendment Offer No. 5/2010, dated November 8, 2010, the Offer No. 6/2010, dated December 28, 2010, the Offer No. 1/2011, dated January 25, 2011 and the Amendment Offer No. 1/2011, dated March 24, 2011 (the “Original Loan Agreement”, and as amended and restated hereby, this “Agreement”), IDB agreed to make a loan to the Borrowers in an aggregate original principal amount of up to eighty million Dollars ($ 80,000,000);

WHEREAS, IDB has agreed to lend to the Borrowers a third B Loan tranche (the “Third B Loan Tranche”) in the principal amount of thirty million eight hundred thirty-three thousand five hundred twenty Dollars (U.S $30,833,520);

WHEREAS, the parties acknowledge and agreed that the A Loan, the First B Loan Tranche and the Second B Loan Tranche have been disbursed in full and partially repaid (and provisions relating to the Disbursement thereof are included for historical reasons only)

WHEREAS, in connection with the foregoing, the Borrowers and IDB desire to amend and restate the Original Loan Agreement pursuant to the terms contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1.

Definitions; Interpretation

Section 1.1 Definitions.

In this Agreement the following terms shall have the following meanings:

A Loan means the loan specified in Section 3.1.1(i) (The Loan Amount) or, as the context may require, the principal amount thereof from time to time outstanding.

A Loan Disbursement means any amount of the A Loan that is disbursed pursuant to Section 3.2 (Disbursement Procedure).

A Loan Final Maturity Date means November 15, 2018.

A Loan Fixed Interest Rate means, if the Borrowers make the A Loan Fixed Interest Rate Election, the fixed rate of interest payable on the outstanding principal amount of the A Loan from time to time determined in accordance with Section 3.21 (A Loan Fixed Rate Option).

A Loan Fixed Interest Rate Election means a notice delivered by the Borrowers to IDB stating that they elect for the A Loan to bear interest at the A Loan Fixed Interest Rate in accordance with Section 3.21 (A Loan Fixed Rate Option) and, as a result thereof and of the application of the provisions of Section 3.21 (A Loan Fixed Rate Option), the A Loan accrues interest at the A Loan Fixed Interest Rate as from the date stated in such notice and accepted by IDB.

A Loan Interest Rate means the A Loan Fixed Interest Rate or the A Loan Variable Interest Rate, as relevant, determined in accordance with Sections 3.21 (A Loan Fixed Rate Option) and Section 3.22 (A Loan Variable Rate Option) and, if applicable, and Section 3.24 (Change in Interest Period) of this Agreement; provided that as of the Acceptance Date and until the A Loan Fixed Rate Election is made, and therefore, if the Borrowers subsequently make the A Loan Variable Rate Election, this shall mean the A Loan Variable Interest Rate.

A Loan Repayment Date has the meaning assigned to that term in Section 3.3.1 (Repayment).

A Loan Spread means four point seventy percent (4.70%) per annum.

A Loan Variable Interest Rate means, if the Borrowers made the A Loan Variable Interest Rate Election, the variable rate of interest payable on the outstanding principal amount of the A Loan from time to time determined in accordance with Section 3.22 (A Loan Variable Rate Option).

A Loan Variable Interest Rate Election means a notice delivered by the Borrowers to IDB stating that they elect for the A Loan to bear interest at the A Loan Variable Interest Rate in accordance with Section 3.22 (A Loan Variable Rate Option) as from the date of the notice.

Acceptable Financial Institution means a commercial bank or insurance company organized under the laws of the United States of America, or any State thereof, having total assets in excess of one billion Dollars ($1,000,000,000) and having an Acceptable Rating.

Acceptable Rating means, with respect to a financial institution, an international credit rating from Standard & Poor’s Ratings Group (a division of McGraw Hill Companies) (S&P) of “A” or better, or from Moody’s Investor Services, Inc. (Moody’s) of A2 or better in respect of its long-term debt.

Acceptance Date means the date when this Offer No. 2/2011 is accepted by the Borrowers.

Accounting Principles means the generally accepted accounting principles (GAAP) of Argentina, together with its pronouncements thereon from time to time, and applied on a consistent basis.

Adeco means Adeco Agropecuaria S.A.

Affiliate means, with respect to any Person, any other Person (including directors and officers of such Person) directly or indirectly Controlling, Controlled by, or under direct or indirect common Control with such Person and, with respect to each Borrower, such term shall include any Sponsor and any Affiliate thereof.

Affiliate Transaction has the meaning assigned to that term in Section 6.2.12 (Affiliate Transactions).

Agreement means the Offer 02/2011 sent by IBD to the Borrowers, including all Schedules and Exhibits attached hereto when and as duly accepted by the Borrowers.

Alternate Base Rate means, for any Interest Period, an interest rate per annum equal to LIBOR for such Interest Period, plus the TED Spread Margin for such Interest Period.

Annual Budget means the annual combined budget of the Borrowers prepared and approved by the Borrowers, respectively, for each Financial Year.

Applicable LIBOR means the interest rate corresponding to:

(a)	the prevailing one-month LIBOR if the period from and including the relevant Interest Rate Determination Date to but excluding the next Interest Rate Determination Date is between one (1) and forty-five (45) days;

(b)	the prevailing two-month LIBOR if the period from and including the relevant Interest Rate Determination Date to but excluding the next Interest Rate Determination Date is between forty-six (46) and seventy-five (75) days;

(c)	the prevailing three-month LIBOR if the period from and including the relevant Interest Rate Determination Date to but excluding the next Interest Rate Determination Date is between seventy-six (76) and one hundred and five (105) days;

(d)	the prevailing four-month LIBOR if the period from and including the relevant Interest Rate Determination Date to but excluding the next Interest Rate Determination Date is between one hundred and six (106) and one hundred and thirty-five (135) days;

(e)	the prevailing five-month LIBOR if the period from and including the relevant Interest Rate Determination Date to but excluding the next Interest Rate Determination Date is between one hundred and thirty-six (136) and one hundred and sixty-five (165) days; and

(f)	the prevailing six-month LIBOR if the period from and including the relevant Interest Rate Determination Date to but excluding the next Interest Rate Determination Date is more then one hundred and sixty-five (165) days.

Applicable Spread means, as the context requires,

(a)	with respect to the A Loan, the A Loan Spread; and

(b)	with respect to the B Loan, the B Loan Spread.

Argentina means the Republic of Argentina.

Auditors means PricewaterhouseCoopers, or such other firm of internationally recognized independent public accountants as the Borrowers may, from time to time, appoint as auditors of the Borrowers.

Authority means any supranational body, or any national, regional or local government or any other political subdivision thereof, any governmental, administrative, arbitral, regulatory, fiscal, judicial or government-owned body, department, commission, authority, tribunal, agency, central bank (or any Person, whether or not government owned and howsoever constituted or called, that exercises the functions of a central bank) or other entity of any kind exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, in each case having jurisdiction over the matter or matters in question.

Authorization means any consent, registration, filing, agreement, enrollment, recording, notarization, certificate, license, approval, permit, authorization or exemption from, by or with any Authority, whether given or withheld by express action or deemed given or withheld by failure to act within any specified time period and all corporate, shareholders’ creditors’ and any other third party approvals or consents.

Authorized Representative means, as to any Person, any natural person who is duly authorized by such Person to act for such Person, or with respect to financial matters, the chief financial officer or treasurer of such Person and, in the case of the Borrowers, in addition to complying with the foregoing requirements, any person whose name and specimen signature appear on the Certificate of Incumbency and Authority most recently delivered to IDB.

B Loan means the loan specified in Section 3.1.1(ii) (The Loan Amount) (for the avoidance of doubt, consisting of the First B Loan Tranche, the Second B Loan Tranche and the Third B Loan Tranche) or, as the context may require, the principal amount thereof from time to time outstanding.

B Loan Commitment means (a) up to thirty five million Dollars ($35,000,000) provided by the Participants pursuant to the relevant Participation Agreements, for the First B Loan Tranche, (b) up to fourteen million Dollars ($14,000,000) provided by the Participants pursuant to the relevant Participation Agreements, for the Second B Loan Tranche, and (c) up to thirty million eight hundred and thirty three thousand five hundred and twenty Dollars ($30,833,520) provided by the Participants pursuant to the relevant Participation Agreements, for the Third B Loan Tranche and provided, for the avoidance of doubt, that the commitments referred to in (a) and (b) have been utilized in full and partially repaid prior to the Acceptance Date.

B Loan Disbursement means any amount of the B Loan that is disbursed pursuant to Section 3.2 (Disbursement Procedure).

B Loan Fee Letter means the fee letter dated as of the date hereof between the Borrowers and IDB with respect to certain fees with respect to the B Loan.

B Loan Final Maturity Date means November 15, 2016.

B Loan Interest Rate means the rate of interest payable on the outstanding principal amount of the B Loan from time to time, determined in accordance with Section 3.23.3 (B Loan Interest) and, if applicable, Section 3.24 (Change in Interest Period).

B Loan Repayment Date has the meaning assigned to that term in Section 3.3.2 (Repayment).

B Loan Spread means four point forty-five percent (4.45%) per annum.

Base Case means the Borrowers’ financial projections in relation to the implementation of the Financial Plan (as defined in the Original Loan Agreement) and the compliance by the Borrowers with the Financial Covenants during the life of the Loan, prepared by an Authorized Representative of the Borrowers, and delivered in electronic form with its corresponding computer model and attached as Schedule 1(A) (Base Case) (as defined in the Original Loan Agreement).

BCRA means the Banco Central de la República Argentina.

Biodiversity Management Plans (BMP) means a plan based on a biodiversity study, and reasonably satisfactory to the IDB, for the construction and operation of each of the following Capital Expenditures: Ita Caboo, San Joaquin, Carmen, Ombu, Meridiano and Doña Marina, and any other Capital Expenditure as applicable under the ESHSP or the EMS, setting out the necessary steps to safeguard and enhance the ecosystem of which the respective Capital Expenditure is part. Each BMP shall (i) identify the main types of vegetation and landscape units; (ii) set goals, objectives and targets; (iii) determine species and habitat priorities for management, conservation and monitoring; (iv) generate information for the follow-up and annual evaluation of the conservation areas of the Borrowers; and (v) be integrated with the Environmental and Social Management Plan for the respective Capital Expenditure.

Borrower and Borrowers has the meaning assigned to that term in the introductory paragraph.

Borrower’s Information has the meaning assigned to that term in Section 8.6.1 (Confidential Information).

Business Day means a day when banks are open for business in the City of New York, New York, and, for the purpose of determining the Disbursement Swap Market Fixed Rate or LIBOR (other than pursuant to subclause (b) of the definition of LIBOR), in London, England as well.

Capital Expenditures means the expenditures set out in Schedule 8 (Capital Expenditures).

Capitalized Lease Obligation means, with respect of any Person, any obligation of such Person under a lease or license of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease or financial lease obligation under the Accounting Principles and, for the purpose hereof, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with the Accounting Principles.

Certificate of Incumbency and Authority means a certificate provided to IDB by each Borrower in the form of Exhibit 3 (Form of Certificate of Incumbency and Authority).

Code means the Internal Revenue Code of the United States of America and the regulations promulgated thereunder.

Combined Basis means the notional consolidation of the accounts of the Borrowers, but excluding any intercompany transaction between them.

Commitment Fee has the meaning assigned to that term in Section 3.8.1 (Charges and Fees). Commitment Termination Date means the earliest of:

(a)	February 15, 2012;

(b)	the date specified in a notice issued by either Borrower to IDB pursuant to Section 3.16 (Cancellation by the Borrowers), provided that the terms of Section 3.16.2 (Cancellation by the Borrowers) are fully satisfied; and

(c)	any other date on which the obligation of IDB to make Disbursements of the Loan is terminated in accordance with the terms of this Agreement. For the avoidance of doubt, it is acknowledged that the obligation to make Disbursements of the A Loan, First B Loan Tranche and Second B Loan Tranche has been terminated by the full Disbursements of such portions of the Loan.

Complementary ESHS Action Plan means the action plan to be agreed upon between IDB and the Borrowers in accordance with the scope delineated in the Preliminary Complementary ESHS Action Plan set forth in Schedule 13 and to be integrated in the Environmental, Social, Health and Safety Action Plan (ESHSP) and implemented as part of the Environmental and Social Requirements.

Consultants means the Economic Consultant, the Environmental and Social Consultant and the Real Estate Consultant and any other independent expert retained at IDB’s discretion for services performed or to be performed pursuant to any of the Financing Documents or related to the transactions contemplated thereby.

Consultant Services Agreement means the agreement among IDB, the Borrowers and the Real Estate Consultant dated June 5, 2008.

Control means, with respect to any Person, any other Person having the power, directly or indirectly, (a) to vote fifty one percent (51%) or more of the securities having ordinary voting power for the election of directors of such Person; or (b) to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise (Controlling and Controlled have corresponding meanings).

Corrective Action Plan means a plan, in form and substance acceptable to IDB, to correct, and to remedy all damage and adverse consequences caused by, any failure by either Borrower to substantially comply with any Environmental and Social Requirement, which plan shall include:

(a)	a brief description of such non-compliance, including the extent, magnitude, impact and cause thereof;

(b)	the proposed actions to correct, and to remedy all damage and adverse consequences caused by, the non-compliance;

(c)	the assignment of responsibility for implementing such proposed actions;

(d)	a time schedule for implementing such proposed actions, including the start date, the end date and key milestones;

(e)	an estimated cost of such proposed actions; and

(f)	the proposed actions to prevent similar such non-compliance from occurring in the future.

Current Assets means, as of any relevant determination date, the aggregate of the relevant Borrower’s cash, inventories, investments classified as “held for trading”, investments classified as “available for sale”, trade and other receivables realizable within one year, and prepaid expenses which are to be charged to income within one year.

Current Liabilities means, as of any relevant determination date, the aggregate amount of the applicable Borrower’s liabilities falling due on demand or within one (1) year (including the portion of Long-term Debt falling due within one (1) year).

Current Ratio means, as of any relevant determination date, for either Borrower the result obtained by dividing Current Assets as of such date by Current Liabilities as of that same date.

Debt means, with respect to any Person, the aggregate (as of the relevant date of calculation) of all such Person’s obligations (whether actual or contingent) to pay or repay money, including:

(a)	all Indebtedness for Money Borrowed;

(b)	any credit to such Person from a supplier of goods or under any installment purchase or other similar arrangement in respect of goods or services (except trade accounts payable within one hundred and eighty (180) days in the ordinary course of business);

(c)	the aggregate amount then outstanding of all liabilities of any other Person to the extent that such Person provides a guarantee of, or indemnity for, such liabilities or otherwise obligates itself to pay such liabilities; and

(d)	all liabilities of such Person (actual or contingent) under any conditional sale or a transfer with recourse or obligation to repurchase, including by way of discount or factoring of book debts or receivables, provided, however, that Deferred Lease Payments or any intercompany Debt between the Borrowers and any member of the Group that are subordinated to the Loan according to the terms contained Schedule 11 shall not be considered Debt; provided further that the calculation of Debt on a Combined Basis shall exclude loans between Adeco and Pilagá.

Debt Service means, for any period, the sum of:

(a)	finance charges (including all interest, commission, fees, prepayment penalties or premiums and other finance payments in respect of the Debt whether paid or payable by either of the Borrowers which has accrued or is projected to accrue in respect of such period);

(b)	the aggregate of all scheduled and mandatory repayments and prepayments of principal of any Debt payable or projected to be payable by the Borrowers during such period, but excluding any amounts falling due under any overdraft or revolving facility and which were available for simultaneous redrawing according to the terms of such facility; and

(c)	the amount of the capital element of any payments payable or projected to be payable under any finance lease or capital lease entered into by the Borrowers.

Debt to EBITDA Ratio means, as of any determination date and in relation to either (a) a Borrower or (b) both Borrowers on a Combined Basis, as applicable, the ratio of (i) Debt of such Borrower(s) as of such date; to (ii) EBITDA of such Borrower(s) for the four financial quarters most recently ended on such date.

Default means any event or condition that constitutes an Event of Default or which, upon notice, lapse of time, the making of a determination or any combination thereof, may become an Event of Default.

Deferred Lease Payments means any payments under the Lease Agreements (but not including, any overhead expenses, provided that such overhead expenses do not exceed (a) one million six hundred thousand Dollars ($1,600,000) in the aggregate in 2010, (b) two million Dollars ($2,000,000) in the aggregate in 2011, or (c) three million Dollars ($3,000,000) or any higher maximum amount agreed to by IDB in writing in the aggregate for any Financial Year thereafter), whether such payments are lease payments, interest, penalties or otherwise, to be made by either or both Borrowers to the applicable lessor under any Lease Agreement.

Derivatives Transaction means any swap agreement, cap agreement, collar agreement, futures contract, forward contract or similar arrangement with respect to interest rates, currencies, commodities or indices or otherwise relating to the hedging of assets or liabilities.

Disbursement means an A Loan Disbursement or a B Loan Disbursement, or both, as the context requires.

Disbursement Date means the date the proceeds of a Disbursement are released to the Borrowers by the Paying Agent directly by IDB or through an agent.

Disbursement Request means a request for Disbursement substantially in the form of Exhibit 1 (Form of Disbursement Request).

Disbursement Swap Market Fixed Rate means, in respect of each A Loan Disbursement, the fixed rate quoted in the Dollar swap market on the A Loan Fixed Interest Rate Determination

Date for such A Loan Disbursement as being payable in respect of interest at LIBOR for the amount of such A Loan Disbursement, as determined by IDB on the basis of the most favorable rate to the Borrower out of three (3) firm quotations from dealers in the Dollar swap market selected by IDB in good faith, taking into consideration the repayment schedule set forth in Section 3.3.1 (Repayment).

Dollars and the sign $ mean the lawful currency of the United States of America.

EBITDA means the profits from ordinary activities before taxation:

(a)	before deducting any amount attributable to the amortisation of intangible assets or the depreciation of tangible assets;

(b)	before deducting the aggregate amount of the finance charges (accrued interest, commission, fees, discounts, prepayment penalties or premiums and other finance payments in respect of Debt whether paid or payable by the Borrowers);

(c)	before taking into account any accrued interest owing to the Borrowers;

(d)	before taking into account any items treated as exceptional or extraordinary items;

(e)	before taking into account any realized and unrealized exchange gains and losses including those arising on translation of currency debt;

(f)	before taking into account any gain or loss over book value arising on the disposal of any business or asset, and any gain or loss arising from an upward or downward revaluation of any asset at any time;

(g)	before taking into account any unrealized mark to market adjustments to carrying value of the inventory, and

(h)	before taking into account any Deferred Lease Payments

in each case, to the extent added, deducted or taken into account, as the case may be, for the purposes of determining profits of the Borrowers from ordinary activities before taxation.

Economic Consultant means Deloitte & Touche Corporate Finance S.A., or any other Person from time to time appointed by IDB to act as advisor to IDB with respect to economic matters relating to the Financing Documents.

Effective Date has the meaning set forth in Section 1.7.

Emergency and Contingency Plans means the plans required in accordance with the ESHSP and EMS covering the construction and operation of each Capital Expenditure or the operations of either Borrower that address the measures necessary to prevent and control unplanned (but foreseeable) events associated with each Capital Expenditure or operations, the Borrowers and any of their contractors, including, without limitation, fires, explosions, earthquakes, and the

Release of Hazardous Substances, that could reasonably be expected to lead to violations of Environmental and Social Requirements, Environmental Claims or significant adverse risks or impacts with respect to Environmental or Social Matters and each such plan shall:

(a)	comply with all requirements set out in any Environmental Impact Assessment or Environmental Assessment, as applicable, relating to the project and any Environmental and Social Requirement;

(b)	include a description of the potential risks, hazards and emergency scenarios including fires, explosions, earthquakes, and Releases to the environment, and the measures, procedures, equipment, training, responsibilities, schedules and resources (including monetary and manpower resources) required to adequately prevent, control, respond to, and remedy such potential risks, hazards and emergencies;

(c)	include a description of the warning and reporting procedures to be implemented upon the occurrence of any such event; and

(d)	include a statement of the estimated cost, time schedule and assignment of responsibility for implementing each component of the plan.

EMS means the Environmental, Social, Health and Safety Management Systems that enable the Borrowers to identify, assess, mitigate, manage and monitor their social, environmental, occupational, health and safety, or labor impacts and risks, in accordance with the Environmental and Social Requirements and that are consistent with the principles of ISO 14001 and OHSAS 18001 and shall include, but not be limited to: (a) policies and organization structure, (b) procedures for evaluating both potential environmental, social, occupational health and safety and labor risks and impacts associated with the operations of the Borrowers or any Capital Expenditure, (c) performance indicators, (d) responsibilities, (e) training, (f) periodic audits and inspections, (g) associated budget acceptable to IDB, (h) time schedule for implementing such proposed actions, programs and plans, including due dates, and (i) a communication strategy for internal and external stakeholders, including international non-profit organizations.

EMS Manager means a senior officer of each Borrower responsible for the administration and oversight of the EMS.

Environmental and Social Compliance Report means a written report prepared by the Borrowers, providing the necessary information required to:

(a)	verify the satisfactory implementation and operation of the EMS;

(b)	assess the environmental and social performance of the Capital Expenditures with respect to compliance with the Environmental and Social Requirements, and

(c)	propose any corrective actions, if and to the extent necessary.

Environmental and Social Consultant means any Person from time to time appointed by IDB to act as advisor to IDB with respect to Environmental or Social Matters for purposes of this Agreement pursuant to an Environmental and Social Monitoring Agreement.

Environmental and Social Management Plan (ESMP) means a plan or set of plans, in form and content satisfactory to the IDB, setting forth for each Capital Expenditure (except for the ERP Project), or any additional or substitute project approved by the IDB for financing with the proceeds of the Loan, the environmental and social aspects to be addressed, the objectives, targets and actions proposed to address them, the indicators to be used in monitoring performance under such plan, and the procedures, human resources and budget allocated for their implementation in accordance with the Environmental and Social Requirements.

Environmental and Social Monitoring Agreement means any agreements as entered into from time to time among the Borrowers, IDB and an Environmental and Social Consultant for monitoring of Environmental or Social Matters and compliance with Environmental and Social Requirements under this Agreement.

Environmental and Social Provisions means Sections 4.1.20 (Environmental and Social), 6.5 (Environmental and Social) and any other provision of this Agreement relating to Environmental or Social Matters.

Environmental and Social Requirements means all requirements, conditions, standards, protections, obligations or performance with respect to Environmental or Social Matters required by:

(a)	any Environmental Law and all applicable IDB Environmental and Safeguards compliance requirements as described in Policies OP-703, OP-704, OP-710, OP-765 and OP-102 as amended from time to time and as set out in (Exhibit 2) (IDB’s Environmental and Social Safeguards);

(b)	any Authorization issued by any Authority or otherwise under any Environmental Law;

(c)	any Environmental Plan;

(d)	the EMS;

(e)	the Fundamental Principles and Rights at Work;

(f)	all applicable aspects of the World Bank Monitoring Guidelines (Pollution Prevention and Abatement Handbook, 1998);

(g)	all applicable aspects of the International Finance Corporation, Animal Welfare in Livestock Operations, Plantation Crop Production, Annual Crop Production and Dairy Processing; and

(h)	all applicable aspects of the International Finance Corporation Health and Safety Guidelines (2008).

Environmental Assessment shall mean any environmental assessment conducted by or on behalf of the Borrowers, including but not limited to any socio-cultural analysis, environmental analysis and environmental audit.

Environmental Claim means, any written notice, claim, administrative, regulatory or judicial or equitable action, suit, Lien, judgment or demand by any Person or any written communication by any Authority, in either case, alleging or asserting the Borrowers’ liability for investigatory costs, cleanup costs, consultants’ fees, governmental response costs, damage to natural resources (including wetlands, wildlife, aquatic and terrestrial species and vegetation) or other Property, personal injuries, fines or penalties or any other damages arising out of, based on or resulting from:

(a)	the presence or Release of any Hazardous Substance at any location, whether or not owned by such Person,

(b)	circumstances forming the basis of any violation, or alleged violation, of any Environmental Law or any Authorization issued by any Authority or otherwise under any Environmental Law, or

(c)	any other Environmental or Social Matter.

Environmental Impact Assessment shall mean a systematic and comprehensive study that fully complies with the applicable policies, safeguards, guidelines and standards of IDB and all Environmental Laws, relating to the analysis and evaluation of the operations of either of the Borrowers or any Required Capital Expenditure’s potential environmental and social impacts (both positive and negative) taking into account overall cumulative primary and secondary consequences likely to alter the quality of the natural and human environment.

Environmental Laws means all applicable statutes, laws (including multilateral environmental agreements (MEA) ratified by Argentina), ordinances, rules and regulations, codes, policies, including but not limited to any license, permit or other governmental authorization imposing liability or setting standards of conduct concerning any environmental, social, labor, health and safety or security risks relating to any Environmental or Social Matter, having the force of law now or hereafter in effect and in each case as amended, and any applicable judicial or administrative interpretation thereof, including any then applicable judicial or administrative order, decree or judgment.

Environmental or Social Matter means any:

(a)	Release into the air including the air within buildings and other natural or man-made structures above ground;

(b)	Release into water including into any river, watercourse, lake, or pond (whether natural or artificial, above ground or that joins or flows into any such water outlet above ground) or reservoir, or onto the surface of the riverbed or of other land supporting such waters, or into ground waters, sewer or the sea;

(c)	deposit, disposal, keeping, storage, treatment, importation, exportation, production, transportation, handling, processing, carrying, manufacture, collection, sorting or presence of any Hazardous Substance or any waste or substance that constitutes a scrap material or an effluent or other unwanted surplus substance arising from the application of any process or activity (including making it reusable or reclaiming substances from it) and any substance or article that is required to be disposed of as being broken, worn out, contaminated or otherwise spoiled;

(d)	soil or ground water contaminations;

(e)	nuisance, noise, defective premises, health and safety at work, industrial illness, industrial injury due to environmental factors, environmental health problems (including asbestosis or any other illness or injury caused by exposure to asbestos) or genetically modified organisms;

(f)	conservation, preservation or protection of the natural or man-made environment or any living organisms supported by the natural or man-made environment;

(g)	conservation of archaeological and historical sites, rights-of-way, resettlement, expropriation and indemnification, indigenous groups, traffic, or any other matters whatsoever affecting social conditions;

(h)	labor rights, worker rights, or human rights; or

(i)	any other matter whatsoever relating to human health, environment, social issues or health and safety.

Environmental Plans means:

(a)	the Emergency and Contingency Plan;

(b)	each Corrective Action Plan, if any;

(c)	each Environmental and Social Management Plan;

(d)	each Biodiversity Management Plan;

(e)	the Environmental, Heath and Safety Action Plan; and

(f)	any other plan presented by the Borrowers and approved by IDB with respect to any Environmental or Social Matter.

Environmental, Social, Health and Safety Action Plan (ESHSP), means a plan, in form and substance acceptable to the IDB that addresses the environmental, social, health and safety improvement recommendations, as well as any pending non-compliance and/or liability associated with a Capital Expenditure, including the Complementary ESHSP Action Plan and that includes (but is not limited to) a set of chronograms, milestones, actions and key indicators to develop and implement the following:

(a)	the EMS;

(b)	the Biodiversity Management Plans for each of the farms in Ita Caabo, San Joaquin, Carmen, Ombu, Meridiano and Doña Marina;

(c)	the Emergency and Contingency Plan for the industrial rice mills of either of the Borrowers and any other Capital Expenditure requiring such a plan in accordance with its ESMP and/or the EMS;

(d)	Environmental and Social Management Plans for such Capital Expenditure and, as applicable in accordance with the ESHSP and/or EMS, any additional or substitute project approved by the IDB for financing with the proceeds of the Loan;

(e)	the development and implementation of an integrated social responsibility plan for such Capital Expenditures.

Equity means as at the date of calculation, the aggregate, with respect to a person, of the net worth of such person in accordance with the Accounting Principles after deducting from that aggregate (a) (to the extent included) intangible assets and goodwill, and (b) (to the extent included) any amounts arising from an upward revaluation of assets.

Equity Rights means, in respect of a Person (other than a natural person) any subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any shareholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or securities convertible into, any Share Capital of such Person.

ERISA means the Employee Retirement Income Security Act of 1974 and the regulations promulgated and rulings issued thereunder.

ERISA Affiliate means, with respect to any Person, any corporation or trade or business that is a member of any group of organizations that would be deemed to be a single employer with any Borrower pursuant to Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

ERISA Plan means, with respect to any Person, any “employee benefit plan” (as defined in Section 3(3) of ERISA) or any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) of which contributions are or, within the preceding five (5) years have been, established or maintained, or to which contributions are or, within the preceding five (5) years have been, made or required to be made, by such Person or any ERISA Affiliate of such Person or with respect to which such Person or any ERISA Affiliate of such Person may have liability.

ERP Project means an investment in an information technology enterprise resource planning system to standardize and integrate the information technology platform among the operations of the Borrowers.

Event of Default means any one of the events specified in Section 7.2 (Events of Default).

Exclusion List means the IDB Exclusion List found at www.iadb.org/pri/documents/excludedsectors.pdf.

Federal Funds Rate means, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Paying Agent from three Federal funds brokers of recognized standing selected by it.

Fee Letters means, collectively, the IDB Fee Letter and the B Loan Fee Letter.

Feedlot Projects has the meaning assigned to that term in Part A of Schedule 8 (Capital Expenditures).

Financial Quarter means each period commencing on the day after a Financial Quarter Date and ending on the next succeeding Financial Quarter Date.

Financial Quarter Date means each March 31, June 30, September 30 and December 31.

Financial Ratios means the financial ratios set out in Section 6.2.3 (Financial Ratios).

Financial Statements means, with respect to any Person, as of any relevant date and for the relevant period, as applicable, such Person’s balance sheet, income statement, cash flow statement, statement of sources and uses of funds and statement showing changes in equity and any exhibits and notes thereto, which shall be prepared in Pesos, all prepared on a consistent basis in accordance with the Accounting Principles.

Financial Year means the accounting year of each Borrower commencing each year on January 1st and ending on the following December 31st or such other period as each Borrower, with IDB’s consent, from time to time may designate as its accounting year.

Financing Document Amendments means this Agreement and/or any amendments or agreements which have been entered into with respect to any other Financing Document in connection with the amendments and restatements envisaged by this Agreement, including the amendments to the Security Documents described in subsections (ii)(a) and (ii)(b) in the definition of Security Documents.

Financing Documents means:

(a)	this Agreement;

(b)	the Paying Agency Agreement;

(c)	the Required Hedge Agreements;

(d)	the Security Documents;

(e)	the Consultant Services Agreement;

(f)	the Fee Letters;

(g)	the Notes;

(h)	all other documents evidencing or securing the Obligations, which are entered into after the Effective Date; and

(i)	all other documents and certificates required to be delivered from time to time

First B Loan Tranche has the meaning assigned to that term in Section 3.1.1(ii)(A) (The Loan Amount).

First Disbursement Date means the Disbursement Date on which IDB makes its first Disbursement.

First Principal Payment Date means the first Interest Payment Date to occur after the date that is twelve (12) months after the Acceptance Date.

Fixed Rate Breakage Costs means an amount equal to: (a) in the case of a prepayment of the outstanding A Loan in full at any time when the A Loan is accruing interest at the A Loan Fixed Interest Rate, an amount in Dollars equal to the cost of breakage of funds, termination costs and other unwinding costs incurred by IDB, if positive, as determined by IDB on the basis of the most favorable costs to the Borrower out of at least three (3) firm quotations from dealers in the Dollar swap market selected by IDB in good faith, taking into account the principal repayment schedule, the Term Date and the final maturity date for the Loan (with any necessary determinations being made by IDB); or (b) in the case of a partial prepayment of the A Loan at any time when the A Loan is accruing interest at the A Loan Fixed Interest Rate, a proportion of such costs determined in accordance with subclause (a) above equal to the proportion that the amount of the A Loan being prepaid bears to the amount of the A Loan then outstanding; or (c) in the case of the unwinding of the Existing A Loan Swap or the New A Loan Swap pursuant to Section 1.9, an amount in Dollars equal to the cost of breakage of funds, termination costs and other unwinding costs incurred by IDB in cancelling the relevant A Loan Fixed Interest Rate Election, if positive, as determined by IDB on the basis of the most favorable costs to the Borrower out of at least three (3) firm quotations from dealers in the Dollar swap market selected by IDB in good faith, taking into account the principal repayment schedule, the Term Date and the final maturity date for the Loan (with any necessary determinations being made by IDB);

In each case, IDB’s determination of the Fixed Rate Breakage Costs shall be final and conclusive and bind the Borrower unless the Borrower proves to IDB’s satisfaction that the determination involved manifest error.

Foreign Asset Control and Anti-money Laundering Regulations means, collectively, the following: (a) the regulations of the Office of Foreign Assets Control (OFAC) of the United

States of America Department of Treasury; (b) the U.S.A. Patriot Act of the United States of America; and (c) each of the lists of persons suspected of involvement in terrorist activities maintained by OFAC, the United Kingdom of Great Britain and Northern Ireland and the United Nations.

Foreign Benefit Plan shall mean any plan, fund (including any superannuation fund) or other similar program established or maintained outside the United States of America by either Borrower or a Subsidiary thereof, with respect to which such Borrower or such Subsidiary has an obligation to contribute for the benefit of employees of such Borrower or such Subsidiary.

Free Stall Project has the meaning assigned to that term in Part A of Schedule 8 (Capital Expenditures).

Fundamental Principles and Rights at Work means:

(a)	freedom of association and the effective recognition of the right to collective bargaining;

(b)	prohibition of all forms of forced or compulsory labor;

(c)	prohibition of child labor, including the prohibition of persons under eighteen (18) years of age from working in hazardous conditions (which includes construction activities), persons under eighteen (18) years of age from working at night, and that persons under eighteen (18) years of age be found fit to work via medical examinations;

(d)	elimination of discrimination in respect of employment and occupation, where discrimination is defined as any distinction, exclusion or preference based on race, color, sex, religion, political opinion, national extraction or social origin;

(e)	compliance with all applicable laws relating to labor; and

(f)	compliance with all International Labor Organization conventions and treaties that have been ratified by Argentina as applicable in Argentina.

Group means, together, the Borrowers and their subsidiaries, the Shareholders, Sponsors and any affiliated or related companies of any of the foregoing.

Hazardous Substance means any hazardous or toxic substances, materials or wastes defined, listed, classified or regulated as such in or under any applicable Environmental Law, including:

(a)	any petroleum or petroleum products (including gasoline or crude or any fraction thereof, but excluding small quantities of lubricating greases), flammable explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and polychlorinated biphenyl;

(b)	any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants,” “contaminants” or “pollutants”, or words of similar import, under any applicable Environmental Law; or

(c)	any other chemical, material or substance, exposure to or Release of which is prohibited, limited or regulated by any Authority.

HBK means HBK Master Fund, L.P., a limited partnership organized and existing under the laws of the Cayman Islands.

Historical Debt Service Coverage Ratio means, as of any calculation date, the ratio obtained by dividing (a) Net Cash Flow from Operations for the twelve (12) month period ending on the most recent Financial Quarter Date, by (b) Debt Service for such period.

IDB has the meaning assigned to that term in the introductory paragraph hereto.

IDB Fee Letter means the fee letter dated as of the date hereof among the Borrowers and IDB.

IDB Members means the member countries of IDB listed in Schedule 3 (Member Countries of IDB).

Immediate Family Member means spouse, parents, siblings, children, and spouse’s parents or siblings.

Increased Costs means the amount certified in an Increased Costs Certificate to be the net incremental costs of, or reduction of return to, IDB or, as the case may be, any Participant in connection with making or maintaining the Loan or its Participation, as applicable, that result from:

(a)	any change in applicable law or in the interpretation thereof by any Authority charged with the administration or interpretation thereof, whether or not having the force of law; or

(b)	any compliance with any request from, or requirement of, any central bank or other monetary or other Authority,

which in either case, subsequent to the Effective Date:

(i)	imposes, modifies or makes applicable any reserve, special deposit or similar requirements against Property held by, or deposits with or for the account of, or loans made by, IDB or that Participant;

(ii)	imposes a cost on IDB or that Participant as a result of its having made or committed to make the Loan (or in the case of a Participant, acquired or committed to acquire its Participation) or reduces the rate of return on the overall capital of IDB or that Participant that it would have been able to achieve had IDB not made or committed to make the Loan (or in the case of a Participant, had the Participant not acquired or committed to acquire its Participation);

(iii)	changes the basis of taxation on payments received by IDB in respect of the Loan or by that Participant with respect to its Participation (other than a change in taxation of the overall net income of IDB or that Participant imposed by the jurisdiction of its incorporation or in which it books its Participation or in any political subdivision of any such jurisdiction); or

(iv)	imposes on IDB or any Participant any other condition regarding the making or maintaining of the Loan or, as the case may be, its Participation;

but excluding any incremental costs of a Participant having or maintaining a permanent office or establishment in Argentina, if and to the extent that permanent office or establishment acquires that Participation.

Increased Costs Certificate means a certificate furnished from time to time by IDB certifying:

(a)	the circumstances giving rise to the Increased Costs;

(b)	that the costs of IDB or, as the case may be, a Participant, have increased or the rate of return of either of them has been reduced;

(c)	the Increased Costs; and

(d)	that IDB or the Participant has exercised reasonable efforts to minimize or eliminate the relevant increase or reduction, as the case may be;

provided that IDB shall not be obliged to disclose any information that it or the Participant considers to be confidential in providing such certificate.

Indebtedness for Money Borrowed means all payment obligations of either Borrower in respect of:

(a)	borrowed money, including the Loan (including borrowed money from any member of the Group);

(b)	the outstanding principal amount of any bonds, notes, loan stock, commercial paper, acceptance credits, debentures and bills or promissory notes drawn, accepted, endorsed or issued by such Borrower;

(c)	the deferred purchase price of assets or services (other than trade accounts incurred and payable in the ordinary course of business to trade creditors within one hundred eighty (180) days of the date that they are incurred and which are not overdue);

(d)	non-contingent obligations of such Borrower to reimburse any other Person in respect of amounts paid under a letter of credit or similar instrument (excluding any such letter of credit or similar instrument issued for the account of such Borrower in respect of trade accounts incurred and payable in the ordinary course of business to trade creditors within one hundred eighty (180) days of the date that they are incurred and which are not overdue);

(e)	any Capitalized Lease Obligation;

(f)	any Derivatives Transactions;

(g)	any premium payable on a redemption or replacement of any of the foregoing items; and

(h)	the amount of any obligation in respect of any guarantee or indemnity for any of the foregoing items incurred by any other Person.

Indemnified Liabilities has the meaning assigned to that term in Section 8.3 (Indemnity).

Indemnified Persons has the meaning assigned to that term in Section 8.3 (Indemnity).

Insurance Policies means the policies of insurance and reinsurance required to be maintained by either Borrower from time to time in compliance with Section 6.6 (Insurance).

Integrated Social Responsibility Plan means the plan presented by the Borrowers in form and content acceptable to the IDB, which includes: (i) the Borrowers’ social responsibility policies; (ii) the processes and resources the Borrowers will employ to implement such policy; (iii) annual social responsibility action plans with the corresponding monitoring indicators; and (iv) a reporting and communication strategy to communicate the results of such policy to IDB and other shareholders.

Interest Coverage Ratio means the ratio obtained by dividing (a) Net Cash Flow from Operations for the four financial quarters most recently ended for which financial statements have been delivered by (b) the portion of Debt Service that relates to interest payments for such period.

Interest Payment Date means May 15 and November 15 of each year or, in the case of any Interest Period of less than six (6) months as provided under Section 3.24 (Change in Interest Period), the fifteenth (15th) day of the month in which the relevant Interest Period ends.

Interest Period means (i) each six (6) month period beginning on an Interest Payment Date and ending on the next following Interest Payment Date, except in the case of the first period applicable to each Disbursement, when it shall mean the period beginning on the date on which such Disbursement is made and ending on the next following Interest Payment Date; or (ii) in the circumstances referred to in Section 3.24 (Change in Interest Period), such period as determined in accordance with Section 3.24 (Change in Interest Period.

Interest Rate Determination Date means the second (2nd) Business Day prior to a Disbursement Date or Interest Payment Date, as applicable.

Investment means, with respect to any Person, any direct or indirect advance, loan, account receivable (other than an account receivable arising in the ordinary course of business), deposit or other extension of credit (including by means of any guarantee, indemnity or similar arrangement) or any capital contribution to (by means of transfers of Property to others, payments for Property or services for the account or use of others, or otherwise), or any purchase or ownership of any stocks, bonds, notes, debentures or other securities of, any other Person or any Equity Rights in respect of such Person.

Land Transformation means a land development process aiming at (a) turning a natural area or a non-productive area into croppable land; (b) significantly increasing yields in land originally devoted to crop production; (c) placing land under irrigation; and/or (d) expanding croppable areas. Such process usually involves the implementation of non-till production and crop rotation.

Lease Agreement means the lease agreements listed on Schedule 12.

LIBOR means the British Bankers’ Association interbank offered rates as of 11:00 a.m. London time on the applicable Interest Rate Determination Date for deposits in Dollars that appear on the relevant page of the Reuters Service (currently Reuters Screen LIBOR01 page) or, if not available, on the relevant pages of any other service (such as Bloomberg Financial Markets Service) that displays such British Bankers’ Association rates; provided that if, for any Interest Period, IDB concludes in its discretion that it cannot determine LIBOR by reference to any service that displays British Bankers’ Association interbank offered rates for deposits in Dollars, IDB shall notify the Borrowers and shall instead determine LIBOR:

(a)	on the Interest Rate Determination Date by calculating the arithmetic mean of the offered rates advised to IDB on or around 11:00 a.m. London time, for deposits in Dollars by any three (3) major banks active in Dollars in the London interbank market, selected by IDB; provided that if fewer than three (3) quotations are received, IDB may rely on the quotations so received if not less than two (2); or

(b)	if fewer than two (2) quotations are received from the banks in London in accordance with subclause (a) above, on the first day of the relevant Interest Period, by calculating the arithmetic mean of the offered rates advised to IDB on or around 11:00 a.m. New York time, for loans in Dollars, by a major bank or banks in New York, New York selected by IDB.

Lien means any mortgage, pledge, charge, assignment, hypothecation, lien, security interest, title retention, preferential right (arising by operation of law or otherwise), trust arrangement, right of set-off, counterclaim or banker’s lien, privilege or priority of any kind having the effect of security, including any designation of loss payees or beneficiaries or any similar arrangement under or with respect to any insurance policy.

Liquidation Value means the likely price of a property when it is required to be sold in a period of six (6) months or less, taking into account the likelihood of a smaller market of prospective buyers.

Loan means, collectively, the A Loan and the B Loan or, as the context requires, the principal amount of the A Loan and the B Loan outstanding from time to time.

Loan Coverage Ratio means, on a Combined Basis, the ratio obtained by dividing:

(a)	the most recent Liquidation Value of the Secured Property of the Borrowers as certified by the Real Estate Consultant; by

(b)	the amounts outstanding in respect of the Loan.

Loan Repayment Date means any A Loan Repayment Date or B Loan Repayment Date.

Local Business Day means a day when banks are open for Business in the City of Buenos Aires, Argentina and Washington, DC.

Long-term Debt means, as of any relevant determination date, all Debt other than Short-term Debt.

Material Adverse Effect means a material adverse effect on:

(a)	the business, Property, liabilities, operations, prospects or condition, financial or otherwise, of the Borrowers taken as a whole;

(b)	the implementation of the Project;

(c)	the ability of the Borrowers to perform their obligations or enforce their rights under any Financing Document to which they are parties;

(d)	the rights or remedies of IDB under the Financing Documents;

(e)	the validity or enforceability of any material provision of any Financing Document; or

(f)	the perfection, priority, enforceability or value of the Security.

Net Cash Flow from Operations means, for any period and for any Person, the result obtained from deducting from the EBITDA of such Person for such period (a) any amount actually paid or due and payable in respect of taxes on the Profits of such Person and (b) the amount of all Restricted Payments made during such period.

New Eligible Capital Expenditures means the Capital Expenditures other than the Original Capital Expenditures.

North Dry Plant means a Capital Expenditure for a grain drying and handling mill (with planned drying capacity of 100/ tons/hour, and estimated total storage capacity of 5,200 tons to be constructed by the Borrowers in a location yet to be determined in the North of the Province of Santiago del Estero.

Notes has the meaning assigned to that term in Section 3.25 (Notes).

Obligations means the collective reference to:

(a)	the unpaid amount of principal of and interest on the Loan (including interest accruing at the then applicable rate provided in this Agreement after the maturity of the Loan and interest accruing at the then applicable rate after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to either Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding); and

(b)	all other obligations and liabilities of either Borrower to IDB or the Paying Agent under this Agreement or any other Financing Document, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement or the other Financing Documents or any other document made, delivered or given in connection herewith or therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, charges, expenses or otherwise (including all fees and expenses that are required to be paid by either Borrower pursuant to the terms of this Agreement or any other Financing Document).

Obstructive Practice means, in connection with any investigation by IDB or any Authority into allegations of Prohibited Practices committed or engaged in by either Borrower, or any of its Affiliates or any other Person acting on behalf of such Borrower or any of its Affiliates: (a) deliberately destroying, falsifying, altering or concealing evidence material to such investigation or making false statements to investigators in order to materially impede such investigation; (b) threatening, harassing or intimidating any Person to prevent such Person from disclosing knowledge of matters relevant to such investigation or from pursuing such investigation; or (c) taking any action intended to materially impede the exercise of the rights to access, information and inspection provided to IDB under this Agreement.

Organizational Documents means, with respect to any Person (other than a natural person), the memorandum and articles of incorporation, charter or other constitutive documents, however called, of such Person.

Original Capital Expenditures means the capital expenditures which were listed on Schedule 8 to the Original Loan Agreement.

Original Loan Agreement means the loan agreement dated December 19, 2008, between the Borrowers and IDB, as amended prior to the Effective Date.

Ospraie Special Opportunities means Ospraie Special Opportunities Master Holdings Ltd., a Cayman Islands limited liability company established under the laws of Cayman Islands.

Other Taxes has the meaning assigned to that term in Section 3.13.4 (Taxes).

Outstanding Debt means the financial indebtedness of the Borrowers listed in Schedule 9 (Outstanding Debt) of the Original Loan Agreement.

Pampas means Pampas Humedas, LLC, a limited liability company organized and existing under the laws of Delaware.

Partial Current A Loan Payment means a payment made by the Borrowers on the A Loan in the amount of two million four hundred sixteen thousand one hundred seventy-nine Dollars ($2,416,179.00), such that the outstanding amount of the A Loan is equal to twenty million Dollars ($20,000,000).

Participant means any Person that acquires a Participation.

Participation means the investment of a Participant in the B Loan or, as the context may require, the B Loan Disbursements.

Participation Agreement means the Participation Agreement, in IDB’s customary form, entered into between IDB and a Participant from time to time pursuant to which each Participant acquires a Participation.

Paying Agency Agreement means an agreement entered into, or to be entered into, in the agreed form, among the Borrowers, IDB and the Paying Agent relating to the paying agency arrangements regarding the Loan.

Paying Agent means The Bank of New York Mellon, in its capacity as agent under the Paying Agency Agreement, or any successor agent appointed pursuant to the terms of the Paying Agency Agreement.

Permitted 2008 Dividend means the dividend made by the Borrowers in September 2008 in the amount of 34,363,324.6 Pesos.

Permitted Capital Expenditures means those expenditures set out in Schedule 8 (Capital Expenditures).

Permitted Credit Line means a line of credit made to any of the Borrowers by Programa de Financiamiento productivo del Bicentenario.

Permitted Investments means (i) short-term marketable securities, deposits or cash equivalents acquired solely to give temporary employment to idle funds and (ii) any Investment resulting from Affiliate Transactions permitted under the Financing Documents.

Permitted Liens means:

(a)	Liens existing as of the Effective Date (as listed in Schedule 10 (Existing Liens));

(b)	Liens created under or pursuant to any of the Security Documents;

(c)

any Lien arising from any tax, assessment or other governmental charge or other Lien arising by operation of law or arising in the ordinary course of either of the Borrowers’ business and securing indebtedness not yet due or indebtedness which is being contested in good faith by appropriate proceedings and for the payment of which reserves, bonds, insurance or other security has been provided in an amount sufficient to promptly pay in full any amounts that the Borrowers may be ordered to pay on final determination of any such proceedings;

(d)	any Lien created on any fixed asset securing Debt incurred or assumed solely for the purpose of financing all or any part of the cost of developing, constructing or acquiring such fixed asset, which Lien attaches to such fixed asset concurrently with, or within one hundred eighty (180) days after, the acquisition thereof provided, that the principal amount of the Debt secured by such Lien does not exceed the cost of developing, constructing or acquiring such fixed asset;

(e)	any Lien created on any real estate asset with a value of up to twenty-five million Dollars ($25,000,000) to secure the Permitted Credit Line;

(f)	any Lien created on any asset securing an extension, renewal or refinancing of Debt secured in accordance with (a) or (f) of this paragraph provided that (i) such Lien is created over the assets which secured such original documents and (ii) the principal amount of Debt secured by such Lien prior to such extension, renewal or refinancing is not increased, other than with respect to reasonable costs, fees and expenses incidental to such extension, renewal, or refinancing;

(g)	any Lien on stocks and inventories to secure indebtedness incurred in the ordinary course of business and maturing less than one year after the date on which it is originally incurred and to be paid out of the proceeds of sale of those stocks and inventories or products produced from them;

(h)	any banker’s right of set off arising in respect of Short term Debt permitted by the Financing Documents; and

(i)	Capitalized Lease Obligations;

provided that the aggregate amount of the assets subject to the above mentioned Liens (other than those referred to in (a), (b), (c), (d) and (e) above) shall not exceed thirteen million Dollars ($13,000,000) in aggregate on a Combined Basis at any time and provided further that the total value of all assets subject to Liens (including those referred to in (e) above) shall not exceed thirty million Dollars ($30,000,000) in aggregate on a Combined Basis at any time.

Person means any natural person or any company, partnership, joint venture, firm, corporation, voluntary association, trust, enterprise, unincorporated organization or other body corporate or any Authority or any other entity whether acting in an individual, fiduciary or other capacity.

Pesos means the lawful currency of Argentina.

Pilagá means Pilagá S.A. (and formerly Pilagá S.R.L.).

Politically Exposed Person means: (i) a current or former senior official in the executive, legislative, administrative, military, or judicial branch of government (elected or not); (ii) a senior official of a political party; (iii) a senior executive of a government owned commercial enterprise; (iii) an Immediate Family Member of individuals described in (i) or (ii) above; (iv) any individual publicly known (or actually known by the relevant Person) to be a close personal or professional associate of individuals described in (i), (ii) or (iii) above.

Preliminary Complementary ESHS Action Plan means the plan set forth in Schedule 13.

Prime Rate means the arithmetic mean of the offered rates advised to IDB on or around 11:00 a.m. New York time, for loans in Dollars, by a major U.S. money center bank or banks in New York, New York selected by IDB.

Prohibited Practice means any of the following:

(a)	impairing or harming, or threatening to impair or harm, directly or indirectly, any Person or the property of such Person to influence improperly the actions of such Person or any other Person including, without limitation, bid-rigging or any such other actions undertaken with respect to the granting of contracts or government concessions or otherwise in furtherance of a Corrupt Practice or a Fraudulent Practice, as such terms are defined below (a Coercive Practice);

(b)	an arrangement between two or more Persons designed to influence improperly the actions of another Person or to otherwise achieve an improper purpose including, without limitation, bid-rigging or any such other actions undertaken with respect to the granting of contracts or government concessions or otherwise in furtherance of a Corrupt Practice or a Fraudulent Practice, as such terms are defined below (a Collusive Practice);

(c)	offering, giving, receiving or soliciting, directly or indirectly, anything of value to influence improperly the actions of any official of any Authority or any other Person including, without limitation, bribery and practices commonly referred to as “kickbacks” (a Corrupt Practice);

(d)	any action, misrepresentation or omission that knowingly or recklessly misleads or attempts to mislead any other Person in order to obtain a financial benefit or avoid an obligation (a Fraudulent Practice); or

(e)	an Obstructive Practice.

Project has the meaning assigned to that term in Section 2.1 (Purpose).

Projected Debt Service Coverage Ratio means the ratio obtained by dividing:

(a)	Net Cash Flow from Operations for the four (4) financial quarters most recently commenced after the relevant determination date; by

(b)	the Debt Service projected to be payable during such period.

Property means any right or interest in or to assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

Real Estate Consultant means Bullrich Campos, S.A., or any other reputable Person from time to time appointed by IDB to act as advisor to IDB with respect to real estate matters relating to the Financing Documents.

Release means with respect to any chemical, material or substance any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or other introduction into the environment of such chemical, material or substance, including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Substance.

Relevant Change has the meaning assigned to that term in Section 3.19 (Illegality).

Relevant Permit means each Authorization that is necessary under applicable law:

(a)	for the Loan and the implementation of the Project;

(b)	for each Borrower to conduct its business as it is presently carried on and is contemplated to be carried on;

(c)	in connection with the execution, delivery, validity and enforceability of the Financing Documents and the performance by each party thereto of its obligations thereunder;

(d)	for the enforcement by IDB of its rights and remedies under the Financing Documents;

(e)	for the remittance to IDB or its assigns in Dollars of all monies payable under or with respect to the Financing Documents; and

(f)	for each of the Borrowers to comply with applicable law and the Environmental and Social Requirements.

Required Capital Expenditures means those expenditures set out in Part A of Schedule 8 (Capital Expenditures).

Required Hedge means interest rate protection extending through the maturity of the A Loan and/or the B Loan, as relevant, with respect to twenty-five percent (25%) of such Loan outstanding, from time to time, in form and substance satisfactory to IDB and otherwise meeting the following requirements:

(a)	any counterparty to such Derivatives Transaction shall be an Acceptable Financial Institution;

(b)	the Borrowers’ obligation to make payments under such Derivatives Transaction shall be unsecured; and

(c)	such Derivatives Transaction shall be in the form of swap agreements only, and with respect to interest rates only.

Required Hedge Agreements means the agreement or agreements, each in form and substance satisfactory to IDB, entered into, or to be entered into, between the Borrower and a counterparty to document the Required Hedge.

Required Participants means Participants holding Participations, which in the aggregate represent fifty percent (50%) or more of the aggregate outstanding principal amount of the B Loan.

Restricted Payment means:

(a)	any dividends; or

(b)	return of any capital to its stockholders;

(c)	any other distribution, payment or delivery of assets or cash to its stockholders as such;

(d)	redemption, retirement, purchase or otherwise acquisition, directly or indirectly, for a consideration, of any shares of any class of its capital stock now or hereafter outstanding (or any options or warrants issued by either Borrower with respect to their capital stock); or

(e)	the setting aside of any funds for any of the foregoing purposes.

Restricted Payment Conditions means each of the following conditions:

(a)	such Restricted Payment is made on a Restricted Payment Date;

(b)	no Default or Potential Event of Default has occurred and is continuing or would exist after the making of such Restricted Payment;

(c)	the Historical Debt Service Coverage Ratio and the Projected Debt Service Coverage Ratio as of the date of such proposed Restricted Payment Date are equal to or higher than 1.3:1.0 on a Combined Basis;

(d)	the Total Liabilities to Equity Ratio as at the end of the most recent Financial Quarter Date is less than or equal to 0.9:1.0 on a Combined Basis;

(e)	the Debt to EBITDA Ratio, as of the last date of the most recent Financial Quarter, does not exceed 2.75:1.0; such calculation to be confirmed by a certificate of the Auditors setting forth in reasonable detail all information necessary to calculate (and providing the calculations necessary to determine) the Debt to EBITDA Ratio during the applicable period and as at the last day of the period covered, as relevant, by the most recent Financial Statements;

(f)	the Loan Coverage Ratio is equal to or higher than 1.5:1.0 on a Combined Basis;

(g)	the first scheduled principal repayment of the Loan has been made; and

(h)	each of the Borrowers, no later than thirty (30) days prior to making the proposed Restricted Payment, provides IDB with a certificate regarding compliance with the above requirements in the form of Exhibit 6 (Form of Borrower’s Certificate on Distribution of Restricted Payments).

Restricted Payment Date means each date that is fifteen (15) Business Days following an Interest Payment Date.

SECCI Projects has the meaning assigned to such terms in Part A of Schedule 8 (Capital Expenditures).

Second B Loan Tranche has the meaning assigned to that term in Section 3.1.1(ii)(B) (The Loan Amount).

Second Currency has the meaning assigned to that term in Section 3.10.1 (Judgment Currency).

Secured Property means all Property, and the products and proceeds thereof, from time to time subject, or purported to be subject, to the Security.

Security means the Liens created, or purported to be created, under the Security Documents to secure, among other things, all Obligations.

Security Documents means (i) each of the following mortgage agreements (a) the mortgage agreement executed on February 11, 2009 between IDB and Pilagà evidenced by means of public deed number 56 before the notary public of the City of Buenos Aires, Mr. Bernardo Mihura de Estrada; and (b) the mortgage agreement executed on February 11, 2009 between IDB and Adeco evidenced by means of public deed number 55 before the notary public of the City of Buenos Aires, Mr. Bernardo Mihura de Estrada; (ii) each of the following amendments to the mortgage agreements described in (i) above: (a) the amendment agreement to the mortgage described in (i)(a) above to be executed between IDB and Pilagà and evidenced by means of a public deed before the notary public of the City of Buenos Aires, Mr. Bernardo Mihura de Estrada, to reflect the new terms of the A Loan, the First B Loan Tranche and the Second B Loan Tranche pursuant to this Agreement; and (b) the amendment agreement to the mortgage described in (i)(b) above to be executed between IDB and Adeco and evidenced by means of a public deed before the notary public of the City of Buenos Aires, Mr. Bernardo Mihura de Estrada, to reflect the new terms of the A Loan, the First B Loan Tranche and the Second B Loan Tranche pursuant to this Agreement and to create a perfected first priority security interest over the corresponding Secured Property to guarantee payment of the amounts to be disbursed under the Third B Loan Tranche; and (iii) each mortgage agreement executed between IDB and either Borrower as of the date hereof providing for the creation of a first priority security interest in such Borrower’s immoveable property and chattel as provided for therein, or in the case of the mortgages described in sub-section (iii) hereto, as IDB requires and as necessary to maintain the Loan Coverage Ratio in accordance with Section 6.1.12.3.

Senior Indebtedness has the meaning assigned to that term in Schedule 11.

Senior Security has the meaning assigned to that term in Schedule 11.

Share Capital means, as to any Person (other than a natural Person), all shares of capital stock of any class or other ownership interests of any kind, however called, in such Person.

Shareholders means with respect to Adeco, Letterton España SL and Kadesh Hispania SL and, with respect to Pilagá, Adecoagro LP, and such other Persons who from time to time own Share Capital of the Borrowers.

Short-term Debt means, as of any relevant determination date, the aggregate of all Debt that falls due, or the final payment of which is due, within one (1) year after the date of the respective agreements providing for such Debt.

Social Responsibility Plan means a plan presented by the Borrowers, in form and content acceptable to IDB, which includes: (i) the Borrowers’ social responsibility policies; (ii) the processes and resources the Borrowers will employ to implement said policy; (iii) annual social responsibility action plans with the corresponding monitoring indicators; and (iv) a reporting and communication strategy to communicate the results of such plan to IDB and other stakeholders.

Sponsor means any of Ospraie Special Opportunities, HBK and Pampas.

Sponsors means, collectively, HBK, Pampas, and Ospraie Special Opportunities.

Subordinator has the meaning assigned to that term in Schedule 11.

Subordinator Indebtedness has the meaning assigned to that term in Schedule 11.

Subsidiary means with respect to any Person, any entity over fifty percent (50%) of whose Share Capital is owned, directly or indirectly, by that Person.

Tax Returns means all returns, declarations, reports, estimates, information returns, statements and other documents of, relating to, or required to be filed with any Authority in respect of Taxes.

Taxes means all present and future taxes, charges, fees, duties, withholding obligations or other assessments of whatsoever nature levied by any Authority, together with any interest, penalties, additions to tax or other liabilities imposed thereon by any Authority.

TED Spread means, on any day, the spread between the 3-month British Bankers’ Association LIBOR Rate and the 3-month U.S. Treasury bill rate (rounded upwards, if necessary, to the nearest 1/100 of 1%), as published on the Bloomberg website at the address http://www.bloomberg.com/apps/quote?ticker=.TEDSP:IND (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing such a quotation comparable to that which is currently provided on such page of such service, as determined by IDB for purposes of providing an equivalent quotation under this definition) as of such time.

TED Spread Margin means, with respect to any Interest Period, if the TED Spread on the applicable Interest Rate Determination Date (i) is less than 1.50, zero percent (0.00%); (ii) is 1.50 or greater but less than 3.00, one percent (1.00%); and (iii) is 3.00 or greater, one and one-half percent (1.50%).

Term Date means the date that is the first scheduled A Loan Repayment Date.

Third B Loan Tranche has the meaning assigned to that term in Section 3.1.1(ii)(c) (The Loan Amount).

Total Liabilities means the items which are or should be classified as liabilities at such date on a balance sheet of either Borrower or both Borrowers, as applicable, in accordance with the Accounting Principles (Pasivos), including any present or future obligation (actual or contingent, as such latter term is determined in accordance with the Accounting Principles) for the payment or repayment of money which has been borrowed or raised, including obligations which may arise under a guarantee or indemnity or similar obligation; provided, however, that Deferred Lease Payments or intercompany Debt between the Borrowers and any member of the Group that are subordinated to the Loan according to the terms contained in Schedule 11 shall not be considered as part of Total Liabilities; provided further that the total calculation of Total Liabilities on a Combined Basis shall exclude loans between Adeco and Pilagá.

Total Liabilities to Equity Ratio means, as of any relevant determination date, the result obtained by dividing:

(a)	Total Liabilities of either Borrower or both Borrowers, as applicable, as of such date; by

(b)	Equity of either Borrower or both Borrowers, as applicable, as of that same date.

Transaction Taxes has the meaning assigned to that term in Section 3.13.2 (Taxes).

Section 1.2 Interpretation.

In this Agreement, unless the context otherwise requires:

1.2.1 headings and the rendering of text in bold and italics are for convenience only and do not affect the interpretation of this Agreement;

1.2.2 words importing the singular include the plural and vice versa and the masculine, feminine and neuter genders include all genders;

1.2.3 the words “hereof’, “herein”, and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

1.2.4 a reference to a Section, paragraph, party, Exhibit or Schedule is a reference to that Section or paragraph of, or that party, Exhibit or Schedule to, this Agreement unless otherwise specified;

1.2.5 a reference to this Agreement or any other Financing Document shall mean such document including any amendment or supplement to, or replacement, novation or modification of, that document but disregarding any amendment, supplement, replacement, novation or modification made in breach of this Agreement or such Financing Document;

1.2.6 a reference to a Person includes that Person’s successors and permitted assigns;

1.2.7 all terms defined in this Agreement shall have the meanings ascribed thereto in Section 1.1 (Definitions) when used in any certificate or other document made or delivered pursuant hereto;

1.2.8 the term “including” means “including without limitation” and any list of examples following such term shall in no way restrict or limit the generality of the word or provision in respect of which such examples are provided;

1.2.9 phrases such as “satisfactory to IDB”, “approved by IDB”, “acceptable to IDB”, “as determined by IDB”, “in IDB’s discretion”, and phrases of similar import authorize and permit IDB to approve, disapprove, determine, act or decline to act in its sole discretion;

1.2.10 references to any statute, code or statutory provision are to be construed as a reference to the same as it may from time to time be amended, modified or re-enacted, and include references to all bylaws, instruments, orders and regulations for the time being made thereunder or deriving validity therefrom unless the context otherwise requires;

1.2.11 for purposes of this Agreement, any term that is used in this Agreement and is defined by reference to any Financing Document shall continue to have the original definition notwithstanding any termination, expiration or modification of any such Financing Document, except to the extent the parties hereto may otherwise agree;

1.2.12 all determinations as to whether a Material Adverse Effect has occurred, or could be expected to occur, shall be made by IDB, except that in respect of a representation or warranty of the Borrowers regarding a Material Adverse Effect, the determination as to whether a Material Adverse Effect has occurred or could be expected to occur shall be made by the Borrowers; and

1.2.13 references to “knowledge”, “know” and “known” shall mean knowledge after due inquiry.

Section 1.3 Business Day Adjustment.

Except as otherwise expressly provided herein, where the day on or by which a payment is due to be made is not a Business Day, that payment shall be made on or by the next succeeding Business Day. Interest, fees and charges (if any) thereon shall continue to accrue for the period from the due date that is not a Business Day to that next succeeding Business Day.

Section 1.4 Conflicts.

In the case of any conflict between the terms and conditions of this Agreement and the terms and conditions of any other Financing Document, the terms and conditions of this Agreement shall prevail.

Section 1.5 Financial Calculations.

1.5.1 All financial calculations to be made under, or for the purposes of, this Agreement and any other Financing Document or in any certificate or other document made or delivered pursuant hereto or thereto shall be determined in accordance with the Accounting Principles.

1.5.2 Except as otherwise required to conform to any provision of this Agreement, all financial calculations shall be made from the then most recently issued quarterly Financial Statements or, with respect to the last Financial Quarter, the audited Financial Statements for the relevant Financial Year, which the Borrowers are obligated to furnish to IDB under Section 6.3.1 (Audited Annual Financial Statements) or Section 6.3.2 (Unaudited Quarterly Financial Statements).

1.5.3 If a financial calculation is to be made under or for the purposes of this Agreement or any other Financing Document on a Combined Basis, that calculation shall be made by reference to the sum of all amounts of similar nature reported in the relevant financial statements of each of the entities whose accounts are to be combined with the accounts of the Borrowers plus or minus the combination adjustments customarily applied to avoid double counting of transactions among any of those entities, including each Borrower.

Section 1.6 Joint and Several Liability.

All of the obligations of the Borrowers to: (a) pay any amount under any of the Financing Documents or (b) comply with any other term or condition shall be joint and several obligations except to the extent that any obligation is expressly stated herein or in any other Financing Document to be the obligation of one of the Borrowers only.

Section 1.7 Conditions of Effectiveness

1.7.1 Subject to Section 1.8, this Agreement shall be effective to amend and restate the Original Loan Agreement as of the date (the Effective Date) when IDB confirms that:

1.7.1.1	the conditions set forth in Sections 5.3.2, 5.3.3, 5.3.4, 5.3.5 (other than the execution, filing and registration before the relevant real estate registries of each jurisdiction of the amendments to the mortgage agreements as public deeds as referred to in sub-sections (ii)(a) and (ii)(b) of the definition of Security Documents contained in Section 1.1 (Definitions) and subject to Section 1.8 and 5.3.6 have been duly met or waived; and

1.7.1.2	2 The Borrowers have made the Partial Current A Loan Payment on November 15, 2011.

Section 1.8 Conditions Subsequent

1.8.1 The amendment and restatement of the Original Loan Agreement as of the Effective Date shall be subject to the following conditions subsequent (the Conditions Subsequent):

1.8.1.1	(a) the Security, including the amendments to the mortgages described in (ii)(a) and (ii)(b) under the definition of Security Documents, has been duly executed and filed in each of the relevant real estate registries of each jurisdiction in which such filings, registrations, notarizations or recordings are required in respect of all interests or rights of the kind the relevant Security Documents purport to create over all of the Secured Property by December 15, 2011 and (b) IDB has received a report (“Informe sobre Hipotecas, Inhibiciones, Embargos y otras medidas”) from each relevant real estate registry showing that (x) such amendments to the mortgages have been filed with such real estate registry; and (y) no other Lien has been filed other than the Liens created under the Security Documents, by February 15, 2012.

1.8.1.2	IDB has received a legal opinion from Bruchou, Fernandez Madero & Lombardi, Argentine counsel to IDB that such amendments, upon registration with the relevant real estate registries of each jurisdiction, will be effective to reflect the new terms of the A Loan, the First B Loan Tranche and the Second B Loan Tranche pursuant to this Agreement and will create a perfected first priority security interest over the corresponding Secured Property to guarantee payment of the amounts to be disbursed under the Third B Loan Tranche.

1.8.2 In the event that either:

1.8.2.1	an Event of Default occurs prior to the date when the Conditions Subsequent are met; or

1.8.2.2	the Conditions Subsequent are not met in accordance with Section 1.8.1:

then, by written notice to the Borrower, at IDB’s sole election, the amendment and restatement of the Original Loan Agreement as of the Effective Date pursuant to Section 1.7 shall be deemed to be null and void and of no further effect, and the Borrower shall immediately (a) pay all amounts which have been due and payable on November 15, 2011, but for the amendment and restatement of the Original Loan Agreement as of the Effective Date, including default interest thereon pursuant to Section 3.12 and (b) all Fixed Rate Loan Breakage Costs.

Section 1.9 A Loan Fixed Rate Election prior to the Effective Date

1.9.1 The Borrower shall deliver, not later than the Business Day following the Acceptance Date, an A Loan Fixed Interest Rate Election in the event that it elects for the A Loan, taking into account the Partial Current A Loan Payment to be made on November 15, 2011 and the amendments to the terms of the A Loan to be effected by the amendment and restatement of the Original Loan Agreement pursuant to this Agreement as of the Effective Date, to bear interest at the A Loan Fixed Interest Rate. In relation thereto the Borrowers irrevocably acknowledge and agree that:

1.9.1.1	the A Loan, as of the Acceptance Date, bears interest at the A Loan Fixed Interest Rate and in giving an A Loan Fixed Interest Rate Election, the Borrowers irrevocably (a) request that IDB unwinds the swap (the Existing A Loan Swap) which it has previously entered into to enable the A Loan, as of the Acceptance Date, to bear interest at the A Loan Fixed Interest Rate, effective as of November 15 and (b) agree to pay the Fixed Interest Rate Breakage Costs associated with such unwinding;

1.9.1.2	that IDB will enter into a new swap with respect to any A Loan Fixed Interest Rate Election given pursuant to this Section 1.9.1. (the New A Loan Swap); and

1.9.1.3	In the event that:

1.9.1.3.1	the Effective Date does not occur on or prior to November 15, 2011; or

1.9.1.3.2	the amendment and restatement the Original Loan Agreement as of the Effective Date pursuant to Section 1.7 are deemed to be null and void and of no further effect pursuant to Section 1.8.2,

the New A Loan Swap will be required to be unwound as of November 16, 2011, in the case of Section 1.9.1.3.1, and as of the date of the notice given by IDB under Section 1.8.2, in the case of Section 1.9.1.3.2, and the Borrowers shall pay to IDB the Fixed Interest Rate Breakage Costs associated with the unwinding of the New A Loan Swap within 5 Business Days of such date.

1.9.2 The provisions of this Section 1.9 shall become fully effective as of the Acceptance Date.

ARTICLE 2.

Purpose

Section 2.1 Purpose.

The purpose of the Loan is refinancing the Borrowers’ Outstanding Debt and financing the Required Capital Expenditures and the Permitted Capital Expenditures, along with related working capital requirements for 2009, 2010, 2011 and 2012, relating to the Borrowers’ agribusiness activities in Argentina (the Project).

ARTICLE 3.

Agreement for the Loan

Part 1: The Loan

Section 3.1 The Loan Amount.

3.1.1 Subject to the terms and conditions of this Agreement, IDB shall lend to the Borrowers, and the Borrowers shall borrow from IDB, an aggregate principal amount of up to one hundred ten million Dollars ($110,000,000), of which a maximum amount of eighty million Dollars ($80,000,000) may be outstanding at any time from and including the Acceptance Date. The Loan shall consist of:

(i)	the A Loan, in an aggregate principal amount of up to thirty one million Dollars ($31,000,000), of which twenty two million one hundred thirty six thousand one hundred seventy eight Dollars ($22,416,179) remains outstanding under the Original Loan Agreement (subject to Section 1.7.1.2);

(ii)	the B Loan consisting of:

(A)	an initial aggregate principal amount of up to thirty five million Dollars ($35,000,000), of which twenty million eight hundred thirty three thousand two hundred Dollars ($20,833,200) remains outstanding under the Original Loan Agreement (the First B Loan Tranche);

(B)	an aggregate principal amount of up to fourteen million Dollars ($14,000,000), (the Second B Loan Tranche) of which eight million three hundred thousand two hundred eighty Dollars ($8,333,280) remains outstanding under the Original Loan Agreement; and

(C)	an aggregate principal amount of up to thirty million eight hundred thirty-three thousand five hundred twenty Dollars ($30,833,520) (the Third B Loan Tranche),

each such amount funded by the Participants pursuant to the relevant Participation Agreements.

3.1.2 The parties hereby acknowledge that the A Loan, the First B Loan Tranche, and the Second B Loan Tranche have been fully disbursed and are not available for borrowing.

Section 3.2 Disbursement Procedure.

3.2.1 Subject to the satisfaction of the conditions set forth in Article 5, the Borrowers may request Disbursements by delivering to IDB, at (a) least fifteen (15) Business Days prior to the proposed First Disbursement Date, (b) at least ten (10) Business Days prior to each subsequent proposed Disbursement Date (other than a Disbursement of the Third B Loan Tranche), and (c) with respect to a Disbursement of the Third B Loan Tranche at least seven (7) Business Days prior to each subsequent proposed Disbursement Date, a Disbursement Request and a receipt substantially in the form of Exhibit 2 (Form of Disbursement Receipt), each signed by both Borrowers.

3.2.2 IDB is not obligated to make:

3.2.2.1	any B Loan Disbursement unless and until all Participants shall have made available to IDB, in immediately available funds, their proportionate share of such Disbursement in accordance with the Participation Agreements; or

3.2.2.2	any Disbursement (other than with respect to the Second B Loan Tranche) except pro rata from the A Loan and the B Loan provided, however, that the Third B Loan Tranche will be disbursed on a non pro rata basis.

3.2.3 Each Disbursement of the Loan shall be made in Dollars at an account registered in a bank located in the United States, as specified in the Disbursement Request. With respect to (i) any Disbursement other than the Disbursement of the Third B Loan Tranche, eighty five percent (85%) of the total amount of each Disbursement, and (ii) with respect to a Disbursement of the Third B Loan Tranche, one hundred percent (100%) of that Disbursement, shall be promptly transferred to Argentina by the Borrowers and exchanged for Pesos through the Argentine free foreign exchange market (Mercado Unico y Libre de Cambios) in accordance with the applicable laws and foreign exchange regulations no later than (x) thirty (30) days after any Disbursement other than the Disbursement of the Third B Loan Tranche, and (y) three hundred and sixty five (365) days after the Disbursement of the Third B Loan Tranche. In the case of any Disbursement other than the Disbursement of the Third B Loan Tranche, the balance of the total amount disbursed under each Disbursement shall be transferred to Argentina by the Borrowers and exchanged for Pesos through the Argentine free foreign exchange market (Mercado Unico y Libre de Cambios) in accordance with the applicable laws and foreign exchange regulations.

3.2.4 The Borrowers shall not request more than two (2) Disbursements of the A Loan and First B Loan Tranche and Second B Loan Tranche, or only one (1) Disbursement of the Third B Loan Tranche.

3.2.5 A Disbursement Request shall be irrevocable.

3.2.6 The Borrowers shall not be entitled to make any Disbursement Requests after the Commitment Termination Date.

Section 3.3 Repayment.

3.3.1 Each of the Borrowers shall repay the A Loan in thirteen (13) installments of principal (for the avoidance of doubt, not counting the payment of the Partial Current A Loan Payment), on each Interest Payment Date commencing on the First Principal Payment Date and ending on the A Loan Final Maturity Date (each an A Loan Repayment Date), in accordance with the amounts set forth in the repayment schedule (the Repayment Schedule) attached as Schedule 14 hereto, provided, that the entire outstanding principal amount of the A Loan shall be due and payable on the A Loan Final Maturity Date.

3.3.2 Each of the Borrowers shall repay the B Loan in nine (9) installments of principal on each Interest Payment Date commencing on the First Principal Payment Date and ending on the B Loan Final Maturity Date (each a B Loan Repayment Date) in accordance with the amounts set forth in the Repayment Schedule provided, that the entire outstanding principal amount of the B Loan shall be due and payable on the B Loan Final Maturity Date.

3.3.3 Principal amounts repaid pursuant to this Section 3.3 (Repayment) may not be reborrowed.

Section 3.4 IDB’s Determination Final.

IDB’s internal records regarding payments made on account of the Obligations shall be final and conclusive and bind each Borrower unless such Borrower proves to IDB’s satisfaction that the determination involved manifest error; provided, that the failure of IDB to maintain such accounts or any error therein shall not in any manner reduce or limit the obligation of the Borrowers to repay the Loan in accordance with the terms of this Agreement.

Section 3.5 Voluntary Prepayments.

The Borrowers may prepay all or any portion of the Loan, on any Interest Payment Date (subject to Section 3.5.4 below), on not less than twenty (20) days’ prior notice to IDB, but only if:

3.5.1.1	the prepayment is made not less than 365 days (or such shorter period as may be required or permitted under applicable law) after the Last Disbursement Date (as defined in Section 3.5.2(a)) and in compliance with Argentine foreign exchange regulations;

3.5.1.2	each of the Borrowers concurrently pays (a) all accrued and unpaid interest on the Loan; (b) all accrued and unpaid Increased Costs (if any) on the Loan; (c) the amount payable (if any) in respect of such prepayment pursuant to Section 3.14.1.2 (Costs, Expenses and Losses); (d) the amount payable (if any) in respect of such prepayment pursuant to Section 3.5.2 below; (e) any Fixed Rate Breakage Costs resulting if the Borrowers make the A Loan Fixed Interest Rate Election and all or any portion of the A Loan is prepaid under Section 3.5 (Voluntary Prepayments); and (d) all other Obligations then due and payable;

3.5.1.3	for a partial prepayment of the Loan, the principal amount of the Loan prepaid is an amount not less than five million Dollars ($5,000,000) or a whole multiple of one million Dollars ($1,000,000) in excess thereof; and

3.5.1.4	upon request by IDB, each of the Borrowers delivers to IDB, prior to the date of prepayment, evidence satisfactory to IDB that any Authorizations necessary with respect to the prepayment have been obtained, provided, however, that for the avoidance of doubt, this Section 3.5.1 shall not apply to the Partial Current A Loan Payment made pursuant to Section 1.7.1.2.

3.5.2 On the date of such prepayment, the Borrowers shall pay a prepayment premium consisting of an amount in Dollars equal to:

(a)	two percent (2%) of the amount prepaid if the prepayment is made (i) at any time after the first anniversary of the day of the last disbursement of the Third B Loan Tranche (the “Last Disbursement Date”) but on or prior to the second anniversary of the Last Disbursement Date;

(b)	one point seventy-five percent (1.75%) of the amount prepaid if the prepayment is made at any time after the second anniversary of the Last Disbursement Date but on or prior to the third anniversary of the Last Disbursement Date;

(c)	one point fifty percent (1.50%) of the amount prepaid if the prepayment is made at any time after the third anniversary of the Last Disbursement Date but on or prior to the fourth anniversary of the Last Disbursement Date;

(d)	one point twenty-five percent (1.25%) of the amount prepaid if the prepayment is made at any time after the fourth anniversary of the Last Disbursement Date but on or prior to the fifth anniversary of the Last Disbursement Date, and

(e)	one percent (1%) of the amount prepaid, if the prepayment is made at any time after the fifth anniversary of the Last Disbursement Date,

provided, however, that for the avoidance of doubt, this Section 3.5.2 shall not apply to the Partial Current A Loan Payment made pursuant to Section 1.7.1.2.

3.5.3 A prepayment notice is irrevocable. Upon delivery of a prepayment notice in accordance with Section 3.5.1, the Borrowers shall be obligated to make the prepayment in accordance with the terms of that notice and the amount stated to be prepaid shall become due and payable on the Interest Payment Date specified for such prepayment.

3.5.4 If required by IDB in accordance with Section 6.2.15.2 (Prepayment), the Borrowers shall, simultaneously with the prepayment of any Long-term Debt other than the Loan, prepay a proportionate amount of the Loan along with all other amounts payable in respect thereof under Sections 3.5.1.2 and 3.5.2 (calculated as if such prepayment were voluntarily made by the Borrowers hereunder).

Section 3.6 Mandatory Prepayments.

3.6.1 The Borrowers shall, promptly upon receipt of any of the amounts described in Sections 3.6.1.1 through 3.6.1.3 (Mandatory Prepayments) notify IDB of such receipt (and obtain any Authorizations necessary with respect to such prepayment), and shall apply all such amounts at the respective times set forth below to prepay the Loan and concurrently with such payment pay (i) all accrued and unpaid interest on the Loan; (ii) the accrued and unpaid Increased Costs (if any) on the Loan; (iii) the amount payable (if any) in respect of such prepayment pursuant to Section 3.14.1.2 (Costs, Expenses and Losses); (iv) any Fixed Rate Breakage Costs due from the Borrowers if the Borrowers make an A Loan Fixed Interest Rate Election and all or any portion of the A Loan is prepaid under Section 3.6 (Mandatory Prepayments); and (v) all other Obligations then due and payable:

3.6.1.1	any payment received by either Borrower in respect of the confiscation, expropriation, nationalization of any assets of either Borrower when received by such Borrower to the extent that (i) such payment exceeds one million Dollars ($1,000,000) on a Combined Basis in any twelve (12) month period and (ii) the relevant Borrower (a) does not use such payment to purchase new assets of a similar nature within twelve (12) months from the date such payment is received or (b) did not purchase new assets of a similar nature in the twelve (12) month period before such payment is received, in which case the required prepayment shall be made on the next Interest Payment Date following the end of such twelve (12) month period mentioned in (ii)(a) of this subsection;

3.6.1.2	any insurance proceeds in excess of five million Dollars ($5,000,000) on a Combined Basis for both Borrowers in any twelve (12) month period and paid with respect to loss or damage to Property of the Borrowers except to the extent that the IDB determines that the Borrowers’ program for remediation of such loss or damage is acceptable (including time for repair and adequacy of funds) and such insurance proceeds are applied (a) toward such remediation program within the following twelve (12) month period or (b) to compensate the advance payments made by the Borrowers toward the remediation of the loss or damage before collecting the insurance proceeds, in which case the required prepayment shall be made on the next Interest Payment Date following the end of such twelve (12) month period; and

3.6.1.3	the aggregate remaining proceeds which are in excess of ten million Dollars ($10,000,000) on a Combined Basis for both Borrowers in any twelve (12) month period from the sale or disposition of any Property, after applying sub-sections (a) to (c) of this Section 3.6.1.3, (such excess proceeds being the “Relevant Proceeds”) to the extent that (i) the relevant Borrower (a) does not use such Relevant Proceeds to purchase new assets of a similar nature within the following twelve (12) month period, (b) does not use such Relevant Proceeds for activities or investments related to the Borrower’s agribusiness within the following twelve (12) month period, or (c) did not purchase new assets of a similar nature in the twelve (12) month period before such Relevant Proceeds are received, in which case the required prepayment shall be made on the next Interest Payment Date following the end of such twelve (12) month period mentioned in (ii)(a) of this subsection;

3.6.2 In the event that any Sponsor transfers its beneficial ownership in the share capital of either of the Borrowers without the consent of the IDB (not to be unreasonably withheld) to a Person (other than to a wholly owned subsidiary of such Sponsor or to another Sponsor) who, as a result of such transfer or issuance, would hold more than ten percent (10%) in aggregate of the outstanding shares of the Borrowers, then the Borrowers shall prepay the Loan and concurrently with such payment pay (i) all accrued and unpaid interest on the Loan; (ii) all accrued and unpaid Increased Costs (if any) on the Loan; (iii) the amount payable (if any) in respect of such prepayment pursuant to Section 3.14.1.2 (Costs, Expenses and Losses); and (iv) all other Obligations then due and payable; provided that the foregoing shall not apply to any such transfer by a Sponsor if such transfer:

3.6.2.1	is to a private equity fund or other investment fund whose primary purpose is to make equity investments in other entities (a Fund) and such Sponsor has provided to IDB:

3.6.2.1.1	a certificate from a senior officer of such Sponsor certifying that it has completed in respect of such Fund all customary “know your customer” due diligence that the Sponsor would have conducted for any entity that was to become a shareholder in such Sponsor and the Sponsor certifies that no issues have been identified with respect to such due diligence; and

3.6.2.1.2	a certificate from a senior officer of such Fund certifying it has written policies, procedures and internal controls designed to prevent and detect money laundering and terrorist financing, which policies, procedures and internal controls are designed to adhere to the requirements of applicable law, including the USA Patriot Act of 2001 and the laws of the various jurisdictions in which it does business, including customer identification procedures and enhanced due diligence for higher risk clients, including Politically Exposed Persons.

3.6.2.2	is not to a Fund and such Sponsor has provided to IDB evidence that they have completed in respect of such transferee all customary “know your customer” due diligence that the Sponsor would have conducted for any entity that was to become a shareholder in such Sponsor, including customer identification procedures and enhanced due diligence for higher risk clients, including Politically Exposed Persons and the Sponsor certifies that no issues have been identified with respect to such due diligence.

3.6.2.3	is made on the New York Stock Exchange by a publicly-traded company or pursuant to a transfer made under Rule 144 of the Securities Act of 1933.

3.6.3 in the event that either Borrower makes a prepayment under Section 3.6.1 or 3.6.2, it shall pay the prepayment premium set out in Section 3.5.2.

Section 3.7 Application of Prepayments.

3.7.1 Amounts of principal prepaid under Section 3.5 (Voluntary Prepayments), Section 3.6 (Mandatory Prepayments), Section 6.2.15 (Prepayment) or Section 6.6 (Insurance) shall:

3.7.1.1	first, be allocated by IDB pro rata between the A Loan and the B Loan in proportion to their respective principal amounts outstanding; and

3.7.1.2	then, be applied by IDB to all the respective outstanding installments of principal of each of the A Loan and the B Loan in inverse order of maturity.

3.7.2 Any principal amount of the Loan prepaid under Section 3.5 (Voluntary Prepayments), Section 3.6 (Mandatory Prepayments), Section 6.2.15 (Prepayment) or Section 6.6 (Insurance) may not be reborrowed.

Section 3.8 Charges and Fees.

The Borrowers shall pay to IDB the following fees:

3.8.1 a commitment fee (the Commitment Fee) at the rate of one half of one percent (0.5%) per annum of the undisbursed and uncancelled portion of the Loan, provided that if the Third B Loan Tranche is not disbursed as of December 15, 2011, the Commitment Fee for the Third B Loan Tranche shall be (i) from (and including) December 16, 2011 to (and including) January 15, 2011, a rate of eighty-five hundredths of one percent (0.85%) of the undisbursed and uncancelled portion of the Third B Loan Tranche, (ii) from (and including) January 16, 2011 to the Commitment Termination Date, a rate of one percent (1%) of undisbursed and uncancelled portion of the Third B Loan Tranche.

The Commitment Fee shall:

3.8.1.1	begin to accrue on the earlier of (a) ninety (90) days after the Effective Date (as defined under the Original Loan Agreement) and (b) the First Disbursement Date; provided that for the Third B Loan Tranche it shall begin to accrue on December 2, 2011;

3.8.1.2	be calculated on the basis of a 360-day year for the actual number of days elapsed; and

3.8.1.3	be payable in arrears on the Interest Payment Dates in each year, the first such payment to be due on the first Interest Payment Date occurring after the date on which the Commitment Fee begins to accrue pursuant to Section 3.8.1.1 (Charges and Fees);

3.8.2 an annual administration fee of five thousand Dollars ($5,000) per Participant payable (a) upon the earlier of (i) the date that is thirty (30) days after the Effective Date and (ii) the first Interest Payment Date; and (b) thereafter, on each anniversary of the first Interest Payment Date for so long as any portion of the B Loan is outstanding, provided that such fee shall not exceed thirty thousand Dollars ($30,000) in any given year; and

3.8.3 the fees set out in the Fee Letters.

Section 3.9 Currency and Place of Payment.

Payments of all Obligations due to IDB shall be made in Dollars, in immediately available funds, to the Paying Agent at the New York office of The Bank of New York Mellon, Account No. 211705 (ABA #021-000-018) for further credit to Receipt Account No. 141642 no later than 11:00 a.m. New York City time, or at such other bank or banks, in such place or places, as IDB shall from time to time designate. IDB may deem any payment, or part thereof, relating to the Loan that is received after that time as made on the next Business Day and, accordingly, interest shall accrue on any Participant’s pro rata share of that payment with respect to which IDB is unable to make same day remittance to that Participant.

Section 3.10 Judgment Currency

3.10.1 The payment obligations of the Borrowers under this Agreement shall not be discharged by an amount paid in a currency or place other than as set forth in Section 3.9 (Currency and Place of Payment), whether pursuant to a judgment or otherwise, to the extent that the amount so paid on conversion to Dollars and transferred to the account set forth in Section 3.9 (Currency and Place of Payment) under normal banking procedures does not yield the amount of Dollars due hereunder. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency (the Second Currency), the rate of exchange which shall be applied shall be that at which in accordance with normal banking procedures IDB could purchase Dollars with the Second Currency on the Business Day next preceding the date on which such judgment is rendered. Notwithstanding the rate of exchange actually applied in rendering such judgment, the Borrowers shall, as a separate obligation, pay to IDB on demand in Dollars, such additional amount as is necessary to enable IDB to receive, after conversion of the amount received in the Second Currency to Dollars and transfer to the account set forth in Section 3.9 (Currency and Place of Payment) in accordance with normal banking procedures, the full amount due to IDB under this Agreement.

3.10.2 Notwithstanding the terms of Section 3.10.1 (Judgment Currency), IDB may require the Borrowers to pay (or reimburse IDB) in any currency other than Dollars for:

3.10.2.1	any Taxes and other amounts payable under Section 3.13 (Taxes); and

3.10.2.2	any fees, costs and expenses payable under Section 3.14 (Costs, Expenses and Losses); and

in each case to the extent such amounts are payable in such other currency.

Section 3.11 Allocation of Partial Payments.

If IDB at any time receives less than the full amount then due and payable to it in respect of the Obligations, IDB shall have the right (as between IDB and each of the Borrowers) to allocate and apply such payment in any way or manner and for such purpose or purposes under this Agreement or any other Financing Document as IDB in its discretion determines, notwithstanding any instruction that each of the Borrowers may give to the contrary.

Section 3.12 Late Charges.

3.12.1 Without limiting the remedies available to IDB under this Agreement, any other Financing Agreement or otherwise, if either Borrower:

3.12.1.1	fails to make any payment of principal or interest (including interest payable pursuant to this Section) when due hereunder (whether at stated maturity or upon acceleration), the Borrowers shall pay interest on the amount of that payment due and unpaid at the rate that shall be the sum of two percent (2.00%) per annum plus the then applicable A Loan Interest Rate (with respect to amounts relating to the A Loan) or the B Loan Interest Rate (with respect to amounts relating to the B Loan) in effect from time to time; or

3.12.1.2	fails to pay any Obligations (other than principal of, and interest on, the A Loan and the B Loan), when due (whether at stated maturity or upon acceleration), the Borrowers shall pay interest on such overdue and unpaid amounts at a rate per annum equal to the sum of two percent (2.00%) per annum plus the higher of: (a) the A Loan Interest Rate; and (b) the B Loan Interest Rate.

3.12.2 Interest at the rates referred to in Sections 3.12.1.1 and 3.12.1.2 (Late Charges) shall accrue from the date the payment was due until the date on which such payment is made in full but excluding the date on which IDB actually receives the payment (as well after as before judgment), and shall be payable on demand, or, if not demanded, on each Interest Payment Date falling after any such overdue amount became due.

Section 3.13 Taxes.

3.13.1 Each of the Borrowers acknowledges that under the Agreement Establishing the Inter-American Development Bank dated December 30, 1959, IDB and its Property, income and transactions are immune from all Taxes imposed by IDB Members.

3.13.2 Notwithstanding the foregoing, each of the Borrowers shall pay or cause to be paid all Taxes and other liabilities of whatsoever nature (other than any Taxes imposed on or measured by net income) imposed on or in connection with the payment of any Obligation by any Authority of Argentina or any Authority of any other jurisdiction from or through which any such payment is made, including payments made by IDB to the Participants under the respective Participation Agreements (all such Taxes and liabilities, collectively, Transaction Taxes).

3.13.3 All payments by each of the Borrowers under this Agreement or under any other Financing Document shall be made free and clear of and without deduction or withholding for or on account of any Transaction Taxes. If either Borrower is required by applicable law or otherwise to deduct or withhold any Transaction Taxes from any such payment (a) the amount payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional amounts payable under this Section) IDB receives the full amount it would have received had no such deduction or withholding been required, and (b) each of the Borrowers shall make such deduction or withholding and shall pay the full amount deducted or withheld to the relevant Authority in accordance with applicable law.

3.13.4 Each of the Borrowers shall pay any stamp, recording, documentary or similar taxes and all other charges or levies payable on or in connection with the execution, delivery, registration, consularization, translation, notarization or enforcement of this Agreement and the other Financing Documents (collectively, Other Taxes).

3.13.5 Each of the Borrowers shall indemnify IDB and the Paying Agent for the full amount of Transaction Taxes and Other Taxes arising in connection with payments made under any Financing Document (including any Transaction Taxes or Other Taxes imposed by any Authority on amounts payable under this Section 3.13 (Taxes)) and paid by IDB and the Paying Agent and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Payment under this indemnity shall be made within ten (10) days from the date the indemnitee makes written demand therefor.

3.13.6 Each of the Borrowers shall furnish to IDB, within thirty (30) days after the date the payment of any Transaction Taxes or Other Taxes is due, certified copies of receipts evidencing such payment by the Borrower(s) or, if such receipts are not obtainable, other evidence of such payments by the Borrower(s) satisfactory to IDB.

Section 3.14 Costs, Expenses and Losses.

3.14.1 If IDB or any Participant shall incur cost, expense or loss as a result of the Borrowers:

3.14.1.1	failing to (a) pay any Obligations on the due date therefor; (b) borrow in accordance with any Disbursement Request; (c) make any prepayment in accordance with a notice of prepayment pursuant to Section 3.5 (Voluntary Prepayments) or Section 3.6 (Mandatory Prepayments); or (d) make any repayment or prepayment required pursuant to Section 3.3 (Repayment), Section 3.19 (Illegality) or Section 6.2.15 (Prepayment), as the case may be;

3.14.1.2	prepaying all or any portion of the Loan on a date other than an Interest Payment Date (and for the avoidance of doubt, the making of the Partial Current A Loan Payment pursuant to Section 1.7.1.2 shall not be considered a prepayment);

3.14.1.3	cancelling any or all of the Loans pursuant to Section 3.15 (Suspension or Cancellation by IDB) or Section 3.16 (Cancellation by the Borrower); and

3.14.1.4	failing to submit a Disbursement Request for the last Disbursement (a) on or prior to the Commitment Termination Date, or (b) prior to the cancellation of any undisbursed amounts of the A Loan in accordance with Section 3.15 (Suspension or Cancellation by IDB) or Section 3.16 (Cancellation by the Borrower),

then the Borrowers shall immediately pay, in Dollars, to IDB the amount that IDB shall notify the Borrowers from time to time as being the aggregate of such actual costs, expenses and losses.

3.14.2 For purposes of this Section 3.14 (Costs, Expenses and Losses), “costs, expenses or losses” shall include any interest paid or payable to cover any unpaid amount, any “broken funding” or hedge liquidation costs and any loss, premium, penalty or expense that may be incurred in liquidating or employing deposits of or borrowings from third parties in order to make, maintain or fund all or any part of the Loan or a Participation but, in each case, after taking into account any Fixed Rate Breakage Costs received by IDB, and, in the case of a late payment, after taking into account any late payment interest received by IDB under Section 3.12 (Late Charges). IDB’s determination of any “costs, expenses or losses” shall be final and conclusive and bind the Borrower unless the Borrower proves to IDB’s satisfaction that the determination involved manifest error.

Section 3.15 Suspension or Cancellation by IDB.

3.15.1 IDB may, by notice to the Borrowers, suspend the right of the Borrowers to request Disbursements or cancel all or any portion of the undisbursed balance of the Loan if:

3.15.1.1	any Default or Event of Default has occurred and is continuing;

3.15.1.2	the Commitment Termination Date has occurred; or

3.15.1.3	Argentina ceases to be an IDB Member.

3.15.2 Upon the giving of such notice, the right of the Borrowers to request any further Disbursements shall be suspended (for such period and on such conditions as determined by IDB in its discretion) or cancelled, as the case may be. The exercise by IDB of its right of suspension shall not preclude IDB from exercising its right of cancellation, either for the same or any other reason, and shall not limit any other rights of IDB under any other provision of this Agreement or any of the other Financing Documents.

Section 3.16 Cancellation by the Borrowers.

3.16.1 The Borrowers may, by notice to IDB, irrevocably request IDB to cancel the undisbursed portion of the Loan effective as of the date specified in such notice (which shall be a date not earlier than fifteen (15) Business Days after the date of that notice), provided that IDB has received payment of all Obligations due and payable on the date of such cancellation, and a cancellation fee in an amount equal to two percent (2%) of the cancelled portion of the Loan.

3.16.2 Upon receipt of the notice of the Borrowers referred to in Section 3.16.1 above, IDB shall, by notice to the Borrowers, cancel the undisbursed portion of the Loan effective as of such specified date if IDB has received payment of all fees and other Obligations (other than principal of and interest on the Loan) then due and payable or, in the case of the Commitment Fee, accrued.

Section 3.17 Terms and Conditions Applicable to Cancellation or Suspension.

3.17.1 Upon any cancellation, the Borrowers shall, subject to Section 3.17.3 (Terms and Conditions Applicable to Cancellation or Suspension), pay to IDB all fees and other Obligations (other than principal of and interest on the Loan) then due and payable or, in the case of the Commitment Fee, accrued up to the date of any such cancellation, including any amounts owed pursuant to Section 3.14 (Costs, Expenses and Losses).

3.17.2 The Commitment Fee applicable to any undisbursed and uncancelled portion of the Loan shall continue to accrue and be payable during any suspension of IDB’s obligation to make Disbursements pursuant to Section 3.15 (Suspension or Cancellation by IDB).

3.17.3 The undisbursed portion of the Loan shall be automatically reduced by the portion of the Loan cancelled under Section 3.15 (Suspension or Cancellation by IDB) or Section 3.16 (Cancellation by the Borrowers). Such reduction shall be applied pro rata to the A Loan and the B Loan.

Section 3.18 Increased Costs.

3.18.1 On each Interest Payment Date the Borrowers shall pay, in addition to interest and principal, if applicable, on the Loan, the amount that IDB from time to time notifies to the Borrowers in an Increased Costs Certificate as being the aggregate Increased Costs of IDB or any Participant accrued and unpaid prior to such Interest Payment Date.

3.18.2 If the Borrowers are required to pay any Increased Costs pursuant to Section 3.18.1 (Increased Costs), they may prepay, in whole, but not in part, that part of the Loan with respect to which the Increased Costs are incurred. Such prepayment shall be made in accordance with Section 3.5 (Voluntary Prepayment) except that provisions with respect to the timing of any prepayment set forth in Section 3.5.1.1 (Voluntary Prepayment), the minimum prepayment amount set forth in Section 3.5.1.3 (Voluntary Prepayment) and the prepayment premium set forth in Section 3.5.2 (Voluntary Prepayment) shall not apply.

Section 3.19 Illegality.

Notwithstanding anything to the contrary contained in this Agreement, if, after the Effective Date, any change made in any applicable law or the interpretation or application thereof by any Authority (a Relevant Change) makes it unlawful for IDB or any Participant to continue to maintain or to fund the Loan or the relevant Participation or any portion thereof:

3.19.1 the Borrowers shall, upon request by IDB (but subject to any applicable Authorization having been obtained), immediately prepay in full that portion of the Loan that IDB advises is so affected;

3.19.2 concurrently with a prepayment pursuant to Section 3.19.1 (Illegality), the Borrowers shall pay (a) all accrued and unpaid interest on the Loan; (b) all accrued and unpaid Increased Costs (if any) on the Loan; (c) the amount payable (if any) in respect of such prepayment pursuant to Sections 3.13 (Taxes) and 3.14.1.2 (Costs, Expenses and Losses); (d) any Fixed Rate Breakage Costs due as a result of the Borrowers making an A Loan Fixed Interest Rate Election and prepaying all or any portion of the A Loan; and (e) all other Obligations then due and payable; it being understood that no prepayment premium shall be payable in connection with any prepayment made pursuant to this Section 3.19.2;

3.19.3 the Borrowers shall take all reasonable steps to obtain, as quickly as possible after receipt of IDB’s request for prepayment, the Authorizations referred to in Section 3.19.1 (Illegality) if any such Authorizations are then required; and

3.19.4 the Borrowers’ right to request Disbursement of the undisbursed portion of the Loan affected by the Relevant Change shall terminate upon the Borrowers’ receipt of IDB’s request for prepayment under this Section 3.19 (Illegality).

Section 3.20 Reimbursement of Expenses.

The Borrowers shall pay to IDB, or as IDB may direct:

3.20.1 the reasonable and documented fees and expenses of each of the Consultants (other than the Economic Consultant) in each case incurred in connection with the transactions contemplated herein;

3.20.2 the reasonable and documented fees and expenses of IDB (including the reasonable and documented fees and expenses of IDB’s counsel) in Argentina and the United States incurred in connection with:

3.20.2.1	the preparation for the Loan, including any due diligence;

3.20.2.2	the preparation, review, negotiation, execution, implementation and, where appropriate, translation, registration and notarization of the Financing Documents and any other documents relating to them;

3.20.2.3	the giving of any legal opinions IDB requires under this Agreement and any other Financing Document;

3.20.2.4	IDB’s administration of the Loan, the preservation or exercise of any of IDB’s rights under any Financing Document or otherwise in connection with any amendment, supplement or modification to, or waiver under, any of the Financing Documents; and

3.20.2.5	the registration (where appropriate) and the delivery of the evidences of indebtedness relating to the Loan and its disbursement.

3.20.3 the reasonable and documented out-of-pocket expenses (including travel and subsistence expenses), not exceeding the equivalent of fifteen thousand Dollars ($15,000) in any calendar year, incurred by IDB in relation to its annual Loan supervision review, including the supervision of compliance with Environmental and Social Provisions and Environmental and Social Requirements, payable upon receipt of a statement of those expenses from IDB;

3.20.4 the reasonable and documented fees and expenses of the Paying Agent as provided in the Paying Agency Agreement; and

3.20.5 the costs and expenses incurred by IDB in relation to efforts to preserve, enforce or protect its rights under any Financing Document, including with respect to IDB’s rights under this Section 3.20 (Reimbursement of Expenses) and any corresponding terms in any of the other Financing Documents, or the exercise of its rights or powers consequent upon or arising out of the occurrence of any Default, including legal and other professional consultants’ fees.

Part 2: A Loan and B Loan Interest Rate Terms and Conditions

Section 3.21 A Loan Fixed Rate Option

In the event the Borrowers elect for the A Loan to bear interest at the A Loan Fixed Interest Rate by delivering an A Fixed Interest Rate Loan Election notice, the following provisions shall apply:

3.21.1 The A Loan shall bear interest at the A Loan Fixed Interest Rate as from the A Loan Fixed Interest Rate Election notice.

3.21.2 Interest on the A Loan outstanding principal amount shall accrue from day to day, computed on the basis of the actual number of days elapsed and a year of three hundred and sixty (360) days and be payable in arrears on each Interest Payment Date; provided that with respect to any A Loan Disbursement made less than ten (10) days before an Interest Payment date, interest on that Disbursement shall be payable commencing on the second Interest Payment Date following the date of that Disbursement.

3.21.3 The A Loan Fixed Interest Rate for the A Loan shall be the rate that is the sum of:

(i)	the Disbursement Swap Market Fixed Rate as of the applicable A Loan Fixed Interest Rate Determination Date; plus

(ii)	the Applicable Spread.

3.21.4 On the applicable A Loan Fixed Interest Rate Determination Date, IDB shall determine the A Loan Fixed Interest Rate for the A Loan and promptly notify the Borrowers in writing of such rate.

3.21.5 IDB’s determination of the A Loan Fixed Interest Rate on the applicable A Loan Fixed Interest Rate Determination Date shall be final and conclusive and shall bind the Borrowers unless either Borrower proves to IDB’s satisfaction that the determination involved manifest error.

Section 3.22 A Loan Variable Rate Option

Subject to Section 3.12 (Late Charges), from the Acceptance Date (or, thereafter if the Borrowers have previously delivered an A Loan Fixed Interest Rate Election pursuant to Section 3.21, then from the date the Borrowers subsequently deliver an A Loan Variable Interest Rate Election), the Borrowers shall pay interest on the principal amount of the A Loan outstanding from time to time in accordance with this Section 3.22 (A Loan Variable Rate Option).

3.22.1 Interest on the A Loan shall accrue from day to day for any Interest Period from and including the first day of such Interest Period to, but excluding, the last day of such Interest Period computed on the basis of actual number of days elapsed in such Interest Period and a year of three hundred and sixty (360) days and be payable in arrears on the Interest Payment Date falling at the end of that Interest Period; provided that with respect to any A Loan

Disbursement made less than ten (10) days before an Interest Payment Date, interest on that Disbursement shall be payable commencing on the second Interest Payment Date following the date of that Disbursement.

3.22.2 During each Interest Period, the A Loan (or, with respect to the first Interest Period for each A Loan Disbursement, the amount of that Disbursement) shall bear interest at the A Loan Variable Interest Rate for that Interest Period.

3.22.3 Subject to Section 3.24 (Change in Interest Period), the A Loan Variable Interest Rate for any Interest Period shall be the rate that is the sum of:

3.22.3.1	the Applicable LIBOR on the Interest Rate Determination Date for that Interest Period; plus

3.22.3.2	the Applicable Spread.

3.22.4 On each Interest Rate Determination Date, IDB shall determine the A Loan Variable Interest Rate applicable to the relevant Interest Period and promptly notify the Borrowers of such rate.

3.22.5 IDB’s determination, from time to time, of the A Loan Variable Interest Rate shall be final and conclusive and shall bind the Borrowers unless either Borrower proves to IDB’s satisfaction that the determination involved manifest error.

Section 3.23 B Loan Interest.

Subject to Section 3.12 (Late Charges), the Borrowers shall pay interest on the outstanding principal amount of the B Loan from time to time in accordance with this Section 3.23 (B Loan Interest).

3.23.1 Interest on the B Loan shall accrue from day to day for any Interest Period from and including the first day of such Interest Period to, but excluding, the last day of such Interest Period computed on the basis of actual number of days elapsed in such Interest Period and a year of three hundred and sixty (360) days and be payable in arrears on the Interest Payment Date falling at the end of that Interest Period; provided that with respect to any B Loan Disbursement made less than ten (10) days before an Interest Payment Date, interest on that Disbursement shall be payable commencing on the second Interest Payment Date following the date of that Disbursement.

3.23.2 During each Interest Period, the B Loan (or, with respect to the first Interest Period for each B Loan Disbursement, the amount of that Disbursement) shall bear interest at the B Loan Interest Rate for that Interest Period.

3.23.3 Subject to Section 3.23 (Change in Interest Period), the B Loan Interest Rate for any Interest Period shall be the rate that is the sum of:

3.23.3.1	the Applicable LIBOR on the Interest Rate Determination Date for that Interest Period; plus

3.23.3.2	the Applicable Spread.

3.23.4 On each Interest Rate Determination Date, IDB shall determine the B Loan Interest Rate applicable to the relevant Interest Period and promptly notify the Borrowers of such rate.

3.23.5 IDB’s determination, from time to time, of the B Loan Interest Rate shall be final and conclusive and bind the Borrowers unless either Borrower proves to IDB’s satisfaction that the determination involved manifest error.

Section 3.24 Change in Interest Period.

Without prejudice to the terms of Section 3.12 (Late Charges), if at any time while any amounts are outstanding under the A Loan or the B Loan, the Borrowers fail to pay any amount of principal of, or interest on, either the A Loan or the B Loan when due (whether at stated maturity or upon acceleration), and any part of that amount remains unpaid on the third (3rd) Business Day immediately preceding any Interest Payment Date falling after that amount became due, then:

3.24.1 IDB may elect that the duration of the Interest Period in respect of the A Loan or the B Loan, as applicable, commencing on that Interest Payment Date and, subject to Section 3.24.2 (Change in Interest Period), any subsequent Interest Period shall be six (6), five (5), four (4) three (3), two (2), or one (1) month in duration and shall notify the Borrowers of such election and the duration of such Interest Periods; and

3.24.2 unless a Default has occurred and is continuing, IDB shall reinstate Interest Periods of six (6) months as of the first Interest Payment Date that is May 15 or November 15 falling at least three (3) Business Days after the payment default is remedied in full and shall inform the Borrowers of such reinstatement.

Section 3.25 Notes.

To further evidence its obligation to repay the Loan, with interest accrued thereon, at the request of IDB, the Borrowers shall issue and deliver to IDB, on each Disbursement Date and prior to each Disbursement pagarés subject to Argentine law substantially in the form of Exhibit 8 (Form of A Loan Promissory Note) and Exhibit 9 (Form of B Loan Promissory Note) (collectively, the Notes) in respect of each of the A Loan Disbursement and the B Loan Disbursement, respectively. The Notes shall be valid and enforceable as to their principal amount to the extent of the aggregate amounts disbursed and then outstanding hereunder and, as to interest, to the extent of the interest accrued thereon in accordance with the terms of this Agreement.

The Borrowers’ obligation to pay the principal of, and interest on, the Loan shall be evidenced by (i) Notes evidencing principal as provided below (which at IDB’s request at any time after the third anniversary of the issuance thereof shall be replaced by newly issued Notes for the then outstanding principal amount of the Loans evidenced by the newly issued Notes), and (ii) Notes evidencing interest on such Loan (for each applicable Interest Period), in each case duly executed and delivered by the Borrowers. The Borrower shall execute Notes after the Acceptance Date and as a condition of the Effective Date in replacement of the Notes evidencing the principal of the A Loan as of the Acceptance Date with Notes reflecting the amended terms of the A Loan which will be effective as of the Effective Date, provided that, with respect to the Notes evidencing the principal of the A Loan to be executed in the Province of Santa Fe, the Borrower shall only be required to execute such replacement Notes not more than 30 days prior to the expiry of the existing Notes which were executed in the Province of Santa Fe and in respect of the principal amount of the A Loan outstanding on such date only, and the Borrower agrees that it will ensure that such Notes are issued by such date.

Each Note shall (i) be non-negotiable (“no a la orden”), payable on demand (“a la vista”) to the order of IDB, (ii) in the case of Notes evidencing principal, be dated the date of the relevant Disbursement Date, and in the case of Notes evidencing interest, be dated the first date of the relevant Interest Period, (iii) in the case of Notes evidencing principal, be in an amount equal to the amount to be disbursed, and in the case of each Note evidencing interest, be in a stated amount equal to all accrued and unpaid interest hereunder in respect of such Loan from the date of such Note plus all interest that will accrue in respect of such Loan during the Interest Period covered by such Note, (iv) bear default interest as provided in Section 3.12, and (v) be signed by a duly authorized representative on behalf of each Borrower, and such signature and the capacity of each such representative shall be certified by an Argentine notary public.

Upon repayment in full of the principal of the Loan, IDB shall return the Note that reflects that such principal has been paid, to the Borrowers marked “cancelled”.

On the first Business Day of each Interest Period after the initial Interest Period applicable to a Loan, the Borrowers shall execute and deliver to IDB a Note evidencing interest payable hereunder in respect of the Interest Period for such Loan covered by such Note, appropriately completed to include the information specified in this Section, which Note shall, to the extent that the Borrowers have paid all interest accrued during the preceding Interest Period, replace the Note then in existence evidencing such interest. Upon the receipt of such new Note, IDB shall return the Note which has been replaced to one or more of the Borrowers marked “cancelled”; provided, however, that if the Borrowers fail to replace such Note evidencing interest but nonetheless pay all interest accrued during the preceding Interest Period, IDB shall be entitled to retain such Note and, if applicable, claim the amount of interest that may accrue in the following Interest Period.

Neither the execution, delivery, participation or assignment of any Note, or the commencement of any procedure (whether out-of-court or in court) or exercise of any remedy in connection with any Note, nor the total or partial collection of any Note shall be deemed to be a waiver of any right of IDB under this Agreement, or an amendment of any term or condition of this Agreement, including with respect to the governing law of this Agreement. The rights and claims of IDB under the Notes shall not replace or supersede any rights and claims of IDB under this Agreement; provided, however, that payment of any part of the principal of any such Note in accordance with the terms of this Agreement shall, to the extent that such payment would discharge the Borrowers’ obligations under this Agreement in respect of the payment of the principal or interest of the Loan evidenced by such Note, discharge such obligation pro tanto.

Upon receipt by the Borrowers of a certificate of IDB certifying as to, and indemnities from IDB satisfactory to the Borrowers in respect of any claim, loss or expense arising out of, the loss, theft, destruction or mutilation of any Note, the Borrowers shall execute and deliver in lieu thereof a new Note dated the same date and in the same principal amount as the Note so replaced.

Notwithstanding discharge in full of any Note, if the amount (including, without limitation, default interest) paid or payable to IDB under such Note (whether arising from the enforcement thereof in Argentina or otherwise, including, without limitation, any shortfall of such amount paid in US Dollars caused by the application of Argentine foreign exchange regulations) is less than the amount due and payable to IDB in accordance with this Agreement with respect to the Loans, or any portion thereof, evidenced by such Note, the Borrowers agree, to the fullest extent they may effectively do so, to pay to IDB upon demand the difference.

At IDB’s request, each of the Borrowers shall promptly execute and deliver new Notes satisfactory to IDB to substitute for the Notes previously delivered to IDB other than any Note returned by IDB to the Borrowers marked “cancelled”, provided that the Borrowers shall have previously or simultaneously received the Notes in substitution for which IDB requests such new Notes.

Section 3.26 Payments under Notes and Loan.

3.26.1 The issuance, execution and delivery of any Note pursuant to this Agreement shall not be or be construed as a novation with respect to this Agreement or any other agreement between IDB and the Borrowers and shall not limit, reduce or otherwise affect the obligations or rights of the Borrowers under this Agreement, and the rights and claims of IDB under any Note shall not replace or supersede the rights and claims of IDB under this Agreement, all subject to the remaining provisions of this Section 3.26 (Payments Under Notes and Loan).

3.26.2 Payment of the principal amount of any Note shall pro tanto discharge the obligation of the Borrowers to repay that portion of the A Loan and/or B Loan to which such Note relates; and payment of interest accrued on any Note shall pro tanto discharge the obligation of the Borrowers to pay such amount of interest on that portion of the A Loan and/or B Loan to which such Note relates.

3.26.3 Payment of the principal amount of the A Loan and/or B Loan shall pro tanto discharge the obligation of the Borrowers to repay the principal amount of the Note or Notes relating to that portion of the A Loan and/or B Loan; and payment of interest accrued on the A Loan and/or B Loan shall pro tanto discharge the obligation of the Borrowers to pay such amount of interest in respect of the Note or Notes relating to the A Loan and/or B Loan to which such interest relates.

3.26.4 Each of the Borrowers shall indemnify and hold harmless IDB and its agents, employees, directors, successors and assigns from and against any claim, damage, charge, proceeding, liability, costs and expenses made, filed, asserted or collected from any of them as a result of, or in connection with, the issuance, execution, delivery, or enforcement of any Note issued pursuant to this Section, other than with respect to any indemnities provided by IDB under Section 3.25 by reason of the execution and delivery by the Borrowers of new Notes.

Section 3.27 Alternate Base Rate.

3.27.1 If with respect to the Loan, IDB determines (on its own or at the request of the Required Participants) that LIBOR for any Interest Period will not adequately reflect the cost of making, funding or maintaining the Loan, IDB shall notify the Borrowers of the Alternate Base Rate applicable to the Loan for such Interest Period, which Alternate Base Rate shall serve as LIBOR for the Loan for such Interest Period.

3.27.2 Upon the occurrence of any of the events described in Section 3.27.1, IDB may elect to apply Applicable LIBOR rather than the Alternate Base Rate, in calculating the A Loan Interest Rate applicable to the A Loan or the relevant Disbursement thereof (as applicable).

ARTICLE 4.

Representations and Warranties

Section 4.1 Representations and Warranties.

Each of the Borrowers represents and warrants as of the Effective Date and on each Disbursement Date that:

4.1.1 Organization; Powers. (i) Adeco is a sociedad anónima, and Pilagá is a sociedad anónima, each duly incorporated, validly existing and in good standing under the laws of Argentina and each is authorized to do business in Argentina and each other jurisdiction where the character of its Property or nature of its activities makes such authorization necessary. (ii) It has all requisite corporate power and authority to own its Property, conduct its business as presently conducted and to enter into, and comply with its obligations under, this Agreement and the other Financing Documents to which it is a party, or will, in the case of any Financing Document not executed as at the Effective Date, when that Financing Document is executed, have the requisite corporate power and authority to enter into, and comply with its obligations under, that Financing Document.

4.1.2 Enforceability. Each Financing Document to which it is a party has been, or will be, duly authorized and executed by it and constitutes, or will, when executed, constitute, a valid and legally binding obligation of it, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally, and except as the enforceability of the Financing Documents is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including without limitation (i) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (ii) concepts of materiality, reasonableness, good faith and fair dealing.

4.1.3 No Violation. Neither the execution and delivery by it of any Financing Document to which it is a party nor (when all the Relevant Permits referred to in Section 4.1.4 (Relevant Permits) have been obtained) the compliance by it with its terms will:

4.1.3.1	contravene any judgment, decree or order or any law, rule or regulation applicable to it or any Authorization;

4.1.3.2	contravene or result in any breach of any of the terms of, or constitute a default or require any consent under the terms of, any indenture, mortgage, deed of trust, agreement or other arrangement to which it is a party or by which it is bound or to which it may be subject;

4.1.3.3	result in the creation or imposition of (or the obligation to create or impose) any Lien (other than Permitted Liens) upon any part of its Property; or

4.1.3.4	violate the terms of its Organizational Documents.

4.1.4 Relevant Permits.

4.1.4.1	Schedule 2 (Relevant Permits) specifies all Relevant Permits other than Authorizations that are of a routine nature and obtainable in the ordinary course of business;

4.1.4.2	Each Relevant Permit required as of the date hereof is set forth in Section 1 of Schedule 2 and each such Relevant Permit has been validly issued and obtained and is in full force and effect;

4.1.4.3	None of such Relevant Permits is the subject of an appeal or judicial or other review by any Authority;

4.1.4.4	All conditions (if any) to the effectiveness of each such Relevant Permit have been fully satisfied;

4.1.4.5	It is in compliance in all respects with each such Relevant Permit;

4.1.4.6	It has applied (or is making arrangements to apply) for all Relevant Permits set forth in Section 2 of Schedule 2, and has no reason to believe that it will not obtain in a timely manner and maintain in full force and effect each such Relevant Permit; and

4.1.4.7	It has no reason to believe that any Relevant Permit that requires renewal will not be renewed as and when required under applicable law without the imposition of additional restrictions or conditions or any Relevant Permit will be withdrawn, suspended, cancelled, varied, surrendered or revoked.

4.1.5 Compliance with Applicable Laws. It is in compliance in all material respects with all laws, rules and regulations applicable to it including any Environmental Laws.

4.1.6 No Default. No Default has occurred and is continuing.

4.1.7 Litigation.

4.1.7.1	Except as otherwise disclosed in the Financial Statements referred to in Section 4.1.10 (Financial Statements), no action, suit, other legal proceeding, arbitral proceeding, administrative proceeding, investigation or other claim before or of any Authority is presently in progress or pending against it or any Affiliate of it or any Sponsor, or, to the best of its knowledge, has been threatened in writing against it or any Affiliate of it or any Sponsor, which either:

4.1.7.1.1	relates to or arises under a Financing Document or the transactions contemplated thereby; or

4.1.7.1.2	by itself or together with any other such proceeding or claim, has had or could reasonably be expected to have a Material Adverse Effect; and

4.1.7.2	No judgment, order or award has been issued that has had or could reasonably be expected to have a Material Adverse Effect.

4.1.8 Payment of Taxes.

4.1.8.1	It has filed timely or caused to be filed timely all Tax Returns required to be filed by it and has paid or caused to be paid all Taxes due and payable by it whether shown to be due and payable on such Tax Returns or on any assessment received by it or otherwise, except to the extent any such Taxes are being diligently contested by appropriate proceedings or other actions in good faith and with respect to which adequate reserves have been established on its books in accordance with the Accounting Principles.

4.1.8.2	All Taxes required to be deducted or withheld from payments by it have been timely and duly deducted or withheld and properly paid to the appropriate Authority.

4.1.8.3	Except as otherwise disclosed in the Financial Statements referred to in Section 4.1.10 (Financial Statements), it has not received notice of any pending audits, examinations, investigations, proceedings or claims with respect to any Taxes nor to the best of its knowledge are any such actions threatened.

4.1.8.4	Except as otherwise disclosed in such Financial Statements, it has not received notice of any Lien with respect to Taxes that has been filed against any of its Property nor to the best of its knowledge has any such Lien been threatened.

4.1.9 Applicable Taxes.

4.1.9.1	Under the laws of Argentina, it is not required to deduct or withhold Taxes from any payment to be made by it under this Agreement or any other Financing Document.

4.1.9.2	No Taxes or Other Taxes are required to be paid on or in connection with the execution, delivery, registration, notarization or enforcement of this Agreement or any other Financing Document other than with respect to the Mortgages.

4.1.9.3	Neither the execution, delivery, registration, notarization or enforcement of any Financing Document, nor the consummation of any of the transactions contemplated thereby, will result in any Tax (exclusive of Taxes on net income) being imposed by any Authority of Argentina upon or with respect to IDB, any of the Participants, the Paying Agent, or any other agent of IDB.

4.1.10 Financial Statements.

4.1.10.1	The Financial Statements as at and for the period ending on December 31, 2010 and the Financial Statements for the period ending on June 30, 2011, already delivered to IDB were prepared from and are in accordance with its books and records and give a true and fair view in all material respects of the financial position of it as of the date thereof and the results of its operations and cash flow for the period then ended, all in conformity with the Accounting Principles.

4.1.10.2	Except as disclosed in Schedule 4 (Liabilities), such Financial Statements disclose all material liabilities (contingent or otherwise) of it and the reserves, if any, for such liabilities and all unrealized or anticipated material liabilities or losses arising from commitments entered into by it (whether or not such commitments have been disclosed in such Financial Statements).

4.1.11 No Material Adverse Effect. Since December 31, 2010:

4.1.11.1	There has been no condition or event that has had or could be reasonably expected to have a Material Adverse Effect;

4.1.11.2	No Restricted Payments have been made (other than the Permitted 2008 Dividend); and

4.1.11.3	It has not undertaken or agreed to undertake any substantial obligation.

4.1.12 Ownership of Property; Liens. It has good, legal and valid title to all its Property (including all real property on which any of the Required Capital Expenditure is or will be situated or which is subject to the Security and all revenue) free of all Liens other than Permitted Liens.

4.1.13 Debt and Contractual Obligations. It has no outstanding Debt, except for Debt permitted pursuant to Section 6.2.2 (Permitted Indebtedness). It has not executed or delivered any powers of attorney or similar documents that grant or purport to grant authority to another Person to manage or control the affairs of it or to undertake any obligation on its behalf, except in the ordinary course of business.

4.1.14 Provision of Information, etc.

4.1.14.1	All information heretofore or hereafter furnished in writing by or on behalf of it or any of its Affiliates to IDB in connection with the transactions contemplated hereunder (other than opinions, projections and other forward-looking statements) was on its date of issue and continues to be, or will be when furnished, as the case may be, true, complete and correct in all material respects and does not and will not contain any misstatements or omissions that would make it misleading in any material respect. There are no documents, events or conditions that have not been disclosed in writing to IDB that are material in the context of the Financing Documents or that could reasonably be expected to have a Material Adverse Effect.

4.1.14.2	The opinions, projections, and other forward-looking statements included in such information provided to IDB in connection with the transactions contemplated hereunder were prepared in good faith, with due care and diligence, utilizing reasonable assumptions, by or on behalf of it or any of its Affiliates, and such opinions, projections and other forward-looking statements represented its views as at the date on which they were prepared.

4.1.14.3	No event has occurred since the date of provision of any written information to IDB referred to in this Section 4.1.14 that has rendered its contents materially untrue, inaccurate or incomplete.

4.1.15 Immunity. The execution and delivery by it of, and the compliance with its obligations under, this Agreement and the other Financing Documents to which it is a party constitute private and commercial acts of it rather than public or governmental acts. Neither it nor any of its Property has any immunity (sovereign or otherwise) from any legal action, suit or proceeding (whether service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) or from the jurisdiction of any court or from set-off.

4.1.16 Legal Form; Enforceability. This Agreement and the other Financing Documents to which it is a party are, or when duly executed and delivered, translated by a sworn public translator into the Spanish language and certified by the Colegio Público de Traductores, notarized and, if executed outside of Argentina consularized, will be, in proper legal form under the laws of Argentina for the enforcement thereof under such laws. All formalities required in Argentina for the validity and enforceability of this Agreement and the other Financing Documents (including any necessary translation by a sworn public translator into the Spanish language and certified by the Colegio Público de Traductores, notarization of the Security Documents, filing for, registration of the Security Documents with the real estate registry of the relevant jurisdiction, recording or filing with any court or other Authority in Argentina) have been or will be accomplished prior to the First Disbursement Date, and no notarization is required other than as described above, for the validity and enforceability thereof.

4.1.17 Pari Passu. The obligations of it under the Financing Documents are senior, unconditional, secured and unsubordinated obligations and rank and will rank in all respects at least pari passu in priority of payment with all other present and future unsecured and unsubordinated obligations of it.

4.1.18 Share Capital.

4.1.18.1	The authorized Share Capital of Adeco consists of 310,045,206 shares of Ps. 1 each and Pilagá consists of 9,784,224 shares of Ps. 10 each, of which the following shares are outstanding and are owned beneficially and legally of record by the Persons indicated below:

4.1.18.1.1	as per Adeco, by (i) Leterton España S.L. Sociedad Unipersonal, holding 15,502,260 shares of Ps. 1 each representing 5.00% of Adeco’s capital stock, and (ii) Kadesh Hispania S.L, holding 294,542,946 shares of Ps. 1 each representing 95% of Adeco’s capital stock; and

4.1.18.1.2	as per Pilagá, by (i) Adecoagro LP, holding 9,771,661 shares of Ps. 10 each, representing 99.872% of Pilagá’s capital stock, (ii) Gómez Pombo’s heirs, holding 4,020 shares of Ps 10 each, representing 0.041% of Pilagá’s capital stock, and (iii) unidentified shareholders, holding 8,543 shares of Ps 10 each, representing 0.087% of Pilagá’s capital stock.

4.1.18.2	Each such share is entitled to one vote with respect to the appointment of each Person proposed to serve on the board of directors of each Borrower and all other matters requiring a vote of the Shareholders under applicable law.

4.1.18.3	All such shares have been duly authorized, validly issued, fully paid for full cash consideration and are nonassessable. The following capital increases are pending of registration with the Public Registry of Commerce of the City of Buenos Aires: (i) as per Adeco, capital increase from Ps. 289,545,206 to Ps. 310,045,206; (ii) as per Pilagá, capital increase from Ps. 79,606,950 to Ps. 97,842,240.

4.1.18.4	Except as specified in Section 4.1.18.1 (Share Capital), no Person has any Equity Rights in respect of either Borrower.

4.1.19 Status of Security.

4.1.19.1	The Security Documents create, or will create when executed and registered with the applicable registry, valid and enforceable first priority Liens (or other interests or rights of the kind purported to be created thereby) over all of the Secured Property.

4.1.19.2	None of the Security is liable to avoidance in liquidation, insolvency, bankruptcy or other similar proceedings.

4.1.19.3	It has not received any notice of any adverse claims by any Person in respect of its ownership or entitlement to the Secured Property.

4.1.20 Environmental and Social.

4.1.20.1	With respect to each Borrower:

4.1.20.1.1	there is no past or existing substantial non-compliance with any Environmental and Social Provision that is not being adequately addressed in accordance with an Environmental Plan approved by IDB;

4.1.20.1.2	there are no significant adverse risks or impacts relating to Environmental or Social Matters that have not been adequately mitigated or compensated;

4.1.20.1.3	there has been no action, either directly or indirectly, associated with either Borrower or any Capital Expenditure that has resulted, directly or indirectly, in the resettlement or indemnification of any Person or business; and

4.1.20.1.4	it has no liabilities related to Environmental or Social Matters, and each of the following statements is true (a) no Hazardous Substances have at any time been generated, used, treated, recycled, stored on, transported to or from or Released at, on, under or from any of the real property owned by it other than in compliance at all times with all applicable Environmental Laws and prudent industry practice; (b) there are not now any underground storage tanks located at any of the real property owned by it, and, to the best of the Borrowers’ knowledge, there are no outstanding liabilities related to the presence of any such storage tanks in any such real property; (c) there is no friable asbestos, lead-based paint, polychlorinated biphenyls (“PCBs”), or radon contained in or forming part of, or contaminating any part of any of the real property owned by it; and (d) there is no evidence of soil or groundwater contamination associated with any part of any of the real property owned by it.

4.1.20.2	To the best of its knowledge, after due inquiry there are no pending or threatened Environmental Claims or substantial complaints relating to Environmental or Social Matters.

4.1.20.3	All information contained in any document or material submitted by either of the Borrowers or any Person on their behalf to any Authority in connection with any Environmental or Social Matters was true, complete and accurate in all respects at the time of submission and no such document or material omitted any information the omission of which would have made such document or material misleading in any respect.

4.1.20.4	IDB has been provided with true and complete copies of Environmental Plans and all other investigations, studies, audits, reviews, reports, plans or other analyses conducted by or on behalf of, or that are in the possession of, either of the Borrowers with respect to any Environmental or Social Matters.

4.1.20.5	The Borrowers are not aware of any fact or circumstance that would contravene or conflict with, in any substantial respect, any conclusion, finding or assumption contained in any Environmental Plan or other document referred to in the preceding subclause.

4.1.20.6	The Borrowers are in substantial compliance with all Environmental and Social Requirements.

4.1.21 Availability and Transfer of Foreign Currency. Except as noted in the list of Relevant Permits set forth in Schedule 2 (Relevant Permits) hereto (which permits have been obtained and are in full force and effect), no foreign exchange control approvals or other Authorizations are required to ensure the availability of Dollars to enable it to perform all of its obligations under each Financing Document to which it is a party in accordance with the terms thereof. There are no restrictions or requirements that limit the availability or transfer of foreign exchange for the purpose of the performance by it of its respective obligations under this Agreement or any other Financing Document to which it is a party.

4.1.22 Bankruptcy; Insolvency; Winding-up. It has not taken any corporate action nor have any other legal steps been taken or legal proceedings been commenced or, to the best of its knowledge, threatened against it seeking a reorganization, moratorium, arrangement, adjustment or composition or for the appointment of a receiver, liquidator, assignee, sequestrator (or similar official) in relation to any part of its Property, or for the winding up, dissolution or re-organization of it or any of its Subsidiaries or of any or all of the Property of it or any of its Subsidiaries.

4.1.23 Choice of Law; Consent to Jurisdiction. Under the law of Argentina, the choice of the law of New York to govern this Agreement and the other Financing Documents stated to be governed by such law is valid and binding. The consent to the jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan and the courts of the United States of America District Court for the Southern District of New York in Section 8.10 (Applicable Law and Jurisdiction) is valid and binding and not subject to revocation, and service of process effected in the manner set forth in Section 8.10 (Applicable Law and Jurisdiction) will be effective to confer personal jurisdiction over it in such courts.

4.1.24 Subsidiaries; Investments. It does not have any Subsidiaries nor any Investment in any Person other than Permitted Investments.

4.1.25 Annual Budget; Base Case. The Annual Budget for Financial Year 2008 and the Base Case have been prepared in good faith on the basis of reasonable assumptions and it has no reason to believe that such assumptions are incorrect or misleading in any material respect.

4.1.26 Prohibited Practices. Neither it nor any of its Affiliates, nor any Person acting on its behalf, has committed or engaged in any Prohibited Practice.

4.1.27 Foreign Asset Control and Anti-money Laundering Regulations. None of its activities have, and none of the borrowing of the Loan by it hereunder and its use of the proceeds thereof will, violate any of the Foreign Asset Control and Anti-Money Laundering Regulations.

4.1.28 ERISA. Neither it nor any of its ERISA Affiliates currently maintains an ERISA Plan, and has not incurred in the preceding five (5) years any obligation or liability in connection with, an ERISA Plan. All contributions required to be made by the Borrowers or any of its Subsidiaries with respect to a Foreign Benefit Plan have been timely made. Each Foreign Benefit Plan has been maintained in substantial compliance with its terms and with the requirements of any applicable laws and has been maintained, where required, in good standing with applicable Authorities. Neither it nor any of its Subsidiaries has incurred any obligation in connection with the termination, withdrawal from, or payment of benefits under any Foreign Benefit Plan.

4.1.29 Investment Company Act. It is not required to register as an “investment company” under the Investment Company Act of 1940, as amended.

4.1.30 Affiliate Transactions. As of the Acceptance Date, (i) there are no Affiliate Transactions other than the ones identified in Schedule 7 (Affiliate Transactions) and (ii) the long-term lease contracts entered into by the Borrowers with any affiliated company in order to meet the Capital Expenditures have been negotiated and entered into at arms length.

4.1.31 Borrowers Are Non-Bank Entities. The Borrowers are non-bank entities located outside the United States of America, and understand that it is the policy of the Board of Governors of the Federal Reserve System (the Board) that extensions of credit by international banking facilities (as defined as Section 204.8(a) of Regulation D of the Board) may be used only to finance the non-U.S. operations of a customer (or its foreign Affiliates) located outside the United States of America as provided in Section 204.8(a)(3)(vi) of such Regulation D. Therefore, the Borrowers hereby agree that, to the extent that the Loans are made by any such international banking facility, the proceeds of the Loan will be used solely to finance its operations outside the United States of America or those operations of its non-U.S. Affiliates.

4.1.32 No Omissions. None of the representations and warranties in this Section 4.1 (Representations and Warranties) omits any matter the omission of which makes any of such representations and warranties misleading.

Section 4.2 Acknowledgment and Warranty.

Each of the Borrowers acknowledges that it makes the representations and warranties contained in Section 4.1 (Representations and Warranties) with the intention of inducing IDB to enter into this Agreement and the other Financing Documents (and the Participants to enter into the Participation Agreements) and that IDB has entered into this Agreement and the other Financing Documents (and the Participants have entered or will enter, as the case may be, into the Participation Agreements) on the basis of, and in full reliance on, each such representation and warranty.

ARTICLE 5.

Conditions Precedent to Disbursement

Section 5.1 Conditions Precedent to First Disbursement.

The obligation of IDB to make the first Disbursement is subject to the fulfillment in a manner satisfactory to IDB, prior to or on the First Disbursement Date, of the following conditions:

5.1.1 Participants’ Commitment. IDB has received formal commitments from Participants to acquire Participations in an aggregate amount equal to the amount set out in section (a) of the definition of B Loan Commitment, and such commitments shall be in full force and effect as evidenced by the due execution and delivery by each such Participant of a Participation Agreement.

5.1.2 Organizational Documents.

5.1.2.1	IDB has received copies of the Organizational Documents of each Borrower duly registered with the competent commercial registry and accompanied by a certificate substantially in the form of Exhibit 5 (Form of Borrower’s Certificate Regarding Organizational Documents) signed by an Authorized Representative of the relevant Borrower certifying such copies as true and complete; and

5.1.2.2	the Organizational Documents of each Borrower are in form and substance satisfactory to IDB.

5.1.3 Directors’ and Shareholders’ Resolutions of the Borrowers. IDB has received a copy of the resolutions of the board of directors and the Shareholders of each Borrower, certified by an Authorized Representative of the relevant Borrower as being in full force and effect as of the First Disbursement Date, along with any other necessary approvals or registrations (or evidence thereof), which in each case are required to authorize:

5.1.3.1	the execution, delivery and performance of the Financing Documents to which the relevant Borrower is a party; and

5.1.3.2	a specified Person or Persons to execute such Financing Documents.

5.1.4 Incumbency of the Borrowers. IDB has received a Certificate of Incumbency and Authority dated as of the First Disbursement Date.

5.1.5 Financing Documents. Subject to Section 5.2.15 (Required Hedge), each Financing Document is in form and substance satisfactory to IDB, is unconditional and fully effective in accordance with its terms (except for this Agreement having become unconditional and fully effective, if that is a condition of any of those documents), and has been duly authorized, executed and delivered by all parties thereto. IDB has received the original or a copy of each Financing Document that has been entered into on or prior to the First Disbursement Date to which IDB is not a party, certified (in the case of copies) by an Authorized Representative of each Borrower as a true and complete copy thereof and, in the case of any Financing Document (other than the Notes) that has been executed and delivered in a language other than English, IDB has received an English translation thereof certified by a certified public translator to be true and complete, if IDB requests.

5.1.6 Security Documents. The Security has been duly created and perfected as valid and enforceable first priority Liens or other interests or rights of the kind the relevant Security Documents purport to create over all of the Secured Property. Any and all documents required to be filed registered, notarized or recorded to create and perfect the Security as valid and enforceable first priority Liens or other interests or rights of the kind the relevant Security Documents purport to create over all of the Secured Property have been properly notarized and promptly after execution filed in each office of each jurisdiction in which such filings, registrations, notarizations or recordings are required and IDB will upon registration receive originals of all Security Documents.

5.1.7 Environmental and Social.

5.1.7.1	IDB has received a report, in form and substance satisfactory to IDB, from the Environmental and Social Consultant confirming that the Borrowers are in compliance with all applicable Environmental Laws and that either (i) all necessary arrangements have been made and are being implemented by each of the Borrowers to comply with the Environmental and Social Provisions and Environmental and Social Requirements or (ii) setting forth recommendations regarding arrangements that need to be made by each of the Borrowers to comply with the Environmental and Social Provisions and Environmental and Social Requirements.

5.1.7.2	In the case of 5.7.1.1(ii), IDB has received evidence satisfactory to it that each of the Borrowers has implemented such recommendations or included them in the Preliminary Complementary ESHS Action Plan.

5.1.7.3	IDB has received, in form and substance satisfactory to IDB, each of the following:

5.1.7.3.1	the Environmental, Social, Health and Safety Action Plan; provided that the updating of this plan in accordance with the Complementary ESHS Action Plan is understood not to be a condition prior to first disbursement;

5.1.7.3.2	the Environmental and Social Management Plans and any deliverables that are due in accordance therewith and with the chronogram established in the Environmental, Social, Health and Safety Action Plan;

5.1.7.3.3	the Emergency and Contingency Plan for each Capital Expenditure as applicable in accordance with the ESHSP;

5.1.7.3.4	the biodiversity studies for Ita Caboo and San Joaquin;

5.1.7.3.5	the Environmental and Social Management Plan for dryland agriculture in Ita Caboo.

5.1.7.4	The Borrowers have designated an EMS Manager satisfactory to IDB.

5.1.8 Legal Opinions. IDB has received a legal opinion or opinions dated as of the First Disbursement Date, addressed to IDB and in form and substance satisfactory to IDB, from:

5.1.8.1	Marval, O’Farrell & Mairal, Argentine counsel to the Borrowers;

5.1.8.2	Milbank, Tweed, Hadley & McCloy LLP, special New York counsel to the Borrowers;

5.1.8.3	Clifford Chance US LLP, New York counsel to IDB; and

5.1.8.4	Bruchou, Fernandez Madero & Lombardi, Argentine counsel to IDB covering such matters incident to the transactions contemplated by the Financing Documents as IDB may reasonably require.

5.1.9 Financial Statements. IDB has received copies of the Financial Statements referred to in Section 4.1.10 (Financial Statements) certified by the Auditors.

5.1.10 Process Agent. IDB has received letters substantially in the form of Exhibit 7 (Form of Service of Process Letter) relating to the appointment of an agent for service of process by all Persons required to appoint such an agent under the Financing Documents, together with evidence satisfactory to IDB of each such process agent’s unconditional acceptance of such appointment to act as such until the date six (6) months after the final maturity date of the Loan.

5.1.11 Authorization of Auditors. IDB has received a copy of the authorization to the Auditors, substantially in the form of Exhibit 4 (Form of Authorization to Auditors), signed by an Authorized Representative of each Borrower and acknowledged and consented to by an Authorized Representative of the Auditors.

5.1.12 Annual Budget; Base Case. The Annual Budget for 2008 and the Base Case are in form and substance satisfactory to IDB.

5.1.13 Real Estate Consultant’s Report. IDB has received a report from the Real Estate Consultant in form and substance satisfactory to IDB.

5.1.14 Relevant Permits. IDB has received copies of all Relevant Permits set forth in Section 1 of Schedule 2 (Relevant Permits), which shall be in form and substance satisfactory to IDB.

5.1.15 Outstanding Debt. Arrangements have been put into place for the repayment, as soon as possible and in any circumstances within thirty (30) days of the first Disbursement, of not less than thirty five million Dollars ($35,000,000) of the Outstanding Debt listed in Schedule 9 (Outstanding Debt) of the Original Loan Agreement from the proceeds of the first Disbursement.

Section 5.2 Conditions of all Disbursements.

The obligation of IDB to make any Disbursement of the Loan (including, except where otherwise stated, the first Disbursement) is also subject to the fulfillment, in a manner satisfactory to IDB, of the following conditions:

5.2.1 Disbursement Request. IDB has received a Disbursement Request with respect to the Disbursement in accordance with Section 3.2 (Disbursement Procedure), together with a receipt substantially in the form of Exhibit 2 (Form of Disbursement Receipt). The Disbursement Request shall evidence use of proceeds by each Borrower in sufficient detail satisfactory to IDB and in compliance with Section 6.1.1 (Use of Proceeds).

5.2.2 Default. No Default has occurred and is continuing or will occur as a result of the making of the Disbursement.

5.2.3 Representations and Warranties. All representations and warranties made by the Borrowers in Article 4 are true and correct with reference to the facts and circumstances existing on the date of the Disbursement Request and on the Disbursement Date with the same effect as though such representations and warranties had been made on and as of each such date (except that any representation and warranty that relates expressly to an earlier date shall be deemed made only as of such earlier date) and will remain so immediately following such Disbursement; provided that the references to Financial Statements, the Annual Budget and the Base Case shall be deemed to be references to the most recent Financial Statements, Annual Budget and Base Case delivered to IDB.

5.2.4 Fees. The Borrowers have paid all fees due prior to or as of the relevant Disbursement Date pursuant to each Financing Document.

5.2.5 Expenses. IDB has been reimbursed for all fees and expenses required to be reimbursed prior to or as of the relevant Disbursement Date pursuant to this Agreement (including all invoiced fees and expenses of IDB’s counsel as provided in Section 3.20 (Reimbursement of Expenses)) or has received confirmation that those fees and expenses have been paid directly.

5.2.6 Subsequent Legal Opinions, Reports and Certifications. To the extent that there has been a change to any applicable law affecting any Financing Document since the date of the legal opinions received pursuant to Section 5.1.8 (Legal Opinions) and if IDB so requests, IDB has received, in form and substance satisfactory to IDB, and with respect to any matter incident to such Disbursement, (a) a legal opinion or opinions from IDB’s counsel or counsel to the Borrowers and (b) a report or certification from any of the Consultants as reasonably requested by IDB.

5.2.7 Material Adverse Effect. Since the Effective Date, nothing has occurred that has or could reasonably be expected to have a Material Adverse Effect.

5.2.8 Material Loss or Liability. Since December 31, 2010, neither Borrower has incurred any material loss or liability (except such liabilities as may be incurred in accordance with Section 6.2 (Negative Covenants)).

5.2.9 Environmental and Social.

5.2.9.1	An Authorized Representative of each Borrower has certified as part of the Disbursement Request that:

5.2.9.1.1	the respective Borrower is substantially in compliance with all Environmental and Social Provisions and Environmental and Social Requirements or is implementing the actions set forth in the Environmental, Social, Health and Safety Action Plan or any Corrective Action Plan to achieve such compliance; and

5.2.9.1.2	in relation to such Borrower, there are no (a) significant risks or adverse impacts with respect to Environmental or Social Matters that have not been adequately mitigated or compensated; (b) known Environmental Claims; or (c) substantial complaints relating to Environmental or Social Matters.

5.2.9.2	IDB has received each Environmental Plan that is due in accordance with the chronograms established pursuant to the Environmental, Social, Health and Safety Action Plan or otherwise required in conjunction with any Required Capital Expenditure in accordance with the Environmental and Social Provisions and the Environmental and Social Requirements.

5.2.9.3	IDB has received an audit report, in form and substance satisfactory to IDB, from the Environmental and Social Consultant: (i) confirming that the Borrowers are substantially in compliance with all applicable Environmental Law, Environmental and Social Provisions and Environmental and Social Requirements; (ii) confirming that all necessary arrangements have been made and are being implemented by each of the Borrowers to comply with such Laws, Provisions and Requirements; and/or (iii) if necessary, including recommendations regarding additional arrangements to be made by each of the Borrowers to achieve such compliance with (i) and (ii).

5.2.9.4	In the case of 5.2.9.3 (iii), the Borrower has included the additional arrangements in the Preliminary Complementary Action ESHS Plan.

5.2.10 Financial Ratios. The Borrowers are in compliance with Section 6.2.3 (Financial Ratios).

5.2.11 Proceeds. The proceeds of the Disbursement are needed by the Borrowers for the purposes described in Section 2.1 (Purpose) within twelve (12) months of the date of the Disbursement Request (other than with respect to the Free Stall Project II and the SECCI Projects).

5.2.12 Financing Documents. Each Financing Document remains in full force and effect in accordance with its terms.

5.2.13 Notes. The Borrowers shall have duly executed and delivered to IDB the Notes required to be delivered in respect of such Disbursement.

5.2.14 Required Hedge. The Borrowers have provided IDB with evidence that arrangements have been put in place to ensure that the Required Hedge will be implemented with respect to the applicable Disbursement.

Section 5.3 Conditions Precedent to Disbursement of the Third B Loan Tranche

The obligation of IDB to make a Disbursement of the Third B Loan Tranche is subject to the fulfillment in a manner satisfactory to IDB, prior to or on the Disbursement Date, of the following conditions (in addition to those conditions set forth in Section 5.2 (Conditions of all Disbursements)):

5.3.1 Organizational Documents

5.3.1.1	IDB has received a certificate from each Borrower that either no amendments have been made to the Organizational Documents Delivered to IDB pursuant to Section 5.1.2.1 or attaching a copy of any amendment.

5.3.2 Directors’ and Shareholders’ Resolutions of the Borrowers. IDB has received a certified copy of the resolutions of the board of directors of each Borrower and the Shareholders of Adeco, certified by an Authorized Representative of the relevant Borrower as being in full force and effect as of the Disbursement Date of the Third B Loan Tranche, along with any other necessary approvals or registrations (or evidence thereof), which in each case are required to authorize:

5.3.2.1	the execution, delivery and performance of the Financing Document Amendments to which the relevant Borrower is a party and the Notes to be issued by the Borrower with respect to the Third B Loan Tranche; and

5.3.2.2	a specified Person or Persons to execute the documents mentioned in 5.3.2.1.

5.3.3 Incumbency of the Borrowers. IDB has received a Certificate of Incumbency and Authority dated as of the Disbursement Date of the Third B Loan Tranche.

5.3.4 Financing Documents. Each of this Agreement, the Security Documents, including the amendments to the mortgages described in (ii)(a) and (ii)(b) under the definition of Security Documents and the Notes (including the replacement Notes to be provided under Clause 3.25 (Notes)) is in form and substance satisfactory to IDB, is unconditional and fully effective in accordance with its terms, and has been duly authorized, executed and delivered by all parties thereto. IDB has received the original of the Borrowers’ acceptance of the Offer No. 2/2011, the Financing Document Amendments and the Notes that have been entered into on or prior to the Disbursement Date of the Third B Loan Tranche to which IDB is not a party, certified (in the case of copies) by an Authorized Representative of each Borrower as a true and complete copy thereof and, in the case of this Agreement and the Financing Document Amendments that have been executed and delivered in a language other than English, IDB has received an English translation thereof certified by a certified public translator to be true and complete, if IDB requests.

5.3.5 Security Documents. (a) The Security, including the amendments to the mortgages described in (ii)(a) and (ii)(b) under the definition of Security Documents, has been duly executed and filed in each of the relevant real estate registries of each jurisdiction in which such filings, registrations, notarizations or recordings are required in respect of all interests or rights of the kind the relevant Security Documents purport to create over all of the Secured Property, and (b) IDB has received a report (“Informe sobre Hipotecas, Inhibiciones, Embargos y otras medidas”) from each relevant real estate registry showing that (x) such amendments to the mortgages have been filed with such real estate registry; and (y) no other Lien has been filed other than the Liens created under the Security Documents.

5.3.6 Taxes. Each of the Borrowers has fully paid the Other Taxes such that no Other Taxes remain outstanding.

5.3.7 Legal Opinions. IDB has received a legal opinion or opinions dated as of the Third B Loan Tranche Disbursement Date, addressed to IDB and in form and substance satisfactory to IDB, from:

5.3.7.1	Marval, O’Farrell & Mairal, Argentine counsel to the Borrowers;

5.3.7.2	[intentionally deleted];

5.3.7.3	Clifford Chance US LLP, New York counsel to IDB; and

5.3.7.4	Bruchou, Fernández Madero & Lombardi, Argentine counsel to IDB covering such matters incident to the transactions contemplated by this Agreement, the Financing Document Amendments and the Notes, as IDB may reasonably require.

5.3.8 Participants’ Commitment. IDB has received formal commitments from Participants to acquire Participations in an aggregate amount equal to the amount set out in section (c) of the definition of B Loan Commitment, and such commitments shall be in full force and effect as evidenced by the due execution and delivery by each such Participant of a Participation Agreement.

5.3.9 Authorization. All Authorizations set forth in Schedule 2, Part 2 have been obtained (including prior to the Acceptance Date).

Section 5.4 Conditions for IDB Benefit.

The conditions in Section 5.1 (Conditions Precedent to First Disbursement), Section 5.2 (Conditions of all Disbursements) and Section 5.3 (Conditions Precedent to Disbursement of the Third B Loan Tranche) are for the benefit of IDB and may be waived only by IDB in its discretion.

ARTICLE 6.

Covenants

Section 6.1 Affirmative Covenants.

Unless IDB otherwise agrees, each Borrower shall:

6.1.1 Use of Proceeds. Cause:

6.1.1.1	[intentionally deleted]

6.1.1.2	the proceeds of each A Loan Disbursement to be applied only in reimbursement of, or payment for, the Required Capital Expenditures and, if sufficient funds are available the Permitted Capital Expenditures and any associated working capital and only in territories of IDB Members or for goods produced in or services supplied from or originating in such territories;

6.1.1.3	internally generated internal cash flows in an amount not less than the amount of the A Loan, to be applied on a Combined Basis to pay for Required Capital Expenditures and any associated working capital; and

6.1.1.4	the proceeds of the Disbursement of the First B Loan Tranche and the Second B Loan Tranche to be applied exclusively to repay the Outstanding Debt and the proceeds of the Third B Loan Tranche to be applied exclusively for the purposes set out in Section 2.1 (Purpose) and shall be used in the provinces where the relevant Notes were issued.

6.1.2 Existence; Continuing Engagement in Business. Maintain its corporate existence and take all reasonable action necessary to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business.

6.1.3 Property. Maintain all Property necessary for it businesses in good working order and condition, ordinary wear and tear excepted, free of Liens other than Permitted Liens.

6.1.4 Systems; Books and Records. Maintain an accounting and cost control system, management information system and books of account and other records adequate to reflect truly and fairly the financial condition of it and the results of its operations in conformity with the Accounting Principles, the Financing Documents, applicable law, the Relevant Permits and prudent industry practice.

6.1.5 Access. Upon IDB’s request, such request to be made with reasonable prior notice to it, except if a Default is continuing or if special circumstances so require, permit representatives of IDB and any agent of IDB, including the Consultants and any other consultant appointed by IDB, during normal business hours, to:

6.1.5.1	visit and inspect any premises where its business is conducted;

6.1.5.2	inspect all of its facilities, plant, equipment and other Property and examine, make abstracts and make photocopies or reproductions of any of its books of account and records; and

6.1.5.3	have access to those of its employees with day-to-day responsibility in the Project and officers who have or may have knowledge of the matters with respect to which IDB seeks information or of the business, operations, Property and financial and other condition of it generally.

6.1.6 Auditors.

6.1.6.1	Maintain at all times PricewaterhouseCoopers, or any other internationally recognized independent public accounting firm acceptable to IDB, as auditors;

6.1.6.2	Authorize the Auditors (whose fees and expenses shall be for the account of the relevant Borrower) to communicate directly with IDB at any time regarding its accounts and operations by executing and delivering to the Auditors (with a copy to IDB) an authorization substantially in the form of Exhibit 4 (Form of Authorization to Auditors), and obtaining the Auditors’ acknowledgment and consent thereto; and

6.1.6.3	No later than thirty (30) days after any change in Auditors, issue a similar authorization to the new Auditors and provide a copy thereof to IDB.

6.1.6.4	Deliver to IDB, no later then May 31, 2009, a certificate from the Auditors confirming that (i) they have been appointed as the Borrowers’ independent public accountants and (ii) the Borrower’s accounting and cost control system and management information system are adequate for the purpose of the Borrowers’ compliance with the requirements set forth in Section 6.1.4 (Systems; Books and Records).

6.1.7 Maintenance of Relevant Permits.

6.1.7.1	Obtain timely and maintain in force, or cause to be obtained timely and maintained in force (and where appropriate, timely renew or cause to be timely renewed) all Relevant Permits;

6.1.7.2	Perform and observe or cause to be performed or observed, all material obligations, conditions and restrictions contained in, or imposed on it by all such Relevant Permits; and

6.1.7.3	If IDB requests, deliver to IDB a copy of each such Relevant Permit, certified by an Authorized Representative of it, within ten (10) days of its issuance or renewal.

6.1.8 Conditions of Business; Compliance with Applicable Law. Conduct its business in accordance with prudent industry practice, all applicable laws, the Foreign Asset Control and Anti-money Laundering Regulations, Relevant Permits and the Financing Documents and comply with the BCRA regulations as in effect from time to time.

6.1.9 Taxes. File timely or cause to be filed timely all Tax Returns required to be filed by it and pay or cause to be paid all Taxes due and payable by it whether shown to be due and payable on such Tax Returns or on any assessment received by it or otherwise, except to the extent any such Taxes are being diligently contested by appropriate proceedings in good faith and with respect to which adequate reserves have been established on the books of it in accordance with the Accounting Principles.

6.1.10 Pari Passu. Take such action as may be necessary to ensure that, at all times, the obligations of it under the Financing Documents are senior, unconditional, secured and unsubordinated obligations, and rank and will rank at least pari passu in priority of payment with all other unsecured and unsubordinated obligations of it outstanding from time to time, except for such exceptions as are provided by applicable law.

6.1.11 Security and Further Assurances.

6.1.11.1	From time to time or promptly upon request by IDB and at its cost and expense, execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such further documents and instruments and take all other actions necessary, or in the reasonable opinion of IDB, desirable:

6.1.11.1.1	for perfecting or maintaining in full force and effect the Security or for re-registering the Security;

6.1.11.1.2	to enable it to comply with its obligations under the Financing Documents;

6.1.11.1.3	to implement the terms of the Financing Documents; and

6.1.11.1.4	to preserve and protect IDB’s rights under the Financing Documents.

6.1.11.2	If IDB requests, defend, at the cost and expense of the Borrowers, IDB’s right, title and interest to the Security and the Secured Property.

6.1.11.3	in the event that the Loan Coverage Ratio is less than 1.5:1.0 at any time, create, perfect and maintain, no later than three (3) months, provided that, the Borrowers may request a one time, three (3) month extension of such term, which request shall not be unreasonable denied by the IDB, from the date of calculation, in full force and effect further Security over real estate assets acceptable to IDB to the extent necessary so that, immediately after giving effect to such creation and perfection, the Loan Coverage Ratio shall be at least 1.5:1.0.

6.1.12 Required Hedge. Maintain at all times the Required Hedge in respect of the Loan.

6.1.13 Other Information. Cooperate with and produce all information, analysis and reports required by IDB regarding its business, including information regarding actual and expected future expenditures on training and community programs, harvest activities provided by third parties, existence of new purchaser of products of the Borrowers, any significant changes in the Borrowers’ senior management or organizational structure, and any significant technology other than the free stall system, used by the Borrowers, to enable IDB to assess the developmental impact and additionality of the Project.

6.1.14 Required Capital Expenditures. Complete the Required Capital Expenditures by no later than December 31, 2009 (other than with respect to: (i) the Ombu Project, which shall be completed no later than December 31, 2010; (ii) the San Joaquin Project and the Ita Caabo project, which shall be completed no later than December 31, 2011; (iii) the Free Stall Project II, which shall be completed no later than December 31, 2012); and (iv) the SECCI Projects, which shall be completed no later than December 31, 2013.

6.1.15 Capital Expenditures.

6.1.15.1	Complete the Original Capital Expenditures in an aggregate of sixty two million Dollars ($62,000,000) as follows: (i) in the case of Adeco, forty four million Dollars ($44,000,000) and (ii) in the case of Pilagà, eighteen million Dollars ($18,000,000).

6.1.15.2	Complete New Eligible Capital Expenditures in an aggregate of twenty million Dollars ($20,000,000), such amount to be distributed between Adeco and Pilagá in the manner to be determined by the Borrowers.

6.1.15.3	Complete the Original Capital Expenditures and New Eligible Capital Expenditures by no later than December 31, 2012, and complete the SECCI Projects no later than December 31, 2013.

6.1.15.4	Account for working capital that is associated with each Original Capital Expenditure and New Eligible Capital Expenditure, in each case that it is not able to account for associated taxes.

6.1.16 Deferred Lease Payments. Ensure that all Deferred Lease Payments are subject to a subordination agreement between IDB, the relevant Borrower and the relevant counterparty reflecting the terms set forth in Schedule 11.

Section 6.2 Negative Covenants.

Unless IDB otherwise agrees, neither Borrower shall:

6.2.1 Limitation on Restricted Payments. Make any Restricted Payment, unless each of the Restricted Payment Conditions are satisfied.

6.2.2 Permitted Indebtedness. Incur, assume or permit to exist any Debt other than:

6.2.2.1	the Loan;

6.2.2.2	the Permitted Credit Line; and

6.2.2.3	any other Debt to the extent that such Debt would not result in either Borrower failing to comply with the Financial Ratios.

6.2.3 Financial Ratios. Permit at any time on a Combined Basis (tested on a quarterly and yearly basis):

6.2.3.1	As of each Financial Quarter Date, permit the Debt of the Borrowers, on a Combined Basis, to exceed one hundred and fifty million Dollars ($150,000,000) during 2011, one hundred and fifty-five million Dollars ($155,000,000) during 2012 and one hundred and sixty million Dollars US

6.2.3.2	Permit at any other time, unless otherwise specified in this Section 6.2.3.2, on a Combined Basis (tested on a yearly basis):

6.2.3.2.1	the Total Liabilities to Equity Ratio, for each Financial Year, to exceed:

(a)	1.6:1.0 during 2011; and

(b)	1.7:1.0 during 2012 and thereafter;

6.2.3.2.2	the Current Asset to Current Liabilities Ratio, for each Financial Year, to be less than:

(a)	in 2011 an 2012, 1.1:10;

(b)	in 2013, 1.15:1.0;

(c)	beginning in 2014, 1.2:1.0;

6.2.3.2.3	the Interest Coverage Ratio for each Financial Year, to be less than:

(a)	2.1:1.0 during 2011;

(b)	2.15:1.0 during 2012;

(c)	2.20:1.0 during 2013;

(d)	2.25:1.0 during 2014;

(e)	2.30:1.0 during 2015;

(f)	2.40:1.0 during 2016;

(h)	2.50:1.0 during 2017;

(h)	2.60:1.0 during 2018;

6.2.3.2.4	the Loan Coverage Ratio to be less than 1.5:1.0 at any time.

provided, for the purposes of the foregoing financial ratios, (i) Deferred Lease Payments that are subordinated to all amounts due to IDB hereunder pursuant to subordination agreements between IDB, the relevant Borrower and the relevant counterparty to such Lease Agreement reflecting the terms contained in Schedule 11 shall not be considered Debt nor Total Liabilities and (ii) any calculation of any financial ratio made on a Combined Basis shall exclude the amount of any Loans between the Borrowers.

6.2.4 [intentionally deleted]

6.2.5 Obligations of Others. Except to the extent (i) permitted in Section 6.2.2 (Permitted Indebtedness), (ii) indemnities are required pursuant to any of the Financing Documents or in any document providing for Debt permitted under Section 6.2.2 (Permitted Indebtedness), (iii) required by applicable law or (iv) indemnities are included in commercial contracts provided in the ordinary course of business, enter into any guarantee or indemnity or otherwise assume the obligations of another Person, including the obligations of any member of the Group other than obligations of members of the Group which do not exceed ten million Dollars ($10,000,000) on a Combined Basis in aggregate at any time, or indemnify or agree to indemnify any Person from and against any claim, loss, damage, expense or other liability.

6.2.6 Liens. Create, assume or permit to exist any Lien on any of its Property other than Permitted Liens.

6.2.7 Fundamental Changes to the Borrowers.

6.2.7.1	(a) Enter into any agreement or arrangement whereby its affairs are managed by any Person (other than an employee or officer of a Borrower), (b) change any provision of its Organizational Documents in any manner that would be inconsistent with or breach any provision of any Financing Document or that could be reasonably likely to have a Material Adverse Effect, or (c) change its office domicile from that of its jurisdiction of incorporation.

6.2.7.2	(a) Undertake or permit itself to merge, consolidate, spin-off or reorganize, or (b) undertake to issue or issue any Share Capital or Equity Rights or otherwise change its capital structure.

6.2.8 Sale of Assets. Sell, lease (other than any lease entered into with Quickfood S.A. for the lease of certain farmland as described in the Waiver Request No. 2 dated December 24, 2009), transfer or otherwise dispose of (by one or a series of transactions, related or not) any of its Property except:

6.2.8.1	assets other than real estate assets with an aggregate value of less than five million Dollars ($5,000,000) in any twelve (12) month period on a Combined Basis;

6.2.8.2	real estate assets with an aggregate value of less than twenty million Dollars ($20,000,000) in any twelve (12) month period on a Combined Basis.

6.2.9 [Intentionally deleted]

6.2.10 Sales Agency. Establish any sole and exclusive purchasing or sales agency other than in the ordinary course of business for companies similar to the Borrowers.

6.2.11 Partnership, Profit Sharing or Royalties. Enter into any partnership, joint venture, consortium, profit-sharing or royalty agreement or other similar arrangement whereby its income or profits are, or might be, shared with any other Person other than in the ordinary course of business.

6.2.12 Investments; Loans.

6.2.12.1	Form or have any Subsidiary.

6.2.12.2	Make or permit to exist any Investments in any Person other than Permitted Investments.

6.2.13 Affiliate Transactions. Enter into any transaction, including the purchase, sale, lease or exchange of Property or the rendering of any service, with any member of the Group (other than a transaction solely between the Borrowers) (an Affiliate Transaction) unless such transaction is:

6.2.13.1	specifically provided for or permitted under the Financing Documents;

6.2.13.2	upon terms that are fair and reasonable to it and at fair market value (determined on the basis of an arm’s length transaction that would be entered into between two willing unrelated parties);

6.2.13.3	a renewal, extension, modification or similar transaction with respect to any Affiliate Transaction in existence as of May 15, 2010,

provided, however, that

(i)	neither Borrower shall have intercompany loans outstanding to any other member of the Group unless both Borrowers are in compliance, before and after such intercompany loan is made, with the financial ratios set forth in Section 6.2.3 (Financial Ratios);

(ii)	the Borrowers shall not make any new intercompany loans to any other member of the Group prior to the date on which, pursuant to Section 6.3.1, the Borrowers deliver to the Lenders, the Financial Statements and the certificate of the Auditors for the Financial Year ended December 31, 2010;

(iii)	the aggregate principal amount of all intercompany loans of either of the Borrowers to any other member of the Group shall not exceed ten million Dollars (US$10,000,000) in aggregate on a Combined Basis at any given time; and

(iv)	any new intercompany debt of the Borrowers shall be subordinated to the Loan at all times on the terms described in Schedule 11 (Intercompany Subordination Terms).

6.2.14 Scope of Business. Change the nature or scope of its business or enter into any other business, either directly or indirectly, unconnected with the agribusiness or renewable energy sectors.

6.2.15 Accounting Changes. Change its Financial Year, or make or permit any change in accounting policies or reporting practices, except as required to comply with the Accounting Principles or its Financial Year.

6.2.16 Prepayment. Prepay (whether voluntarily or involuntarily) or repurchase any Long-term Debt (other than the Loan and the Existing Obligations) pursuant to any agreement or arrangement, unless:

6.2.16.1	such Long-term Debt is refinanced using new Long-term Debt on equivalent or more favorable terms to it; or

6.2.16.2	it gives IDB at least thirty (30) days’ advance written notice of its intention to make the proposed prepayment and, if IDB so requires, it simultaneously prepays a proportionate amount of the Loan in accordance with Section 3.5.4 (Voluntary Prepayment) except that there shall be no minimum amount, or (except as provided above) advance notice period for such prepayment.

6.2.17 Prohibited Practices. Commit or engage in (and shall not authorize or permit any Affiliate or any other Person acting on its behalf to commit or engage in) any Prohibited Practice, and if IDB notifies it of its concern that there has been a violation of this Section or of Section 6.2.16 (Prohibited Practices), it shall cooperate in good faith with IDB and its representatives in determining whether such a violation has occurred, and shall respond promptly and in reasonable detail to any notice from IDB, and shall furnish documentary support for such response upon IDB’s request.

6.2.18 ERISA. No ERISA Affiliate shall establish, contribute to, acquire or maintain an ERISA Plan at any time during the term of this Agreement.

6.2.19 Amendment of Lease Agreement. Amend, modify or change any term or condition of any Lease Agreement in any manner that would adversely affect the rights of IDB under this Agreement, including without limitation, in a manner that permits payments of Deferred Lease Payments prior to the date when all principal (whether or not then due and payable), interest and other amounts payable to IDB under this Agreement have been paid in full.

Section 6.3 Information.

Each of the Borrowers shall deliver to IDB:

6.3.1 Audited Annual Financial Statements. As soon as available but in any event within one hundred and twenty (120) days after the end of each Financial Year:

6.3.1.1	two (2) copies of its audited Financial Statements for such Financial Year setting forth in each case in comparative form the corresponding figures for the previous Financial Year;

6.3.1.2	a certificate of the Auditors reporting on such Financial Statements:

6.3.1.2.1	stating that in making their examination, the Auditors obtained no knowledge of any Default, except as specified in such certificate;

6.3.1.2.2	stating that based on such Financial Statements and information reviewed in connection with the audit, the Borrowers are in compliance with Sections 6.1.4 (Systems; Books and Records) (solely after May 31, 2009), 6.2.2 (Permitted Indebtedness), 6.2.13 (Scope of Business), 6.2.14 (Accounting Changes), and 6.2.15 (Prepayment), or specifying any non-compliance; and

6.3.1.2.3	setting forth in reasonable detail all information necessary to calculate (and providing the calculations necessary to determine) each of the Financial Ratios during the applicable period and as at the last day of the period covered, as relevant, by the Financial Statements.

6.3.1.3	a certificate of an Authorized Representative of each Borrower certifying that during the applicable period and as of the end of the relevant Financial Year it was in compliance with all the terms and conditions of the Financing Documents and that no Default has occurred, except as specified in such certificate.

6.3.2 Unaudited Quarterly Financial Statements. As soon as available but in any event within sixty (60) days after the end of each of the three (3) Financial Quarters of each Financial Year commencing with the Financial Quarter ending on March 31, 2009:

6.3.2.1	two (2) copies of the unaudited Financial Statements of each Borrower for such quarterly period setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Financial Year; and

6.3.2.2	a certificate of an Authorized Representative of each Borrower:

6.3.2.2.1	certifying that the Financial Statements delivered pursuant to Section 6.3.2.1 (Unaudited Quarterly Financial Statements) were prepared from and are in accordance with each Borrower’s books and records and give a true and fair view of the financial position of the Borrowers as of the date thereof and the results of its operations and cash flow for the relevant Financial Quarter, all in conformity with the Accounting Principles;

6.3.2.2.2	certifying that during the applicable period and as of the relevant Financial Quarter Date the Borrowers were in compliance with all the terms and conditions of the Financing Documents and that no Default has occurred, except as specified in such certificate; and

6.3.2.2.3	setting forth in reasonable detail all information necessary to calculate (and providing the calculations necessary to determine) each of the Financial Ratios during the applicable period and as at the last day of the period covered, as relevant, by such Financial Statements.

6.3.2.3	a certificate of the Auditors setting forth in reasonable detail all information necessary to calculate (and providing the calculations necessary to determine) each of the Financial Ratios set forth in Sections 6.2.3.2 and 6.2.3.3 during the applicable period and as at the last day of the period covered, as relevant, by the most recent Financial Statements.

6.3.2.4	a statement of EBITDA of each Borrower for such fiscal quarter on both a collective and individual basis.

6.3.2.5	a statement of Debt as of the last date of each fiscal quarter of each Borrower on an individual and combined basis.

6.3.3 Annual Review of Operations. As soon as available but in any event within one hundred twenty (120) days after the end of each Financial Year, (i) an annual review of operations in the form of and addressing the topics listed in Schedule 6 (Information to be Included in Annual Review of Operations) (which may be updated by IDB from time to time); (ii) a progress report on the Required Capital Expenditures in a form agreed with IDB; and (iii) an annual valuation of the Secured Property prepared by the Real Estate Consultant.

6.3.4 Notices.

6.3.4.1	Promptly upon the occurrence of a Default, a notice specifying the nature of that Default and any steps it is taking to remedy it.

6.3.4.2	Prompt notice of any material dispute under any of the Financing Documents.

6.3.4.3	Prompt notice of any revocation, denial or non-renewal of any Relevant Permit.

6.3.4.4	Promptly upon becoming aware thereof, notice of any action, suit, other legal proceeding, administrative proceedings or other claim before any Authority that has had or may reasonably be expected to have a Material Adverse Effect, and notice to IDB by facsimile of that event specifying the nature of those proceedings and the steps it is taking or proposes to take with respect thereto.

6.3.4.5	Prompt notice of any proposed material changes in the nature or scope of its business operations.

6.3.4.6	Prompt notice of any change in the composition of the board of directors or of any change in management personnel.

6.3.4.7	Prompt notice of any material event of loss.

6.3.4.8	Prompt notice of any other event or condition which has had or could reasonably be expected to have a Material Adverse Effect.

6.3.4.9	Promptly upon becoming aware of the existence of any violation of any of the Foreign Asset Control and Anti-money Laundering Regulations by it, or any investigation by any Authority relating thereto, provide notice thereof, including a description of the violation or the matter under investigation, as the case may be, and the steps that are being taken to resolve such matter.

6.3.4.10	In the case of each of Section 6.3.4.1 through 6.3.4.9, “prompt” or “promptly” shall means as soon as available but in any event within five (5) Local Business Days of the occurrence of the relevant event.

6.3.5 Communications with Auditors. Promptly following receipt thereof by either Borrower, two (2) copies of any management letter or other communication sent by the Auditors (or any other accountants retained such Borrower) to it in relation to its financial, accounting and other systems, its management information system or its accounts, if not otherwise delivered under Section 6.3.1 (Audited Annual Financial Statements).

6.3.6 Affiliate Transactions. Promptly, upon entering into an Affiliate Transaction, a certificate of an Authorized Representative of the relevant Borrower describing in detail the commercial and financial terms of any such Affiliate Transaction and certifying that such Affiliate Transaction complies with the Financing Documents including Section 6.2.13 (Affiliate Transactions).

6.3.7 Additional Information. From time to time, such information as IDB may reasonably request, including information with respect to either Borrower, its Property, the Project and the performance by it of its obligations under the Financing Documents.

Section 6.4 Budgets.

6.4.1 Annual Budget. Not later than ninety (90) days after the beginning of each Financial Year, each Borrower shall deliver to IDB two (2) copies of the Annual Budget for such Financial Year.

Section 6.5 Environmental and Social.

6.5.1 Affirmative Covenants. Unless IDB otherwise agrees in writing, each of the Borrowers shall:

6.5.1.1	comply with all Environmental and Social Provisions and Environmental and Social Requirements and otherwise ensure that there are no significant impacts or risks relating to Environmental or Social Matters with respect to its business that are not adequately mitigated or compensated;

6.5.1.2	in accordance with the chronogram established in the Environmental, Social, Health and Safety Action Plan: (a) present an EMS in form and content satisfactory to the IDB; (b) implement the EMS, and all related Environmental Plans; and (c) keep the EMS and all related Environmental Plans in operation;

6.5.1.3	implement: (a) adequate on-going information disclosure and public consultation activities with the local population relating to Environmental or Social Matters pertaining to its business; (b) adequate systems to ensure that all companies contracted for construction and operation activities with respect to Capital Expenditures perform such activities in compliance with the applicable Environmental and Social Provisions and Environmental and Social Requirements; (c) Environmental and Social Management Plans (ESMPs) with respect to each Capital Expenditure (except the ERP Project), and as applicable, in accordance with the EMS with respect to the operations and activities related to the operations of either of the Borrowers; (c) Environmental Assessments or Environmental Impact Assessments and any resulting management measures required to address any specific Environmental or Social Matters in accordance with the Environmental and Social Provisions and Environmental and Social Requirements, within ninety (90) days of commencing operations on each leased farm;

6.5.1.4	submit in form and content satisfactory to the IDB and in accordance with the chronogram established pursuant to the Environmental, Social, Health and Safety Action Plan: (a) the Environmental and Social Management Plans for each Capital Expenditure (except the ERP Project); (b) the final Environmental Impact Assessments for: (i) the Ita Caboo and San Joaquin Feedlot Projects; (ii) the Christophersen Free Stall Project; (iii) the North Dry Plant; (iv) the Doña Marina Project, (v) the Franck Mill and (vi) any other project requiring an Environmental Impact Assessment that has been approved by IDB for inclusion or substitution of a Capital Expenditure; and (c) an environmental evaluation of the ongoing Feedlot Projects at El Meridiano and (d) the Environmental and Social Management Plans for the projects listed in items (b) and (c). For the avoidance of doubt, all Environmental Impact Assessments and environmental evaluations will be finalized in consultation with local stakeholders of the Borrower in accordance with the Environmental and Social Requirements and each ESMP will be in place prior to the commencement of construction or other activities for the projects listed in (b) above;

6.5.1.5	should the Borrowers pursue the Land Transformation from dryland to irrigated agriculture in Ita Caboo or any other Land Transformation with respect to a Capital Expenditure, (i) notify the IDB of such decision in advance; (ii) submit to IDB, prior to commencing such Land Transformation, the Environmental Impact Assessments (including reasonable evidence of consultations with affected persons or groups), Environmental and Social Management Plans and any other documentation and information required by IDB to ensure that the proposed operations will comply with the Environmental Provisions and Environmental and Social Requirements; and (iii) upon approval of the Environmental and Social Management Plan by IDB, implement same;

6.5.1.6	should either Borrower change the productive use under a Capital Expenditure, or propose to substitute Capital Expenditure or add new projects to the Capital Expenditures, such Borrower shall: (i) notify IDB in advance of the proposed projects and the respective environmental and social regulations and proposed management measures; (ii) agree with IDB upon the assessments, studies and management plans that are reasonably required to ensure that the proposed project will comply with the Environmental and Social Provisions and Environmental and Social Requirements; (iii) submit to IDB, prior to commencing such project, the environmental assessments (including reasonable evidence of consultations with affected persons or groups), Environmental and Social Management Plans and any other documentation and information as agreed with the IDB; and (iv) upon approval of the Environmental and Social Management Plan by IDB, implement the same.

6.5.1.7	upon the reasonable request of IDB, permit IDB, or an independent Environmental and Social Consultant engaged by IDB, at the expense of the Borrowers, to perform monitoring activities and visits and independent audits (including access to sites, documentation and personnel, and consultations with local stakeholders) with respect to Environmental or Social Matters as follows:

6.5.1.7.1	to carry out an annual independent audit of the Borrowers’ environmental and social performance in order to:

(i) assess progress in the implementation of the ESHSP including the Complementary ESHS Action Plan once integrated therein, and make any recommendations if applicable;

(ii) confirm compliance by the Borrowers with the Environmental and Social Provisions and Environmental and Social Requirements and identify any significant adverse impacts, risks or liabilities with respect to Environmental or Social Matters that have not been adequately mitigated or compensated; and

(iii) if necessary, request a Corrective Action Plan, in form and substance satisfactory to IDB, to correct any identified non-compliance or deficiency, whereupon the Borrowers shall present such Corrective Action Plan within thirty (30) days of any such request and upon approval by the IDB implement such Corrective Action Plan;

6.5.1.7.2	to conduct special audits to address any material issues specifically identified in routine audits and reporting, or as the result of third party complaints that in the reasonable opinion of IDB merit investigation; and

6.5.1.7.3	cooperate fully with the IDB’s Independent Consultation and Investigation Mechanism (ICIM), provided that access to information designated as non-public in accordance with applicable regulations may be withheld to the extent required by said regulations.

6.5.1.8	undertake the following:

6.5.1.8.1	implement ongoing information disclosure and consultation activities related to environmental, social and health and safety aspects of the Required Capital Expenditures in accordance with the EMS; and

6.5.1.8.2	prior to commencing any Capital Expenditure, in accordance with the applicable Environmental and Social Requirements: (a) prepare and submit, in form and content satisfactory to the IDB: (i) an Environmental Assessment or Environmental Impact Assessment at least sixty (60) days prior to commencing the such Capital Expenditure; (ii) after consulting with the stakeholders, an Environmental and Social Management Plan at least thirty (30) days prior to commencing the Required Capital Expenditure; and (iv) prior to commencing the Land Transformation, (x) evidence that the necessary licenses and permits have been granted in accordance with the land use plan of the respective province, state or municipality requirements and (y) evidence that the relevant ESMP is in operation.

6.5.1.9	Present, in form and substance satisfactory to the IDB, within three (3) months of the Effective Date (as defined in Section 1.1 hereof (Definitions), a detailed and final Complementary Environmental, Social, Health and Safety Action Plan in accordance with the Preliminary Complementary ESHS Action Plan set forth in Schedule 13 hereto.

6.5.2 Negative Covenants. Unless IDB otherwise agrees in writing, neither Borrower shall make any substantial change or modification to any Environmental Plan or the EMS.

6.5.3 Environmental Information Covenants.

6.5.3.1	Each Borrower shall deliver to IDB an Environmental and Social Compliance Report, in form and substance satisfactory to IDB:

6.5.3.1.1	Until December 31, 2016, or an earlier date agreed upon between IDB and the Borrowers upon accomplishment of the implementation of all actions stipulated in the ESHS Action Plan as updated in accordance with the Complementary ESHS Action Plan, for each semester of each calendar year, in respect of that semester or part thereof no later than forty five (45) days after the end of each such semester;

6.5.3.1.2	thereafter, for each calendar year in respect of that calendar year, no later than sixty (60) days after the end of each such period.

6.5.3.2	Each Borrower shall notify IDB as soon as possible, but in any event within fifteen (15) Local Business Days of its occurrence, of any fact, circumstance, condition or occurrence that has or could likely result in any of the following:

6.5.3.2.1	any significant non-compliance with the Environmental and Social Provisions or Environmental and Social Requirements;

6.5.3.2.2	any significant adverse impact relating to any Environmental or Social Matter, including any deaths or significant injuries or accidents, Release of Hazardous Substances, significant unplanned Releases, explosions or fires;

6.5.3.2.3	any substantive written communication with any Authority relating to any Environmental or Social Matter;

6.5.3.2.4	any Environmental Claim; or

6.5.3.2.5	any substantive complaints relating to Environmental or Social Matters;

and such notice shall include a reasonable description of the event detailing the extent, magnitude, impact and cause of such event together with corrective or remedial actions taken or proposed to be taken with respect thereto, and, as necessary and/or reasonably requested by the IDB, a Corrective Action Plan in form and substance satisfactory to IDB, to be presented within thirty (30) Local Business Days of such a request and implemented upon approval by IDB.

6.5.3.3	The Borrowers shall additionally provide to IDB at the same time that it provides the Environmental and Social Compliance Report in accordance with Section 6.5.3.1.2 an annual estimate of green house gases produced by the Capital Expenditures.

Section 6.6 Insurance.

6.6.1 Insurance Requirements and Undertakings. Each of the Borrowers shall:

6.6.1.1	insure and keep insured, with financially sound and reputable insurers (and re-insured with reputable international insurers, if applicable) their assets and business against such risks and to such extent as is usual for prudent companies carrying on business such as that carried on by each of the Borrowers and consistent with past practices of the Borrowers, including, without limitation, third party liability insurance and any other insurance required by law.

6.6.1.2	punctually pay when due any premium, commission and any other amounts and take such other action as may be necessary for effecting and maintaining in force each Insurance Policy;

provided always that if at any time and for any reason any insurance required to be maintained under this Agreement shall not be in full force and effect, then IDB shall thereupon or at any time while the same is continuing be entitled (but have no such obligation) on its own behalf to procure that insurance at the expense of the Borrower(s) and to take all such steps to minimize hazard as IDB may consider expedient or necessary.

6.6.2 Application of Proceeds.

6.6.2.1	At its discretion, IDB may remit the proceeds of any insurance paid to it to the Borrower(s) to repair or replace the relevant damaged Property or may apply those proceeds towards any amount payable to IDB under this Agreement, including to repay or prepay all or any part of the Loan in accordance with Section 3.7 (Application of Prepayments); provided that there shall be no minimum amount or notice period for any such

6.6.2.2	Each Borrower shall use any insurance proceeds it receives (whether from IDB or directly from the insurers) for loss of or damage to any asset solely to replace or repair that asset except as provided for in Section 3.6.1.2 (Mandatory Payments).

6.6.3 Reporting Requirements. Each of the Borrowers shall provide to IDB the following:

6.6.3.1	as soon as possible after its occurrence, notice of any event that entitles it to claim an aggregate amount exceeding the equivalent of two hundred thousand Dollars ($200,000) under any one or more Insurance Policies; and

6.6.3.2	within thirty (30) days after the end of each Financial Year, a certificate, in form and substance satisfactory to IDB, from its insurers or insurance brokers, summarizing all insurance then maintained by it, specifying the Property and aspects of its business insured, the amount and risks covered, the names of the beneficiaries, the names of the insurers and any special features of the Insurance Policies in effect on the date of such certificate.

ARTICLE 7.

Events of Default

Section 7.1 General Acceleration Terms and Conditions.

7.1.1 If an Event of Default occurs and is continuing (whether it is voluntary or involuntary, or results from the operation of any applicable law or pursuant to or as a result of any act or failure to act by any Authority or otherwise), IDB may, by notice to each Borrower, take any or all of the following actions:

7.1.1.1	terminate the relevant Borrower’s right to request, and any obligation of IDB to make, Disbursements of the Loan, whereupon such right and obligation shall immediately terminate;

7.1.1.2	declare the Loan or such part of the Loan as is specified in the notice (with accrued interest thereon) and all other Obligations to be due and payable forthwith, whereupon the same shall become immediately due and payable without any further notice and without any presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by each Borrower;

7.1.1.3	enforce or cause the enforcement of all or any part of the Security; and

7.1.1.4	exercise any other remedies that may be available to IDB under any Financing Document or applicable law.

7.1.2 Upon receipt of a notice from IDB under Section 7.1.1 (General Acceleration Terms and Conditions), the Borrowers shall immediately repay the Loan or such part of the Loan as is specified in the notice and all other amounts then declared to be due and payable with respect thereto. Except as expressly provided in this Section 7.1 (General Acceleration Terms and Conditions), each Borrower waives presentment, demand, protest or other notice of any kind with respect to that demand for immediate payment and IDB’s exercise of remedies.

Section 7.2 Events of Default.

It shall be an Event of Default if:

7.2.1 Payments by Borrowers.

7.2.1.1	Failure to Make Payments under Financing Documents. The Borrowers fail to pay when due (whether at stated maturity or otherwise) any Obligation, including principal of, or interest on, the Loan, which is not paid within five (5) days of its due date.

7.2.1.2

Failure to Make Other Payments Owed to IDB. Either Borrower fails to pay when due (whether at stated maturity or otherwise) any part of the principal of, or interest on, any loan from IDB to such Borrower (other than the Loan)

or any reimbursement obligation in respect of a guarantee provided by IDB for either Borrower’s benefit and any such failure continues for more than any applicable period of grace.

7.2.1.3	Failure to Pay Debt. Either Borrower fails to pay any amount outstanding with respect to any of its (i) Indebtedness for Money Borrowed or (ii) Debt (other than Indebtedness for Money Borrowed, the Obligations and any other loan from IDB), having an aggregate principal amount in excess of three million Dollars ($3,000,000) or to perform any of its obligations when due, under any agreement pursuant to which there is outstanding any such Debt, and any such failure continues for more than any applicable period of grace, or any such Debt becomes prematurely due and payable or is placed on demand.

7.2.1.4	Restricted Payments. Either Borrower makes any Restricted Payment in contravention of the Restricted Payment Conditions.

7.2.2	Financing Documents.

7.2.2.1	Breach of Financing Documents. Any Borrower fails to comply with any of its obligations contained in this Agreement or any other Financing Document or any other agreement between either Borrower and IDB (other than an obligation referred to elsewhere in this Section 7.2 (Events of Default)) and, if in the reasonable determination of IDB capable of remedy, such failure has continued for a period of thirty (30) days after either Borrower becomes aware, or should have become aware, of such failure to comply; provided that no cure period shall apply if, in the reasonable determination of IDB, such failure has had or could reasonably be expected to have a Material Adverse Effect or if such non-compliance is incapable of being remedied.

7.2.2.2	Revocation, Termination or Repudiation of Financing Documents. Any Financing Document or any of its terms:

7.2.2.2.1	is revoked or terminated by either Borrower, or becomes void or ceases to be in full force and effect in each case as by a final, non-appealable decision of a court of competent jurisdiction;

7.2.2.2.2	becomes, or the performance of or compliance with any material obligation thereunder becomes, unlawful, except as provided in Section 3.19; or

7.2.2.2.3	is repudiated by any Borrower party thereto or its legality, validity or enforceability is challenged pursuant to judicial proceedings by any Person other than IDB.

7.2.2.3	Security Documents. Any Security Document or interests created thereunder cease to be in full force and effect and/or become unlawful or unenforceable and which has not been cured within ninety (90) days after from the date of such illegality or unenforceability.

7.2.2.4	Priority. IDB ceases to hold a valid and enforceable first priority Lien over any of the Secured Property.

7.2.3 Misrepresentation. Any representation or warranty confirmed or made by either Borrower in any Financing Document or in any document delivered thereunder is found to have been incorrect or misleading in any material respect when confirmed or made, unless the condition or event giving rise to such incorrect or misleading representation or warranty has been cured within thirty (30) days after IDB’s notice to the Borrower of such finding.

7.2.4 Expropriation. Any Authority:

7.2.4.1	Seizure of Property. condemns, nationalizes, seizes, confiscates or otherwise expropriates all or any substantial part of the Property of either Borrower or of their respective Share Capital or commences any proceeding in furtherance of any of the foregoing;

7.2.4.2	Control of Property. assumes custody or control of a material part of the Property of either Borrower, the business or operations of either Borrower or their respective Share Capital; or

7.2.4.3	Interruption of Business. takes any action to displace a material part of the management of either Borrower, to curtail its authority to conduct its business, to dissolve or disestablish it, or to prevent it or its officers from carrying on all or a substantial part of its business or operations.

7.2.5 Insolvency Events.

7.2.5.1	Involuntary Proceedings. An involuntary proceeding is commenced or an involuntary petition is filed seeking:

7.2.5.1.1	an adjudication of either Borrower as bankrupt or insolvent;

7.2.5.1.2	liquidation, winding up, reorganization, moratorium, arrangement, adjustment or composition of, or other relief in respect of, either Borrower or its debts, or of a substantial part of its Property under applicable law; or

7.2.5.1.3	the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of either Borrower or of any substantial part of its Property;

and in any such case, such proceeding or petition is not dismissed within thirty (30) days ordering any of the foregoing is entered.

7.2.5.2	Voluntary Proceedings. Either Borrower:

7.2.5.2.1	voluntarily commences any proceeding or files any petition seeking liquidation, reorganization or other relief under applicable law including without limitation, the execution of an “acuerdo preventivo extrajudicial” under Argentine Law No. 24,522, as amended;

7.2.5.2.2	applies for or consents to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of it or of any substantial part of its Property;

7.2.5.2.3	makes a general assignment for the benefit of creditors;

7.2.5.2.4	requests a moratorium or suspension of payment or reorganization of debts from any competent Authority;

7.2.5.2.5	institutes proceedings or takes any form of corporate action to be liquidated or adjudicated bankrupt or insolvent;

7.2.5.2.6	consents to the institution of, or fails to contest in a timely and appropriate manner, any proceeding or petition described in Section 7.2.5.1 (Involuntary Proceedings); or

7.2.5.2.7	takes any action for the purpose of effecting any of the foregoing.

7.2.5.3	Inability to Pay Debts. Either Borrower becomes unable, admits in writing its inability or fails generally to pay its debts as they become due or otherwise becomes insolvent.

7.2.5.4	Events Analogous to Bankruptcy, Insolvency, Etc. Any other event occurs that under any applicable law would have an effect analogous to any of those events listed in Section 7.2.5.1 (Involuntary Proceedings), 7.2.5.2 (Voluntary Proceedings) or 7.2.5.3 (Inability to Pay Debts).

7.2.5.5	Environmental and Social Compliance. Any of the following has occurred: (a) either of the Borrowers shall be in default in the due performance or observance by either of them of any term, covenant or agreement contained in Section 6.5 (Environmental and Social); or (b) any Environmental or Social Matter with respect to a Capital Expenditure occurs that has, or could reasonably be expected to have, a Material Adverse Effect on the Project or the Borrowers; and (c) in the case of either clause (a) or (b) above, either (x) a Corrective Action Plan in form and substance reasonably satisfactory to the IDB shall not have been submitted to the IDB within thirty (30) days of the occurrence of such default, event or breach or (y) in the reasonable judgment of the IDB a cure is not being diligently pursued in accordance with such Corrective Action Plan.

7.2.6 Attachment. An attachment or analogous process is levied or enforced upon or issued against any of the Property of either Borrower for an amount in excess of the equivalent of ten million Dollars ($10,000,000).

7.2.7 Judgments. A final judgment, order or arbitral award is rendered against either Borrower or any of its Property for an amount in excess of the equivalent of five million Dollars ($5,000,000) and remains unsatisfied for a period of ninety (90) days.

7.2.8 Legal Proceedings. Any action, suit or other legal proceeding (including arbitration proceedings) is commenced against either Borrower that, in the opinion of IDB, has had or reasonably could be expected to have a Material Adverse Effect.

7.2.9 Failure to Maintain Relevant Permits. Any Relevant Permit is not obtained or renewed when required or is rescinded, terminated or otherwise lapses or ceases to be in full force and effect or any Person fails to comply in any respect with any Relevant Permit, and such Relevant Permit is not restored or reinstated or the non-compliance cured within twenty (20) days of such event.

7.2.10 Material Adverse Effect. Any event occurs or any condition exists that, in the opinion of IDB, has had or reasonably could be expected to have a Material Adverse Effect.

7.2.11 Moratorium. Any Authority of Argentina declares any general payment delay, refusal to pay or acknowledge a payment obligation, repudiation or other action (whether or not formally announced) that relates to debts or any category of debt, not to be paid in accordance with their terms.

7.2.12 Abandonment; Interruption. Either Borrower ceases to carry on its business; or the Project is abandoned by either Borrower for more than ninety (90) continuous days.

7.2.13 Deferred Lease Payments. Any Deferred Lease Payment that is subordinated to any amount payable to IDB is paid by either Borrower prior to the date when all principal (whether or not then due and payable), interest and other amounts payable to IDB under this Agreement have been paid in full.

Section 7.3 Bankruptcy.

Notwithstanding any provision in this Agreement to the contrary, if any event described in Section 7.2.5.1 (Involuntary Proceedings) or Section 7.2.5.2 (Voluntary Proceedings) occurs or any other event occurs that under any applicable law would have an effect analogous to any of the events listed in Section 7.2.5.1 (Involuntary Proceedings) or Section 7.2.5.2 (Voluntary Proceedings), each Borrower’s right to request, and any obligation of IDB to make, Disbursements shall automatically terminate, and the principal of the Loan then outstanding, together with accrued interest thereon and all fees and other Obligations outstanding, shall automatically become immediately due and payable, without any presentment, demand, protest or notice of any kind, all of which the Borrowers hereby waive.

ARTICLE 8.

Miscellaneous

Section 8.1 Notices.

Any notice, request, demand or other communication to be given or made under this Agreement shall be in writing. Subject to Section 8.10.4 (Applicable Law and Jurisdiction) any notice, request, demand or other communication may be delivered by hand, prepaid certified or registered airmail, internationally recognized courier service, or facsimile to the party’s address specified below or at such other address as such party shall have designated by notice to the party giving or making such notice, request, demand or other communication, and shall be effective upon receipt. All time periods to be counted from the delivery of any notice, request, demand or other communication pursuant to this Agreement shall be counted from the date of receipt of any such notice, request, demand or other communication pursuant to the terms of this Section 8.1.

For Adeco:

Adeco Agropecuaria S.A.

Fondo de la Legua 936

B1640EDO | Martínez

Buenos Aires, Argentina

Attention: Claudio González Lobo

Alternative address for communications by facsimile:

Facsimile: +5411 4836 8639

For Pilagá:

Pilagá S.A.

Fondo de la Legua 936

B1640EDO | Martínez

Buenos Aires, Argentina

Attention: Claudio González Lobo

Alternative address for communications by facsimile:

Facsimile: +5411 4836 8639

For IDB:

Inter-American Development Bank

1300 New York Avenue, N.W.

Washington D.C. 20577

Attention: Manager and Portfolio Management Unit, Private Sector Department

Facsimile: +1 (202) 312.4135

Alternative address for communications by facsimile:

Facsimile: +1 (202) 312-4122

Section 8.2 English Language.

All documents to be furnished or communications to be given or made under this Agreement or any of the other Financing Documents shall be in the English language. To the extent that the original of any such document or communication is in a language other than English, it shall be accompanied by a translation into English certified by an Authorized Representative of the relevant Borrower to be a true and correct translation of the original. IDB may, if it so requires, obtain at the cost and expense of the applicable Borrower an English translation of any document or communication received from that Borrower in a language other than English and unaccompanied by the relevant translation. IDB may deem any such translation to be the governing version between that Borrower and IDB.

Section 8.3 Indemnity.

8.3.1 Each of the Borrowers shall indemnify and hold harmless IDB and each Participant, together with its respective officers, directors, agents, employees, representatives, attorneys, Affiliates, successors and assigns (collectively, the Indemnified Persons) from and against any and all claims, actions, suits, judgments, demands, damages (excluding indirect and punitive claims), losses, liabilities (including liabilities for penalties), reasonable costs or expenses of any nature or kind whatsoever, including reasonable fees and disbursements of counsel on a full indemnity basis, arising out of or in connection with:

8.3.1.1	the execution, delivery, enforcement or performance of, and any transaction contemplated under, this Agreement or any of the other Financing Documents;

8.3.1.2	the Loan or the use or intended use of the proceeds therefrom;

8.3.1.3	any actual or alleged presence or Release of Hazardous Materials on or from any Property owned or operated by either Borrower, any Environmental Claim, any failure by either Borrower to comply with any Environmental and Social Provision, Environmental and Social Requirement or any other Environmental or Social Matter; or

8.3.1.4	any actual or prospective claim, action, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnified Person is a party thereto;

(all of the foregoing, collectively, the Indemnified Liabilities);

provided that, neither Borrower shall have any obligation whatsoever hereunder to any such Indemnified Person with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of any such Indemnified Person as determined by the final judgment of a court of competent jurisdiction.

8.3.2 The rights granted under this Section 8.3 (Indemnity) are in addition to the rights granted under any other provision of this Agreement under any other Financing Document or under applicable law.

8.3.3 This Section 8.3 (Indemnity) shall survive repayment of the Obligations.

8.3.4 All amounts payable to any Indemnified Person under this Section 8.3 (Indemnity) shall be paid within thirty (30) days after receipt by the relevant Borrower from such Indemnified Person of a reasonably detailed invoice therefor.

Section 8.4 Successors and Assigns.

This Agreement binds and benefits the respective successors and assigns of the parties, except that the Borrowers may not assign or delegate any of their respective rights or obligations under this Agreement or any other Financing Document without the prior consent of IDB. IDB may assign to one or more banks or other entities all or a portion of all of its rights and obligations under this Agreement and the other Financing Documents, provided that the assignment of all or a portion of this Agreement by IDB shall necessarily include the assignment of the Notes for an equal amount to the debt assigned (being the Borrowers obliged to issue new Notes in favor of IDB and the assignee upon surrender to the Borrowers for its cancellation of the Notes so transferred or assigned); provided further that no Note shall be transferred without simultaneously assigning all or a portion of this Agreement for an equal amount of principal and/or interest hereunder. Any assignment or delegation in violation of this Section shall be void.

Section 8.5 Counterparts.

This Agreement may be executed in several counterparts, each of which is an original, but all of which together shall constitute one and the same agreement.

Section 8.6 Confidential Information.

8.6.1 IDB may disclose any documents or records of, or information relating to, each Borrower, its Property, business or affairs, or the Project (collectively, the Borrowers’ Information) to:

8.6.1.1	any existing or future co-lenders of IDB, the Participants (or any Affiliate thereof) or any other Person with a participation in or who intends to purchase a participation in a portion of Loan and the Paying Agent;

8.6.1.2	any Person in connection with the exercise of any power, remedy, right, authority or discretion relevant to this Agreement or any other Financing Document (including in connection with IDB’s defense of any legal action, suit or proceeding brought by any other party to a Financing Document);

8.6.1.3	any Person, to the extent required to do so under any applicable law;

8.6.1.4	any banking or other regulatory or examining authorities (whether governmental or otherwise) pursuant to and in accordance with whose instructions IDB and other banks must customarily comply;

8.6.1.5	the directors, officers, employees, arrangers, attorneys, consultants, rating agencies, independent auditors and advisors (including the Consultants and any other technical, financial and other advisors) of each of IDB, the Inter-American Investment Corporation, the Multilateral Investment Fund, and their respective Affiliates; and

8.6.1.6	any Person in connection with any proposed sale, transfer, assignment or other disposition of IDB’s rights under this Agreement or any other Financing Document.

8.6.2 Each Borrower expressly authorizes IDB and the Participants to request from any Person information relating to it and it agrees to hold IDB and the Participants harmless and exempt from any and all liability under applicable law in connection with the request for, and disclosure of, such information.

8.6.3 Each Borrower acknowledges and agrees that, notwithstanding the terms of any other agreement between it and IDB, a disclosure of its Information by IDB in the circumstances contemplated by this Section 8.6 (Confidential Information) does not violate any duty owed to it under this Agreement or under any such other agreement.

Section 8.7 Amendment.

Any amendment or waiver of, or any consent given under, any provision of this Agreement shall be in writing and, in the case of any amendment, signed by the Borrowers and IDB or their permitted successors and assigns.

Section 8.8 Savings of Rights; Remedies and Waivers.

8.8.1 The rights and remedies of IDB in relation to any misrepresentation or breach of warranty on the part of either Borrower shall not be prejudiced by any investigation by or on behalf of IDB or any of the Participants into the affairs of either Borrower, by the execution or the performance of this Agreement or by any other act or thing that may be done by or on behalf of IDB in connection with this Agreement and that might, apart from this Section, prejudice such rights or remedies.

8.8.2 No course of dealing or waiver by IDB in connection with any condition of Disbursement under this Agreement shall impair any right, power or remedy of IDB with respect to any other condition of Disbursement, or be construed to be a waiver thereof; nor shall the action of IDB with respect to any Disbursement affect or impair any right, power or remedy of IDB with respect to any other Disbursement.

8.8.3 Unless IDB otherwise notifies the Borrowers and without prejudice to the generality of Section 8.8.2 (Savings of Rights; Remedies and Waivers), the right of IDB to require compliance with any condition under this Agreement that may be waived by IDB with respect to any Disbursement is expressly preserved for the purposes of any subsequent Disbursement.

8.8.4 No course of dealing and no failure or delay by IDB in exercising, in whole or in part, any power, remedy, discretion, authority or other right under this Agreement or any other agreement shall waive or impair, or be construed to be a waiver of or an acquiescence in, such or any other power, remedy, discretion, authority or right under this Agreement, or in any manner preclude its additional or future exercise; nor shall the action of IDB with respect to any Default, or any acquiescence by it therein, affect or impair any right, power or remedy of IDB with respect to any other Default.

Section 8.9 Severability.

Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining terms and conditions hereof and without affecting the validity or enforceability of any provision in any other jurisdiction. Where terms of any applicable law resulting in such prohibition or unenforceability may be waived, they are waived by the parties to the full extent permitted by law so that this Agreement shall be deemed a valid and binding agreement, enforceable in accordance with its terms.

Section 8.10 Applicable Law and Jurisdiction.

8.10.1 THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

8.10.2 Each of the Borrowers hereby irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan and of the United States of America District Court for the Southern District of New York, and any appellate court from any thereof, in any legal action, suit or proceeding arising out of or relating to this Agreement or any other Financing Document to which such Borrower is a party. Final judgment against such Borrower in any such legal action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction including Argentina by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the judgment, or in any other manner provided by law.

8.10.3 Nothing in this Agreement shall affect the right of IDB to commence legal proceedings or otherwise sue either Borrower in Argentina or any other appropriate jurisdiction, or concurrently in more than one jurisdiction, or to serve process, pleadings and other legal papers upon either Borrower in any manner authorized by the laws of any such jurisdiction.

8.10.4 By the execution and delivery of this Agreement, each of the Borrowers hereby irrevocably agrees to designate, appoint and empower CT Corporation System, with offices at 111 Eighth Avenue, 13th Floor, New York, N.Y. 10019, as its authorized agent solely to receive for and on its behalf service of summons or other legal process in any legal action, suit or proceeding in any court specified in Section 8.10.2 (Applicable Law and Jurisdiction).

8.10.5 Each of the Borrowers shall, for so long as this Agreement is in effect, maintain a duly appointed and authorized agent in New York, New York to receive for and on its behalf service of summons, complaint or other legal process in any legal action, suit or proceeding IDB may bring in the State of New York in respect of this Agreement or any other Financing Document to which such Borrower is a party and shall keep IDB advised of the identity and location of such agent.

8.10.6 Each of the Borrowers further irrevocably consents, if for any reason there is no authorized agent for service of process in New York, New York, to the service of process being made out of the courts referred to in Section 8.10.2 (Applicable Law and Jurisdiction) by mailing copies thereof by registered United States of America air mail, postage prepaid, to such Borrower at its address specified in Section 8.1 (Notices), and in such a case IDB shall also send by facsimile, or have sent by facsimile, a copy of such process to each Borrower.

8.10.7 Service of process in the manner provided in this Section 8.10 (Applicable Law and Jurisdiction) in any action, suit or proceeding shall be deemed personal service and accepted by each of the Borrowers as such and shall be valid and binding upon each Borrower for all the purposes of any such action suit or proceeding.

8.10.8 Each of the Borrowers irrevocably waives, to the fullest extent permitted by applicable law:

8.10.8.1	any objection that it may now or hereafter have to the laying of venue of any action, suit or proceeding brought in any court referred to in this Section;

8.10.8.2	any claim that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum; and

8.10.8.3	its right of removal of any matter commenced by IDB in the courts of the State of New York to any court of the United States of America.

8.10.9 To the extent that either Borrower may, in any action, suit or proceeding brought in any of the courts referred to in Section 8.10.2 (Applicable Law and Jurisdiction), any court of Argentina or elsewhere arising out of or in connection with this Agreement or any other Financing Document to which either Borrower is a party, be entitled to the benefit of any provision of law requiring IDB in such action (excepción de arraigo), suit or proceeding to post security for the costs of either Borrower or to post a bond or to take similar action, as the case may be, each of the Borrowers hereby irrevocably waives such benefit, in each case to the fullest extent now or hereafter permitted under the laws of Argentina or, as the case may be, the other jurisdiction in which such court is located.

8.10.10 To the extent that either Borrower may be entitled in any jurisdiction to claim for itself or its Property immunity in respect of its obligations under this Agreement or any other Financing Document to which either Borrower is a party from any suit, execution, attachment (whether provisional or final, in aid of execution, before judgment or otherwise) or other legal process or to the extent that in any jurisdiction that immunity (whether or not claimed) may be attributed to it or its Property, each of the Borrowers irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted now or in the future by the laws of such jurisdiction.

8.10.11 Each of the Borrowers hereby acknowledges that IDB shall be entitled under applicable law, including the terms of the International Organizations Immunities Act of 1945 (22 U.S.C. §288), to immunity from a trial by jury in any action, suit or proceeding arising out of or relating to this Agreement or any other Financing Document to which either Borrower is a party or the transactions contemplated hereby or thereby, brought against IDB in any court of the

United States of America. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE BORROWERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT TO WHICH EITHER BORROWER IS A PARTY OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, AND IN ANY COUNTERCLAIM THEREON, BROUGHT BY OR AGAINST IDB IN ANY FORUM IN WHICH IDB IS NOT ENTITLED TO IMMUNITY FROM TRIAL BY JURY. Each of the Borrowers agrees that the waivers set forth above shall have the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States of America (28 U.S.C. §§1602-1611) and are intended to be irrevocable and not subject to withdrawal for purposes of such Act.

Section 8.11 Term of Agreement.

This Agreement shall continue in force until the date on which IDB is satisfied that all amounts outstanding under the Financing Documents have been indefeasibly paid and discharged in full and neither Borrower has a right to request, and IDB is under no obligation to make, any further Disbursement.

Section 8.12 Set-Off.

In addition to any rights and remedies of IDB provided by applicable law, IDB shall have the right, without prior presentment, demand, protest or notice to either Borrower, any such presentment, demand, protest or notice being expressly waived by either Borrower to the extent permitted by applicable law, upon any Obligation becoming due and payable by each of the Borrowers (whether at the stated maturity, by acceleration or otherwise), to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by IDB to or for the credit of such Borrower. IDB shall promptly notify such Borrower after it makes any such set-off and application; provided that, failure to give such notice shall not affect the validity of such set-off and application.

Section 8.13 Entire Agreement.

This Agreement and the other Financing Documents represent the final and complete agreement of the parties hereto with respect to the financing of the Project, and all prior negotiations, representations, understandings, writings and statements of any nature with respect thereto are hereby superseded in their entirety by the terms of this Agreement and the other Financing Documents.

Section 8.14 No Third Party Beneficiaries.

The agreement of IDB to make the Loan to the Borrowers on the terms and conditions set forth in this Agreement and the other Financing Documents is solely for the benefit of each of the Borrowers, and no other Person shall have any rights hereunder against IDB with respect to the Loan, the proceeds thereof or otherwise.

Section 8.15 Waiver and Estoppel.

8.15.1 To the extent permitted by applicable law, each of the Borrowers hereby agrees that it will not at any time, in any manner whatsoever, claim, or take the benefit or advantage of, any appraisement, valuation, stay, extension, moratorium, turnover or redemption law, or any law permitting it to direct the order in which the Secured Property shall be sold, now or at any time hereafter in force, that may delay, prevent or otherwise affect the performance or enforcement of this Agreement or any other Financing Document, and to the extent permitted by applicable law, waives all benefit or advantage of all such laws, and each Borrower hereby covenants that it will not hinder, delay or impede the execution of any power granted to IDB in this Agreement or any other Financing Document but will suffer and permit the execution of every such power as though no such law were in force.

8.15.2 To the extent permitted by applicable law, each of the Borrowers, on behalf of itself and all who may claim through or under it, including any and all subsequent creditors, vendees, assignees and lienholders, waives and releases all rights to demand or to have any marshalling of the Secured Property upon any sale, whether made under any power of sale granted herein or in any other Financing Document or pursuant to judicial proceedings or upon any foreclosure or any enforcement of this Agreement or any other Financing Document and consents and agrees that all of the Secured Property may at any such sale be offered and sold as an entirety.

8.15.3 Each of the Borrowers waives, to the extent permitted by applicable law, presentment, demand, protest and any notice of any kind (except notices explicitly required hereunder or under any other Financing Document) in connection with this Agreement and the other Financing Documents, and with any action taken by IDB with respect to the Secured Property.

Section 8.16 Survival.

All representations and warranties made in this Agreement, in any other Financing Document and in any document, certificate or statement delivered pursuant hereto or in connection herewith and Sections 3.10 (Judgment Currency), 3.13 (Taxes), 3.14 (Costs, Expenses and Losses), 3.18 (Increased Costs), 3.20 (Reimbursement of Expenses), 8.3 (Indemnity), 8.6 (Confidential Information) and 8.10 (Applicable Law and Jurisdiction) and any related provisions of Article 1 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment in full or expiration or termination of the Loan or the termination of this Agreement or any other Financing Document or any provision hereof or thereof.

SCHEDULE 1

[intentionally deleted]

SCHEDULE 2

RELEVANT PERMITS

(See Section 4.1.4 (Relevant Permits) of this Agreement)

Section 1. Permits already obtained.

(a)	Pilagá:

(i) National Industrial Registry, registered under No. 288406-4;

(ii) Argentine National Customs, registered as importer and exporter;

(iii) National Institute of Seeds (INASE), National Register of Seed Trade and Supervision, Registration No. 1700/ABDEF;

(iv) National Service of Agri-alimentary Sanity and Quality, Office of International Trade (SENASA), registered as Commercial Operator under registry number: 10.402 as exporter and importer;

(v) Authorization by Resolution No. 042/2007, dated as of March 2, 2007 granted by the National Superintendence of Borders to purchase: (i) nine rural properties in the Department of Mercedes, Province of Corrientes; and (ii) twelve rural properties in Formosa, Province of Formosa.

(vi) Rice-growing project in the San Joaquin Establishment, registered before; (i) the National Secretary for Environment and Sustainable Development under file No. 02101¬00099161; and (ii) the National Secretary of Water under file No. 01801-0010209

(vii) Registration before the Institute of Water and Environment at the province of Corrientes; and

(viii) National Bureau of Agricultural Trade Control, registered under No. 88155-4.

(b)	Adeco:

(i) Argentine National Customs, registered as importer and exporter;

(ii) National Institute of Seeds (INASE), National Register of Seed Trade and Supervision, Registration No. 4498 / D;

(iii) National service of Agri-alimentary Sanity and Quality, Office of International Trade (SENASA), registered as Commercial Operator under registry number: 11.959 as importer;

(iv) Authorization by Resolution No. 65,963 dated as of January 20, 2004 granted by the National Superintendence of Borders to purchase the rural property denominated as San Agustin located at the Department of Curuzú Cuatia, Province of Corrientes.

(v) Categorization of the free stall “La Estabilidad”, under category No. 1(low environmental impact), and registration No. 02101-0007178-5

(vi) Registration before the Institute of Water and Environment at the province of Corrientes; and

(vii) National Bureau of Agricultural Trade Control, registered under No. 94557-9;

(ix) Provincia de Santa Fe, Secretaría de Medio Ambiente, resolution 057, July 13, 2011 (Molino Franck); and

(x) Dona Marina

(a)	ICAA resolution 466, dated September 7, 2010.

(b)	ICAA resolution 355, dated July 12, 2010.

(c)	ICAA resolution 377, dated July 19, 2011.

(d)	ICAA resolution 513, dated September 16, 2011.

(e)	Agreement with Vialidad Nacional, dated June 15, 2011.

(f)	ICAA resolution 157, dated April 15, 2011.

Section 2. Permits to be obtained prior to first Disbursement of the Third B Loan Tranche (if not already obtained)

Molino Franck

(i) Provincia de Santa Fe, Secretaría de Medio Ambiente, resolution 057, July 13, 2011.

Dona Marina

(a)	ICAA resolution 466, dated September 7, 2010.

(b)	ICAA resolution 355, dated July 12, 2010.

(c)	ICAA resolution 377, dated July 19, 2011.

(d)	ICAA resolution 513, dated September 16, 2011.

(e)	Agreement with Vialidad Nacional, dated June 15, 2011.

(f)	ICAA resolution 157, dated April 15, 2011.

SCHEDULE 3

MEMBER COUNTRIES OF IDB

Argentina	Israel
Austria	Italy
Bahamas	Jamaica
Barbados	Japan
Belgium	Republic of Korea
Belize	Mexico
Bolivia	Netherlands
Brazil	Nicaragua
Canada	Norway
Chile	Panama
China	Paraguay
Colombia
Costa Rica	Peru
Croatia	Portugal
Denmark	Slovenia
Dominican Republic	Spain
Ecuador	Suriname
El Salvador	Sweden
Finland	Switzerland
France	Trinidad and Tobago
Germany	United Kingdom
Guatemala	United States of America
Guyana	Uruguay
Haiti	Venezuela
Honduras

SCHEDULE 4

LIABILITIES

(See Section 4.1.10 (Financial Statements) of this Agreement)

Adeco Agropecuaria S.A.

Al 30/09/11 Local currency
PASIVO CORRIENTE
Comerciales	127.290.628
Préstamos	113.635.397
Remuneraciones y Cargas Soc	16.517.996
Cargas Fiscales	3.198.934
Otros	—
Previsiones	1.122.954

Total de pasivo corriente	261.765.909
PASIVO NO CORRIENTE
Comerciales	6.468.452
Préstamos	182.879.332
Cargas Fiscales	25.169.435

Total de pasivo no corriente	214.517.219

Guarantees Provided

Adeco Agropecuaria S.A. in favor to Usina Monte Alegre for an amount of 5,000,000 USD since April 2006. The remaining guarantee as of December 2008 is 1,000,000 USD due June 2009.

Adeco Agropecuaria S.A. in favor to Adeco Agropecuaria Brasil Ltda. for an amount of 1,000,000 USD since October 2006. The remaining guarantee as of December 2008 is 200,000 USD due may 2009.

Pilagá S.A.

Al 30/09/11 Local currency
PASIVO CORRIENTE
Comerciales	107.747.593
Préstamos	88.079.104
Remuneraciones y Cargas Soc	5.840.668
Cargas Fiscales	2.306.383
Otros	129.066
Previsiones	1.299.701

Total de pasivo corriente	205.402.515
PASIVO NO CORRIENTE
Comerciales	15.333.330
Préstamos	43.852.210
Cargas Fiscales	763.509

Total de pasivo no corriente	59.949.049

SCHEDULE 4

Other liabilities
Current
Dividends payables	22,250,005
Leasing payables	4,725,523
Labor lawsuits allowance	843,729
Others	—

27,819,257

Guarantees Provided

Adeco Agropecuaria S.A. in favor to Usina Monte Alegre for an amount of 5,000,000 USD since April 2006. The remaining guarantee as of December 2008 is 1,000,000 USD due June 2009.

Adeco Agropecuaria S.A. in favor to Adeco Agropecuaria Brasil Ltda. for an amount of 1,000,000 USD since October 2006. The remaining guarantee as of December 2008 is 200,000 USD due may 2009.

SCHEDULE 5

INSURANCE REQUIREMENTS

[Intentionally Deleted]

SCHEDULE 6

INFORMATION TO BE INCLUDED IN ANNUAL REVIEW OF OPERATIONS*

(See Section 6.3.3 (Annual Review of Operations) of this Agreement)

(1)	Indicators to measure the performance of the Project.

	Current Year End	Previous Year End	Baseline (2008)
Milk production (liters/cow/day)*			24 liters/cow/day
Rice production (tons)*			108,208 tons
Debt maturity profile			0.7 years
Number of employees (full time)*			945
Number of employees (part time)			NA
Number of employees (indirect, including those for outsourcing activities such as harvesting from third parties)			NA
Arable land for crop production			99,195

SCHEDULE 7

AFFILIATE TRANSACTIONS

(See Section 4.1.30 (Affiliate Transactions))

Adeco Agropecuaria S.A. (figures in local currency)

Receivables

Agroinvest S.A.	9.446.964
San Jose	2.496.544
Forsalta S.A.	854.360
Establecimientos El Orden S.A.	4.477.413
Cavok S.A.	4.202.429
Dinaluca	10.277.407

31.755.117

Payables
Bañado del Salado S.A.	1.199.655
Santa Regina Agropecuaria S.R.L.	32.171
Simoneta	64.455

1.296.280

Pilaga S.A. (figures in local currency)

Receivables
Bañado del Salado S.A.	1.470.925
Santa Regina Agropecuaria S.R.L.	606.354
Agroinvest S.A.	498.080
Cavok S.A.	9.403
Establecimientos El Orden S.A.	8.664
Forsalta S.A.	8.400
Dinaluca	1.369.907
Simoneta	2.100
Agroforestal	2.100
San Jose	8.400

3.984.333

Payables
Agroinvest S.A.	542.821
Bañado del Salado S.A.	472.129
Dinaluca	2.794
Forsalta S.A.	1.400
Agroforestal	1.400
Simoneta	1.400
Establecimientos El Orden S.A.	1.400
Santa Regina Agropecuaria S.R.L.	1.400
Cavok S.A.	1.400
San Jose	1.400

1.027.544

Guarantees Provided

Adeco Agropecuaria S.A. in favor to Usina Monte Alegre for an amount of 5,000,000 USD since April 2006. The remaining guarantee as of December 2008 is 1,000,000 USD due June 2009.

Adeco Agropecuaria S.A. in favor to Adeco Agropecuaria Brasil Ltda. for an amount of 1,000,000 USD since October 2006. The remaining guarantee as of December 2008 is 200,000 USD due may 2009.

SCHEDULE 8

CAPITAL EXPENDITURES

PART A: REQUIRED CAPITAL

EXPENDITURES

Investment Project	Company	Reference	Location
Free Stall project I	Adeco	Second stage	Cristophersen, Province of Santa Fe

Free Stall project II (deadline 2012)	Adeco	First and second stage	Cristophersen, Province of Santa Fe

ERP project	Adeco	Oracle ERP implementation

La Alegria project	Adeco	Farm acquisition	Villegas, Province of Buenos Aires

La Alegria project	Adeco	Working capital	Villegas, Province of Buenos Aires

SECCI project - Free stall facilities (deadline 2013)	Adeco	i) Cofinancing of studies and ii) investment in equipment: reduction of wastewater discharges and pollution and greenhouse gas control methods for livestock waste management (Ita Caabo, and Meridiano)	Cristophersen, Province of Santa Fe

San Joaquin project	Pilaga	Land transformation	Colonia San Joaquin, Prov. of Sta Fe

San Joaquin project	Pilaga	Working capital	Colonia San Joaquin, Province of Sta Fe

Investment Project	Company	Reference	Location
Feed Lot- El Meridiano	Pilaga	Investment in machinery and corrals	General Villegas, province of Buenos Aires

Feed Lot- El Meridiano	Pilaga	Working capital	General Villegas, Province of Buenos Aires

Feed Lot- Ita Caabo	Pilaga	Investment in machinery and corrals	Mercedes, Province of Corrientes

Feed Lot- Ita Caabo	Pilaga	Working capital	Mercedes, Province of Corrientes

Ita Caabo project	Pilaga	Land transformation	Mercedes, Province of Corrientes

Ita Caabo project	Pilaga	Working capital	Mercedes, Province of Corrientes

Ombu project	Pilaga	Land transformation	Laishí, Province of Formosa

Ombu project	Pilaga	Working capital	Laishí, Province of Formosa

Upgrade Molino UMA	Pilaga	Increase production capacity and pack. lines	Mercedes, Province of Corrientes

PART B: PERMITTED CAPITAL EXPENDITURES

Investment Project	Company	Reference	Location
Feed Lot- San Joaquin	Pilaga	Investment in machinery and corrals	Colonia San Joaquin, Province of Sta Fe

Feed Lot- San Joaquin	Pilaga	Working capital	Colonia San Joaquin, Province of Sta Fe

Galicia Warrant rice mill	Pilaga	Galicia plant’s acquisition	San Salvador, Province of Entre Rios

Land leases	Adeco	Increase’s Adeco production capacity throught the use of leased farms	To be defined as needed

Storage and drying facility project	Adeco	Handling, drying, and storage facility	Selva, Province of Santiago del Estero

PART C: NEW ELIGIBLE CAPITAL EXPENDITURES

Investment Project	Company	Reference	Location
Franck Mill	Pilaga	Mill construction	Franck, Santa Fe

Mil parts & maintenance	Pilaga	Mills parts, repairs and maintenance	Corrientes and Santa Fe

Dona Marina	Adeco	Land transformation	Corrientes

Grain storage plants	Adeco	New facility for storage	Corrientes, Santa Fe

Vehicles	Adeco/Pilaga	Fleet renewal	Corrientes, Santa Fe, Entre Rios

Headquarters BA	Adeco	New office layout	Buenos Aires

Hardware & software	Adeco	Oracle ERP update and manteinance	Buenos Aires

Farm Infrastructure	Pilaga	Investment in machinery -housing	Corrientes, Santa Fe

SCHEDULE 9

OUTSTANDING DEBT

[Schedule current as of December 19, 2008]

Debt to be Refinanced

Creditor	Borrower	Outstanding amount (Pesos)	Due date	Currency
Bco Nació	Adeco	(4,967,958)	16/12/2008	Pesos
Bco Standard	Adeco	(1,919,113)	19/12/2008	Pesos
Bco HSBC	Adeco	(3,370,000)	05/01/2009	USD
Bco HSBC	Adeco	(1,685,000)	05/01/2009	USD
Bco HSBC	Adeco	(6,300,006)	22/01/2009	USD
Bco HSBC	Adeco	(1,655,000)	04/01/2009	USD
Bco HSBC	Adeco	(4,717,500)	09/01/2009	USD
Bco HSBC	Adeco	(1,231,200)	13/12/2008	USD
Bco HSBC	Adeco	(3,052,000)	09/02/2008	USD
Bco HSBC	Adeco	(3,320,000)	18/01/2009	USD
Bco Standard	Adeco	(9,300,000)	17/10/2009	Pesos
Bco Standard	Adeco	(3,300,000)	15/05/2009	USD
Bco Patagonia	Adeco	(12,712,000)	04/03/2009	USD
Bco Superville	Adeco	(6,040,000)	19/12/2008	USD
Bco Frances	Adeco	(7,000,000)	19/01/2009	Pesos
Bco Santander Río	Adeco	(6,000,000)	22/12/2008	Pesos
Bco Santander Rio	Adeco	(2,500,000)	22/12/2008	Pesos
Bco Santander Rio	Adeco	(10,000,000)	23/04/2009	Pesos
Bco Comafi	Adeco	(3,132,000)	22/12/2008	USD
Bco Comafi	Adeco	(3,120,000)	23/12/2008	USD
Bco Comafi	Adeco	(3,063,000)	22/12/2008	USD
Bco Comafi	Adeco	(3,132,000)	22/12/2008	USD
Bco Galicia	Adeco	(8,268,338)	30/11/2008	USD
Bco Provincia	Adeco	(4,575,000)	03/01/2009	USD
Bco Itau	Adeco	(10,692,500)	23/12/2008	USD
Bco Itau	Adeco	(3,178,000)	23/12/2008	USD

Creditor	Borrower	Outstanding amount (Pesos)	Due date	Currency
Bco Itau	Adeco	(4,768,500)	30/12/2008	USD
Bco Itau	Adeco	(9,764,500)	10/02/2009	USD
Bco Ciudad	Adeco	(12,000,000)	14/01/2009	Pesos
Bco Bersa	Adeco	(3,000,000)	09/01/2009	Pesos
Bco Citi	Adeco	(20,000,000)	17/12/2008	USD
Galicia (Hipoteca)	Adeco	(361,000)	30/06/2010	Pesos
Bco Nación	Pilaga	(4,000,000)	18/12/2008	Pesos
Bco HSBC	Pilaga	(3,150,000)	22/12/2008	USD
Bco HSBC	Pilaga	(1,572,500)	09/01/2009	USD
Bco HSBC	Pilaga	(3,145,000)	17/12/2008	USD
Bco HSBC	Pilaga	(1,572,500)	17/12/2008	USD
Bco HSBC	Pilaga	(6,340,000)	11/01/2009	USD
Bco Comafi	Pilaga	(3,150,000)	19/12/2008	USD
Bco Comafi	Pilaga	(3,150,000)	23/12/2008	USD
Bco Comafi	Pilaga	(3,150,000)	22/12/2008	USD
Bco Galicia	Pilaga	(184,150)	07/11/2008	USD
Bco Galicia	Pilaga	(4,186,000)	30/12/2008	USD
Bco Provincia	Pilaga	(7,887,500)	16/04/2009	USD
Bco Frances	Pilaga	(6,000,000)	19/01/2009	Pesos
Bco Santander Río	Pilaga	(3,000,000)	17/04/2009	Pesos
Bco Itau	Pilaga	(15,145,000)	30/12/2008	USD
Bco BERSA	Pilaga	(5,000,000)	09/01/2009	Pesos
Bco Ciudad	Pilaga	(4,500,000)	16/02/2009	Pesos
Bco Itau	Pilaga	(4,570,000)	30/12/2008	USD
Bco Citi	Pilaga	(4,500,000)	29/12/2008	USD
Bco Superville	Pilaga	(6,420,000)	20/01/2009	USD
Bco Nación	Pilaga	(145,450)	30/06/2012	Pesos

SCHEDULE 10

EXISTING LIENS

i) First priority mortgage over San Agustin Farm, located in Curuzú Cuatiá, Province of Corrientes, , in favor of Banco de Galicia y Buenos Aires S.A. for the amount of U$S2,615,133

ii) Second priority mortgage over San Agustin Farm located in Curuzú Cuatiá, Province of Buenos Aires , in favor of the Banco Galicia Uruguay S.A. for the amount of U$S445,980.

iii) Gas Pipeline Right of Way over San Agustin Farm, located in Curuzú Cuatiá, Province of Corrientes, in favor of Transportadora de Gas del Mercosur S.A.

iv) Right of Way over La Alegria Farm, located in Villegas, Province of Buenos Aires, in favor of Los Huaincos M.L.S.A.

v) Electric Line Right of Way over Ita Caabo Farm, located in Mercedes, Province of Corrientes, in favor of Líneas Mesopotámicas S.A.

vi) First priority mortgage in favor of Banco Río de la Plata S.A. (currently denominated as “Banco Santander Río S.A”), dated as of: January 9th 1995, for the total amount of U$S137,004, registered under the following number: Volume 438 A, Page 75, Number 302415, for the plot A of “Carmen” farm, located in Diego de Alvear, Department of Gral Lopez (Domain number: Volume 498, Page 436, Number 307617)

vii) Drainage channel easement over La Rosa Farm, located in San Justo, Province of Santa Fe.

SCHEDULE 11

INTERCOMPANY SUBORDINATION TERMS

1. Subject to the provisions of paragraph 2 hereof, any and all future indebtedness and liability of any of the Borrowers to any member of the Group (other than the Borrowers) (such other members of the Group, individually and collectively, the “Subordinator”, and all of such future indebtedness and liability being herein collectively called “Subordinator Indebtedness”) shall hereafter be subordinated in right of payment to all present and future indebtedness and liability of the Borrowers to IDB under and in connection with this Agreement (the “Senior Indebtedness”). The Subordinator acknowledges and agrees in favour of IDB that the Subordinator will not hold any lien, mortgage or other charge of whatsoever nature or kind over the assets of any of the Borrowers as security for the Subordinator Indebtedness. All present and future security held by IDB as security for the Senior Indebtedness is referred to herein as the “Senior Security”.

2. Until the Senior Indebtedness has been paid in full, the Subordinator shall not, unless otherwise permitted pursuant to this Agreement or upon obtaining the prior written consent of IDB, claim, demand or receive from any of the Borrowers or any other source, payment of any Subordinator Indebtedness. Provided that no Default or Event of Default has occurred under this Agreement, any of the Borrowers may make normal course payments of principal and interest on the Subordinator Indebtedness to the Subordinator. The IDB or any of the Borrowers, as applicable, will advise the Subordinator of the occurrence of a Default or Event of Default at which point in time no further payments shall be made, received or accepted in respect of the Subordinator Indebtedness. For greater certainty, the Subordinator agrees that the Subordinator Indebtedness, including interest on the Subordinator Indebtedness, shall not, upon the occurrence of a Default or an Event of Default under this Agreement, be paid, withdrawn, forgiven or otherwise satisfied, but shall remain unpaid by the corresponding Borrower. If any amounts are received by the Subordinator or by any agent on account of any of the Subordinator Indebtedness after the occurrence of a Default or an Event of Default under the Loan Agreement, such amounts shall be held in trust by such person for IDB and forthwith paid to IDB on demand. The Subordinator shall not be entitled to exercise any right of set-off or combination of accounts it now has or hereafter may have in respect of any Subordinator Indebtedness.

3. As long as any Senior Indebtedness remains outstanding, the Subordinator shall not, without IDB’s prior written consent: (a) exercise or seek to exercise any right or remedy with respect to Subordinator Indebtedness including any collection or enforcement right or remedy; or (b) institute any action or proceeding against the corresponding Borrower or to enforce or with respect to any such right or remedy including without limitation any possession, sale or foreclosure action; or (c) contest, protest or object to any enforcement proceeding or other action commenced by IDB, any other exercise by IDB of any right or remedy under any Security Document or at law, or any application by IDB of monies or proceeds.

4. As long as any Senior Indebtedness remains outstanding, the Subordinator shall not, without the prior written consent of IDB, sell, assign or otherwise transfer, in whole or in part,

any Subordinator Indebtedness (or ask for or obtain any negotiable paper or other evidence of any Subordinator Indebtedness) or any interest therein to any person, or create, incur or permit to exist any security interest, lien, charge, hypothecary interest or other encumbrance whatsoever in or affecting any Subordinator Indebtedness in favor of any person unless: (a) such action is made expressly subject to this Terms of Subordination; and (b) such person delivers to IDB a written agreement to be bound by all provisions of this Terms of Subordination.

SCHEDULE 12

Lease Agreements

(i) the Lease Agreement, effective as of January 1, 2010, between Adeco and Santa Regina Agropecuaria S.R.L.;

(ii) the Lease Agreement, effective as of January 1, 2010, between Adeco and Agrícola Ganadera San Jose S.R.L.;

(iii) the Lease Agreement, effective as of January 1, 2010, between Adeco and Agroinvest S.A.;

(iv) the Lease Agreement, effective as of January 1, 2010, between Adeco and Forsalta S.A.;

(v) the Lease Agreement, effective as of January 1, 2010, between Adeco and Bañado del Salado S.A;

(vi) the Lease Agreement, effective as of July 1, 2010, between Adeco and Cavok S.A.; and

(vii) the Lease Agreement, effective as of July 1, 2010, between Adeco and Establecimiento El Orden S.A

SCHEDULE 13

PRELIMINARY COMPLEMENTARY ENVIRONMENTAL, SOCIAL, HEALTH AND

SAFETY (ESHS) ACTION PLAN

[see attachment included after this page]

SCHEDULE 14

REPAYMENT SCHEDULE

A- loan
Year	Date	Capital payment	Outstanding
2011	11/1/2011 11/15/2011	0.00 2,416,179.00	22,416,179.00 20,000,000.00
2012	5/15/2012 11/15/2012	0.00 1,538,461.00	20,000,000.00 18,461,539.00
2013	5/15/2013 11/15/2013	1.538.461.00 1.538.461.00	16.923.078.00 15.384.617.00
2014	5/15/2014 11/15/2014	1.538.461.00 1.538.461.00	13.846.156.00 12.307.695.00
2015	5/15/2015 11/15/2015	1.538.461.00 1.538.461.00	10.769.234.00 9.230.773.00
2016	5/15/2016 11/15/2016	1.538.461.00 1.538.461.00	7.692.312.00 6.153.851.00
2017	5/15/2017 11/15/2017	1.538.461.00 1.538.461.00	4.615.390.00 3.076.929.00
2018	5/15/2018 11/15/2018	1.538.461.00 1.538.468.00	1,538,468.00 0.00

B-loan
Year	Date	Capital payment	Outstanding
2011	11/1/2011 11/15/2011	0.00 0.00	29,166,480.00 60,000,000.00
2012	5/15/2012 11/15/2012	0.00 6,666,666.00	60,000,000.00 53,333,334.00
2013	5/15/2013 11/15/2013	6,666,666.00 6,666,666.00	46,666,668.00 40,000,002.00
2014	5/15/2014 11/15/2014	6,666,666.00 6,666,666.00	33.333.336.00 26.666.670.00
2015	5/15/2015 11/15/2015	6,666,666.00 6,666,666.00	20,000,004.00 13,333,338.00
2016	5/15/2016 11/15/2016	6,666,666.00 6,666,672.00	6,666,672.00 0.00

EXHIBIT 1

FORM OF DISBURSEMENT REQUEST

(See Section 3.2 (Disbursement Procedure) of this Agreement)

[BORROWER’S LETTERHEAD]

[Date]

Inter-American Development Bank

1300 New York Avenue, N.W.

Washington, D.C. 20577

United States of America

Attn: Private Sector Department, Portfolio Management Unit

Ladies and Gentlemen:

Loan No. 2028A/OC-AR

Request for Loan Disbursement No. [            ]*

1.	Reference is made to the Original Loan Agreement as amended by the Offer 02/2011 dated as of November [ ], 2011, sent by Inter-American Development Bank (IDB) to Adeco Agropecuaria S.A. and Pilaga S.A. (the Borrowers), and accepted by the Borrowers on November [ ], 2011 (such amended agreement, the Amended Loan). Capitalized terms used but not defined in this request have the meanings assigned to them in the Amended Loan. The rules of interpretation set forth in Section 1.2 (Interpretation) of the Amended Loan shall apply to this request.

2.	The Borrowers irrevocably request disbursement on [ , ] (or as soon as practicable thereafter) of the amount of [ Dollars ($ )] under the Loan (the Disbursement) consisting of a B Loan Disbursement in the amount of [ Dollars ($ )], in accordance with Section 3.2 (Disbursement Procedure) of the Loan Agreement. IDB is requested to pay such amount to the account in [the City of New York] of [name of Borrower], Account No at [name and address of bank] for further credit to [insert name of relevant Borrowers]’s Account No. at [name and address of bank] in [city and country].

*	Each to be numbered in series.

3.

[Enclosed is a signed[, stamped] but undated receipt for the amount of the Disbursement. The Borrowers authorize you to date such receipt with the Disbursement Date.][1] OR [Immediately upon receipt of the disbursed funds, the Borrower shall deliver to IDB a receipt therefor substantially in the form of Exhibit 2 (Form of Disbursement Receipt) to the Amended Loan.][2]

4.	The Borrowers certify that all conditions set forth in Section 5.2 (Conditions of all Disbursements) and Section 5.3 (Conditions of all Disbursements) of the Amended Loan have been satisfied. For the avoidance of doubt, for the purpose of Section 5.2 (Conditions of all Disbursements) and Section 5.3 (Conditions Precedent to the Third B Loan Tranche Disbursement) of the Amended Loan, the Borrowers hereby certify as follows:

(a) no Event of Default and no Potential Event of Default has occurred and is continuing;

(b) the representations and warranties made in Article (iv) of the Amended Loan are true and correct in all material respect on and as of the date of this request and will be true on the date of the Disbursement of the Loan with the same effect as if such representations and warranties has been made on and as of each such date;

(c) since the date of the Amended Loan, nothing has occurred which has or could reasonably be expected to have a Material Adverse Effect;

(d) since December 31, 2007, neither Borrower has incurred any material loss or liability (except such liabilities as may be incurred in accordance with Section 6.2 (Negative Covenants);

(e) the Borrowers are in compliance with the Financial Ratios set forth in Section 6.2.3 of the Amended Loan;

(f) each Financing Document remains in full force and effect in accordance with its terms;

(g) the proceeds of the Disbursement are needed by the Borrowers for the purpose described in Section 2.1 of the Amended Loan and within twelve (12) months of the date of this request (other than with respect to the Free Stall Project II and the SECCI Projects); and

(h) arrangements have been put into place for the repayment of not less than thirty five million Dollars ($35,000,000) of the Outstanding Debt from the proceeds of the Disbursement.

5.	The above certifications are effective as of the date hereof and shall continue to be effective as of the Disbursement Date for this Disbursement. If any certification is no longer valid as of or prior to such Disbursement Date, the Borrowers will notify IDB immediately and, on demand, repay the Disbursement (or any portion thereof) if the Disbursement is made prior to IDB’s receipt of such notice.

[1]	To be used if Borrower does not object to delivering an undated receipt simultaneously with the Disbursement Request. See Section 3.2.1 (Disbursement Procedure).
[2]	To be used if Borrower objects to delivering an undated receipt simultaneously with the Disbursement Request. See footnote to Section 3.2.1 (Disbursement Procedure). The text in this section 3 should track the text used in Section 3.2.1 (Disbursement Procedure).

Yours truly,

[ADECO AGROPECUARIA S.A.]/[PILAGÀ S.A.]

By:
Authorized Representative[3]

[3]	As named in the Borrower’s Certificate of Incumbency and Authority. See Exhibit 4 (Form of Certificate of Incumbency and Authority).

EXHIBIT 1

ANNEX A TO DISBURSEMENT REQUEST DATED [                    ]

Loan Number: 2028A/OC-AR

Disbursement Number: [            ]

GOODS / SERVICES	COUNTRY OF ORIGIN	% CONTENT VIS- À-VIS A LOAN DISBURSEMENT	AMOUNT (US$)

TOTAL LOAN DISBURSEMENT		100%

EXHIBIT 2

FORM OF DISBURSEMENT RECEIPT

(See Section 3.2 (Disbursement Procedure) of this Agreement)

[BORROWER’S LETTERHEAD]

Inter-American Development Bank

1300 New York Avenue, N.W.

Washington, D.C. 20577

United States of America

Attn: Private Sector Department, Portfolio Management Unit

Ladies and Gentlemen:

Loan No. 2028A/OC-AR (the Loan)

Disbursement Receipt No. [    ]1

We, Adeco Agropecuaria S.A., Pilaga S.A. (the Borrowers), hereby acknowledge receipt on the date hereof, of the sum of                      Dollars ($            ) disbursed to us by Inter-American Development Bank (IDB) under the Loan of             Dollars ($            ) provided for in the loan. Of this sum,                     Dollars ($            ) is an A Loan Disbursement and                     is a B Loan Disbursement.

Yours truly,

[ADECO AGROPECUARIA S.A.]/[PILAGÁ S.A.]

By:
Authorized Representative[2]

[1]	To correspond with the number of the Disbursement Request. See Exhibit 1 (Form of Disbursement Request).
[2]	As named in the Borrower’s Certificate of Incumbency and Authority. See Exhibit 4 (Form of Certificate of Incumbency and Authority).

EXHIBIT 3

FORM OF CERTIFICATE OF INCUMBENCY AND AUTHORITY

(See Section 5.1.4 (Incumbency of the Borrowers) of this Agreement)

[BORROWER’S LETTERHEAD]

Inter-American Development Bank

1300 New York Avenue, N.W.

Washington, D.C. 20577

United States of America

Attn: Private Sector Department, Portfolio Management Unit

Ladies and Gentlemen:

Loan No. 2028A/OC-AR

Certificate of Incumbency and Authority

Reference is made to the Original Loan Agreement as amended by the Offer 02/2011 dated as of November [    ], 2011, sent by Inter-American Development Bank (IDB) to Adeco Agropecuaria S.A., and Pilaga S.A. (the Borrowers), and accepted by the Borrowers on November [    ], 2011 (such amended agreement, the Amended Loan). Capitalized terms used but not defined in this certificate have the meanings assigned to them in the Amended Loan.

I, the undersigned [Chairman/Director] of [insert name of applicable Borrower], duly authorized to do so, hereby certify that the following are the names, offices and true specimen signatures of the persons each of whom are, and will continue to be, authorized:

(1)	to sign on [insert name of applicable Borrower]s behalf, the Disbursement Requests provided for in Section 3.2 (Disbursement Procedure) of the Amended Loan;

(2)	to sign on [insert name of applicable Borrower]s behalf, the certifications provided for in the definitions of Environmental and Social Compliance Report and Section 5.1 (Conditions Precedent to First Disbursement), Section 6.3 (Information) and Section 6.4 (Budgets) of the Amended Loan; and

(3)	to take any other action required or permitted to be taken, done, signed or executed on [insert name of applicable Borrower]’s behalf, under the Financing Documents or any other agreement to which [insert name of applicable Borrower] and IDB may be parties.

Name Office	Specimen Signature

IDB may assume that any such person continues to be so authorized until IDB receives authorized notice from [insert name of applicable Borrower] that they, or any one of them, are no longer authorized.

Yours truly,

[ADECO AGROPECUARIA S.A.]/[PILAGÁ S.A.]

By:
[Chairman/Director]

EXHIBIT 4

FORM OF AUTHORIZATION TO AUDITORS

[BORROWER’S LETTERHEAD]

(See Section 5.1.11 (Authorization of Auditors) of this Agreement)

[NAME OF AUDITORS]

[ADDRESS]

Ladies and Gentlemen:

Reference is made to the Original Loan Agreement as amended by the Offer 02/2011 dated as of November [_], 2011, sent by Inter-American Development Bank (IDB) to Adeco Agropecuaria S.A. and Pilaga S.A. (the Borrowers), and accepted by the Borrowers on November [    ], 2011 (such amended agreement, the Amended Loan). For your information, we enclose a copy of the Amended Loan. Capitalized terms used but not defined in this certificate have the meanings assigned to them in the Amended Loan.

We authorize and request you to send two (2) copies of our audited Financial Statements for each Financial Year to IDB to enable us to satisfy our obligation to IDB under Section 6.3.1.1 (Audited Annual Financial Statements) of the Amended Loan. When submitting the same to IDB, please also send, at the same time, a copy of your full audit report on such accounts to IDB.

Please note that, under Sections 6.3.1.2.1 and 6.3.1.2.2 (Audited Annual Financial Statements), and 6.3.5 (Communications with Auditors) of the Amended Loan, we are obliged to provide IDB with:

(a)	a certificate from you certifying that in making your examination, you obtained no knowledge of any Default, except as specified in such certificate;

(b)	a certificate from you certifying that, based on such Financial Statements and information reviewed in connection with the audit, we are in compliance with Sections 6.1.4 (Systems; Books and Records) (solely after May 31, 2009), 6.2.2 (Permitted Indebtedness), 6.2.8 (Purchase of Assets), 6.2.13 (Scope of Business), 6.2.14 (Accounting Changes), and 6.2.15 (Prepayment) of the Amended Loan during the applicable period and as of the end of that Financial Year, as relevant, or specifying any non-compliance; and

(c)	a copy of any management letter or other communication from you to us or our management commenting, with respect to the relevant Financial Year, on, among other things, the adequacy of in relation to our financial control procedures and accounting and other systems, our management information systems or our accounts.

Please also submit each such communication and report to IDB with the audited accounts.

For our records, please ensure that you send to us a copy of every written communication that you receive from IDB immediately upon receipt and a copy of each reply made by you immediately upon issuance of that reply.

Yours truly,

[ADECO AGROPECUARIA S.A.]/[PILAGÁ S.A.]

By:
Authorized Representative[1]

ACKNOWLEDGED AND AGREED:

[NAME OF AUDITORS]

By:
Authorized Representative

Enclosure: IDB Loan Agreement

cc:	Inter-American Development Bank

1300 New York Avenue, N.W.

Washington, D.C. 20577

United States of America

Attn: Private Sector Department, Portfolio Management Unit

[1]	As named in the Borrower’s Certificate of Incumbency and Authoruty. See Exhibit 3 (Form of Certificate of Incumbency and Authority).

EXHIBIT 5

FORM OF BORROWER’S CERTIFICATE REGARDING

ORGANIZATIONAL DOCUMENTS

(See Section 5.1.2 (Organizational Documents) of this Agreement)

Inter-American Development Bank

1300 New York Avenue, N.W.

Washington, D.C. 20577

United States of America

Attn: Private Sector Department, Portfolio Management Unit Ladies and Gentlemen:

Loan No. 2028A/OC-AR

Certificate Regarding Organizational Documents

1. Reference is made to the Original Loan Agreement as amended by the Offer 02/2011 dated as of November [    ], 2011, sent by Inter-American Development Bank (IDB) to Adeco Agropecuaria S.A. and Pilaga S.A. (the Borrowers), and accepted by the Borrowers on November [    ], 2011 (such amended agreement, the Amended Loan). Capitalized terms used but not defined in this certificate have the meanings assigned to them in the Amended Loan.

2. Copies of the following documents are attached, which documents constitute all of the Organizational Documents of [insert name of applicable Borrower]:1

2.1

2.2

3.	[insert name of applicable Borrower] certifies that:

3.1	the attached copies of the Organizational Documents are true and complete copies of the respective originals; and

3.2	no proceedings have been commenced to amend any of the Organizational Documents.

[1]	This should reflect the list of Organizational Documents of the Borrower produced by Borrower’s local counsel and concurred in by IDB’s local counsel.

Yours truly,

[ADECO AGROPECUARIA S.A.]/[PILAGÁ S.A.]

By:
Authorized Representative[2]

[2]	As named in the Borrower’s Certificate of Incumbency and Authority. See Exhibit 3 (Form of Certificate of Incumbency and Authority).

EXHIBIT 6

FORM OF BORROWER’S CERTIFICATE ON DISTRIBUTION OF

RESTRICTED PAYMENTS

(See Section 6.2.1 (Limitation on Restricted Payments) of this Agreement)

[BORROWER’S LETTERHEAD]

[Date]

Inter-American Development Bank

1300 New York Avenue, N.W.

Washington, D.C. 20577

United States of America

Attn: Private Sector Department, Portfolio Management Unit

Ladies and Gentlemen:

Loan No. 2028A/OC-AR

Certification on Distribution of Restricted Payments

1.	Reference is made to the Original Loan Agreement as amended by the Offer 02/2011 dated as of November [ ], 2011, sent by Inter-American Development Bank (IDB) to Adeco Agropecuaria S.A., Pilagá S.A. (the Borrowers) and accepted by the Borrowers on November [ ], 2011 (such amended agreement, the Amended Loan). Capitalized terms used but not defined in this certificate have the meanings assigned to them in the Amended Loan.

2.	This is to inform IDB that [insert name of applicable Borrower] plans to make a Restricted Payment in the form of [describe type of Restricted Payment] in the aggregate amount of Dollars ($ ). Pursuant to Section 6.2.1 (Limitations on Restricted Payments) of the Amended Loan, [insert name of applicable Borrower] hereby certifies that, as at the date hereof:[1]

2.1	the Restricted Payment is [insert amount], will be made on [date], which is a Restricted Payment Date;

2.2	no Default has occurred and is continuing or would exist after the making of this Restricted Payment;

[1]	See footnotes to Section 6.2.1 (Limitations on Restricted Payments) regarding applicability of following paragraphs.

[2]2.3

the Historical Debt Service Coverage Ratio and the Projected Debt Service Coverage Ratio as of the date of such proposed Restricted Payment Date are equal to or higher than 1.3:1.0 on a Combined Basis;

2.4	the Total Liabilities to Equity Ratio as at the end of the most recent financial quarter for which financial statements have been delivered under Section 6.3.1 (Audited Annual Financial Statements) is less than or equal to 0.9:1.0 for each Borrower on an individual basis;

2.5	the Debt to EBITDA as at the most recent financial quarter date for which financial statements have been delivered under Section 6.3.1 (Audited Annual Financial Statements) is less than or equal to 2.75:1.0 on a Combined Basis;

2.6	the Loan Coverage Ratio is equal to or higher than 1.5:1.0 for each Borrower on an individual basis;

2.7	the first principal repayment of the Loan has been made; and

2.8	this Certificate is being delivered to IDB no later than thirty (30) days prior to the proposed Restricted Payment Date.

3.	[insert name of applicable Borrower] undertakes not to give effect to the Restricted Payment or any part thereof if, at the time of so doing or after giving effect to it, [insert name of applicable Borrower] could not certify the matters referred to in Section 2 of this certificate.

Yours truly,

[ADECO AGROPECUARIA S.A.]/[PILAGÁ S.A.]

By:
Authorized Representative[3]

[2]	The deleted paragraph is duplicative of the immediately following paragraph.
[3]	As named in the Borrower’s Certificate of Incumbency and Authority. See Exhibit 3 (Form of Certificate of Incumbency and Authority).

138

EXHIBIT 7

FORM OF SERVICE OF PROCESS LETTER

[PROCESS AGENT’S LETTERHEAD]

(See Section 8.10 (Applicable Law and Jurisdiction) of this Agreement)

[Date]

Inter-American Development Bank

1300 New York Avenue, N.W.

Washington, D.C. 20577

United States of America

Attn: Private Sector Department, Portfolio Management Unit

Ladies and Gentlemen:

Loan No. 2028A/OC-AR

Agency for Service of Process

1.	Reference is made to the Original Loan Agreement as amended by the Offer 02/2011 dated as of November [ ], 2011, sent by Inter-American Development Bank (IDB) to Adeco Agropecuaria S.A. and Pilaga S.A. (the Borrowers), and accepted by the Borrowers on November [ ], 2011 (such amended agreement, the Amended Loan). Capitalized terms used but not defined in this certificate have the meanings assigned to them in the Amended Loan.

2.	Pursuant to Section 8.10 (Applicable Law and Jurisdiction) of the Amended Loan, the Borrower has irrevocably designated and appointed the undersigned [ ], whose offices are currently located at [ ], New York, as its authorized agent solely to receive for and on [insert name of applicable Borrower]’s behalf, service of summons or other legal process in any legal action, suit or proceeding in any court specified in Section 8.10.2 (Applicable Law and Jurisdiction) of the Amended Loan.

3.	The undersigned informs you that it has irrevocably and unconditionally accepted that appointment as process agent as set forth in Section 8.10 (Applicable Law and Jurisdiction) of the Amended Loan from [date] until [date] and agrees with IDB that the undersigned shall (i) inform IDB promptly in writing of any change in the address of the undersigned in New York, (ii) perform its obligations as process agent in accordance with the relevant terms of Section 8.10 (Applicable Law and Jurisdiction) of the Amended Loan, and (iii) promptly forward to the Borrower any legal process received by the undersigned in its capacity as process agent.

4.	As process agent, the undersigned and its successors shall discharge the above-mentioned obligations and shall not refuse fulfillment of such obligations as provided in Section 8.10 (Applicable Law and Jurisdiction) of the Amended Loan.

Yours truly,

[NAME OF PROCESS AGENT]

By:
Name:
Title:

cc:	[ADECO AGROPECUARIA S.A.]/[PILAGÁ S.A.]
[ADDRESS OF BORROWER]

EXHIBIT 8

FORM OF A LOAN PROMISSORY NOTE

(See Section 3.25 (Notes) of this Agreement)

PAGARÉ

[Provincia de Buenos Aires]/[Provincia de Santa Fe], [            ] de [            ] de 200 [    ] Por U$S[Amount]

POR VALOR RECIBIDO en efectivo a nuestra entera satisfaction, ADECO AGROPECUARIA S.A. y PILAGÁ S.A. (los “Libradores”), obligándose en forma irrevocable e incondicional como codeudores solidarios, en los términos de los artículos 699 y siguientes del Código Civil de la República Argentina, con domicilio en forma conjunta en [            ], ([            ]) Ciudad Autonoma de Buenos Aires, pagaremos incondicionalmente, A LA VISTA Y SIN PROTESTO (artículo 50 decreto-ley 5.965/63) a INTER-AMERICAN DEVELOPMENT BANK (“IDB”), en sus oficinas sitas en [            ], no a la orden, la suma de U$S [Amount in Numbers] (dólares estadounidenses billete [Amount in Words]), el día en que el presente Pagaré fuere presentado para su cobro (la “Fecha de Pago”). Dicho pago se realizará indefectiblemente en dólares estadounidenses billete (clausula de pago efectivo en moneda extranjera, Artículo 44, tercer párrafo, del decreto-ley 5.965/63 de la República Argentina) a IDB en su cuenta [            ]. Se deja ampliado el plazo de presentation de este pagaré para su pago hasta el día [            ] en los términos del artículo 36 del decreto-ley 5.965/63.

En caso de incumplimiento en el pago de los montos adeudados bajo el presente Pagaré en la Fecha de Pago, se incurrirá en mora de pleno derecho, sin necesidad de interpelación previa alguna.

A partir de la fecha en la cual este pagaré sea presentado para su cobro, el capital de este pagaré devengará un interés punitorio del [Interest Rate]% ([Interest Rate in Words] por ciento) anual hasta la fecha del efectivo pago.

Todos los montos adeudados en virtud del presente Pagaré serán pagados libres de, y sin deducciones por, impuestos, contribuciones, tasas, gastos, derechos, y/o retenciones, presentes o futuros, de cualquier naturaleza o tipo, sean estos de jurisdictión nacional o provincial de la Repùblica Argentina, o tributos cobrados por cualquier autoridad impositiva de la Repùblica Argentina o por cualquier otro país o jurisdictión a través de la cual se efectuaren pagos bajo el presente. En caso de ser aplicable algún impuesto, contributión, tasa, cargo, gasto, derecho y/o retention de la índole mencionada, éste será pagado exclusivamente por los Libradores.

Los Libradores renuncian expresa e irrevocablemente a:

(i) interponer o invocar todas las excepciones previstas para el juicio ejecutivo excepto la exception de pago total o parcial fundada en documento escrito emanado de IDB.

(ii) la excepción de arraigo, y

(iii) a recusar sin expresión de causa al juzgado interviniente en la eventual ejecución de este pagaré.

Para todos los efectos legales derivados de este pagaré, los Libradores constituyen domicilio especial en el lugar indicado en el encabezamiento de este pagaré, donde serán válidas todas las notificaciones que en el mismo se practiquen y tendrá el carácter de domicilio constituido para todos los efectos judiciales de los términos del artículo 40 y concordantes del Código Procesal, Civil y Comercial de la Nación.

Toda controversia que se suscite con motivo de este Pagaré, su validez, interpretación, cumplimiento y/o incumplimiento sera sometida a los Tribunales Ordinarios de Primera Instancia con competencia en materia comercial de la Ciudad de Autonoma Buenos Aires, con expresa renuncia a cualquier otro fuero o jurisdictión.

Las sumas adeudadas en virtud de este pagaré se encuentran garantizadas por [DESCRIPTION OF MORTGAGES]

Este Pagaré se regirá por, y deberá ser interpretado de acuerdo con, el derecho argentino, especialmente el decreto-ley 5.965/63 de la Argentina.

ADECOAGROPECUARIA S.A.

Nombre:
Cargo:

PILAGÀ S.A.

Nombre:
Cargo:

EXHIBIT 9

FORM OF B LOAN PROMISSORY NOTE

(See Section 3.25 (Notes) of this Agreement)

PAGARÉ

[Provincia de Buenos Aires]/[Provincia de Santa Fe], [            ] de [            ] de 200 [    ] Por U$S[Amount]

POR VALOR RECIBIDO en efectivo a nuestra entera satisfactión, ADECO AGROPECUARIA S.A. y PILAGÀ S.A. (los “Libradores”), obligándose en forma irrevocable e incondicional como codeudores solidarios, en los tórminos de los artículos 699 y siguientes del Código Civil de la República Argentina, con domicilio en forma conjunta en [            ], ([            ]) Ciudad Autónoma de Buenos Aires, pagaremos incondicionalmente, A LA VISTA Y SIN PROTESTO (artículo 50 decreto-ley 5.965/63) a INTER-AMERICAN DEVELOPMENT BANK (“IDB”), en sus oficinas sitas en [            ], no a la orden, la suma de U$S [Amount in Numbers] (dólares estadounidenses billete [Amount in Words]), el día en que el presente Pagaré fuere presentado para su cobro (la “Fecha de Pago”). Dicho pago se realizará indefectiblemente en dólares estadounidenses billete (clausula de pago efectivo en moneda extranjera, Artículo 44, tercer párrafo, del decreto-ley 5.965/63 de la República Argentina) a IDB en su cuenta [            ]. Se deja ampliado el plazo de presentation de este pagaré para su pago hasta el día [            ] en los términos del artículo 36 del decreto-ley 5.965/63.

En caso de incumplimiento en el pago de los montos adeudados bajo el presente Pagaré en la Fecha de Pago, se incurrirá en mora de pleno derecho, sin necesidad de interpelación previa alguna.

A partir de la fecha en la cual este pagaré sea presentado para su cobro, el capital de este pagaré devengará un interés punitorio del [Interest Rate]% ([Interest Rate in Words] por ciento) anual hasta la fecha del efectivo pago.

Todos los montos adeudados en virtud del presente Pagaré serán pagados libres de, y sin deducciones por, impuestos, contribuciones, tasas, gastos, derechos, y/o retenciones, presentes o futuros, de cualquier naturaleza o tipo, sean estos de jurisdictión nacional o provincial de la República Argentina, o tributos cobrados por cualquier autoridad impositiva de la República Argentina o por cualquier otro país o jurisdictión a través de la cual se efectuaren pagos bajo el presente. En caso de ser aplicable algún impuesto, contributión, tasa, cargo, gasto, derecho y/o retention de la índole mencionada, este sera pagado exclusivamente por los Libradores.

Los Libradores renuncian expresa e irrevocablemente a:

(i) interponer o invocar todas las excepciones previstas para el juicio ejecutivo excepto la exception de pago total o parcial fundada en documento escrito emanado de IDB.

(ii) la excepción de arraigo, y

(iii) a recusar sin expresión de causa al juzgado interviniente en la eventual ejecución de este pagaré.

Para todos los efectos legales derivados de este pagaré, los Libradores constituyen domicilio especial en el lugar indicado en el encabezamiento de este pagaré, donde serán válidas todas las notificaciones que en el mismo se practiquen y tendrá el carácter de domicilio constituido para todos los efectos judiciales de los términos del artículo 40 y concordantes del Código Procesal, Civil y Comercial de la Nación.

Toda controversia que se suscite con motivo de este Pagaré, su validez, interpretación, cumplimiento y/o incumplimiento sera sometida a los Tribunales Ordinarios de Primera Instancia con competencia en materia comercial de la Ciudad de Autonoma Buenos Aires, con expresa renuncia a cualquier otro fuero o jurisdicción.

Las sumas adeudadas en virtud de este pagaré se encuentran garantizadas por [DESCRIPTION OF MORTGAGES]

Este Pagaré se regirá por, y deberá ser interpretado de acuerdo con, el derecho argentino, especialmente el decreto-ley 5.965/63 de la Argentina.

ADECOAGROPECUARIA S.A.

Nombre:
Cargo:

PILAGÀ S.A.

Nombre:
Cargo: